     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2000



                                                      REGISTRATION NO. 333-33558

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               VARIAGENICS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8731                           04-3182077
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or organization)     Classification Code Number)          Identification Number)

                            ------------------------

                               VARIAGENICS, INC.
                              60 HAMPSHIRE STREET
                              CAMBRIDGE, MA 02139
                                 (617) 588-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                TAYLOR J. CROUCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               VARIAGENICS, INC.
                              60 HAMPSHIRE STREET
                              CAMBRIDGE, MA 02139
                                 (617) 588-5300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          JEFFREY M. WIESEN, ESQ.                       R.W. SMITH, JR., ESQ.
        PETER T. BUTTERFIELD, ESQ.                PIPER MARBURY RUDNICK & WOLFE LLP
        MINTZ, LEVIN, COHN, FERRIS,                       6225 SMITH AVENUE
          GLOVSKY AND POPEO, P.C.                     BALTIMORE, MARYLAND 21209
           ONE FINANCIAL CENTER                            (410) 580-3000
        BOSTON, MASSACHUSETTS 02111
              (617) 542-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF           AMOUNT TO BE             OFFERING PRICE          AGGREGATE OFFERING            AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)              PER SHARE(2)                PRICE(2)            REGISTRATION FEE(3)
Common Stock, $0.01 par
  value per share.........          5,750,000                   $13.00                 $74,750,000                 $19,734



(1) Includes 750,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.



(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.



(3) We paid a fee of $26,400 in connection with the initial filing on March 29, 2000.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 26, 2000



                                5,000,000 Shares


                                     [LOGO]

                                  Common Stock

                                   ---------


    Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $11.00 and $13.00 per share. We have applied to have our common stock approved for quotation on The Nasdaq Stock Market's National Market under the symbol "VGNX."



    The underwriters have an option to purchase up to a maximum of 750,000 additional shares to cover over-allotments of shares.



    Investing in our common stock involves risks. See "Risk Factors" on page 8.


                                                                               Underwriting
                                                            Price to           Discounts and         Proceeds to
                                                             Public             Commissions          Variagenics
                                                       -------------------  -------------------  -------------------
Per Share............................................                    $                    $                    $
Total................................................                    $                    $                    $


    Delivery of the shares of common stock will be made on or about         ,
2000.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                                       Chase H&Q

                                                                        SG Cowen


                 The date of this prospectus is         , 2000.

                                     [LOGO]

                                 --------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      4
RISK FACTORS..........................      8
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................     20
TRADEMARKS............................     20
USE OF PROCEEDS.......................     21
DIVIDEND POLICY.......................     21
CAPITALIZATION........................     22
DILUTION..............................     23
SELECTED FINANCIAL DATA...............     24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     26
BUSINESS..............................     32
MANAGEMENT............................     46



                                          PAGE
                                        --------

TRANSACTIONS WITH EXECUTIVE OFFICERS,
  DIRECTORS AND FIVE PERCENT
  STOCKHOLDERS........................     58
PRINCIPAL STOCKHOLDERS................     59
DESCRIPTION OF CAPITAL STOCK..........     62
SHARES ELIGIBLE FOR FUTURE SALE.......     65
U.S. FEDERAL TAX CONSIDERATIONS FOR
  NON-UNITED STATES HOLDERS...........     67
UNDERWRITING..........................     71
NOTICE TO CANADIAN RESIDENTS..........     74
LEGAL MATTERS.........................     75
EXPERTS...............................     75
WHERE YOU CAN FIND MORE INFORMATION...     75
INDEX TO FINANCIAL STATEMENTS.........    F-1


                                 --------------


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.


                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THE OFFERING. THEREFORE, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

OVERVIEW


    We are a leader in the development and commercialization of technologies related to pharmacogenomics. Pharmacogenomics is the study of the correlation between an individual's genetic differences, or genetic variability, and his or her specific response to a drug. The most common form of this genetic variability is called a single nucleotide polymorphism, or SNP. We use our technology, expertise and proprietary data to improve and enhance the effects of drugs in development and develop new drug targets, and we also intend to use our technology to bring high-value diagnostic products to market. We are a pharmacogenomics company offering a full range of solutions to support key steps of the drug discovery and development process, extending from drug target identification through clinical trials to commercialization. We intend to establish multiple sources of revenue, which will include collaboration revenues, license fees, milestone payments and royalties on products commercialized using our technology.


CHALLENGES


    We expect the methods pharmaceutical companies use to develop new drugs and to improve existing drugs to undergo substantial change to account for genetic variation among individuals. The pharmacogenomics field is based on the concept that the effect a drug has on an individual can be a function of that individual's unique genetic make-up. Pharmacogenomics may allow pharmaceutical companies to substantially reduce development failures for drug targets, and to better understand the appropriate target population for each given drug. Pharmacogenomics is therefore expected to increase efficiency, reduce the cost of drug development and improve patient treatment. We believe pharmaceutical companies will be able to develop a new generation of high-value diagnostic products in connection with drugs improved and enhanced through pharmacogenomics. We expect that the medical community will use these diagnostic products to guide treatments for individuals based on their likely responses to these drugs.



    To commercialize pharmacogenomics, we must address three main challenges:


    - sorting, interpreting and prioritizing the enormous amount of genomics data in a cost-effective fashion and in a method practical for use in clinical testing;


    - implementing technologies and genetic tests, or assays, to identify SNPs in a manner practical for routine testing suitable for clinical research; and


    - combining the development of pharmacogenomically-enhanced drugs with the development of corresponding diagnostic tests.

VARIAGENICS' SOLUTIONS

    We believe that we are positioned to enable pharmaceutical, biotechnology and diagnostic companies to meet these challenges because:


    - We believe that our proprietary SNP database is the most comprehensive collection of genetic variability data specific to pharmacogenomics and relevant to major drug targets in development, including targets for cancer, cardiovascular, central nervous system and inflammatory disorders.


    - Our Variagenic-TM- Impact Program family of technologies includes five complementary and proprietary discovery tools to identify the most critical genetic information relevant to drug activity.

    - We intend to analyze targeted genetic information utilizing our proprietary NuCleave-TM- DNA analysis technology that we are developing and commercializing with our clinical collaborators. Our NuCleave-TM- DNA analysis technology enables mass spectrometry, a highly-accurate tool used to measure molecular weight, for SNP detection.



    - We intend to develop new diagnostic products and enhanced drugs internally, including those developed through our Variagenic-TM- Targeting Program, and with our collaborators to improve patient treatment.



OUR COLLABORATIONS



    We have formed collaborations with leaders in the life sciences and contract research industries to support the commercialization of our technologies.



    - We have a collaboration with Covance, Inc. to develop and launch clinical tests to identify the presence of a SNP, known as genotyping, and groups of SNPs, known as haplotyping; and



    - We have a collaboration with Waters Technologies Corporation to develop and launch the kits for mass spectrometry applications which incorporate our NuCleave-TM- DNA analysis technology.


OUR STRATEGY

    We are positioning ourselves to be the leader in bringing new pharmaceutical and diagnostic products to market based upon pharmacogenomics by:

    - rapidly commercializing our full range of pharmacogenomics capabilities;


    - establishing diverse sources of revenue;



    - capitalizing upon our expertise to bring improved and enhanced pharmaceutical and diagnostic products to market;


    - maintaining and improving our technology base; and


    - using our management's industry expertise to develop collaborations in our target business segments.


OUR HISTORY

    We incorporated in Delaware on December 7, 1992. Our principal office is located at 60 Hampshire Street, Cambridge, MA 02139 and our telephone number is
(617) 588-5300. Our Web site is located at HTTP://WWW.VARIAGENICS.COM. We do not intend for the information contained on our Web site to be considered a part of this prospectus.

                                  THE OFFERING


Common stock offered in the initial public
  offering...................................  5,000,000 shares

Common stock offered in the concurrent
  private placement..........................  625,000 shares

Common stock to be outstanding after the
  offerings..................................  22,307,332 shares

Use of proceeds..............................  For general corporate purposes, including research and development and potential
                                               acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  VGNX



    The number of shares to be outstanding after this offering is based on the number of shares outstanding on June 22, 2000 and excludes:



    - 2,750,280 shares that may be issued upon exercise of options outstanding as of June 22, 2000 granted under our 1997 Employee, Director and Consultant Stock Option Plan at a weighted average exercise price of $0.99 per share; and



    - 1,322,466 shares that may be issued upon exercise of warrants outstanding as of June 22, 2000 at a weighted average exercise price of $3.06 per share.


                            ------------------------

    Unless otherwise indicated, information in this prospectus assumes the following:


    - the conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock upon the closing of this offering, including 4,664,705 shares of Series F mandatorily redeemable convertible preferred stock sold in March 2000, into 15,542,239 shares of common stock;



    - the purchase for $7.5 million by an affiliate of Waters Technologies Corporation of 625,000 shares of common stock at an assumed initial public offering price of $12.00 per share in a private placement concurrent with the closing of the public offering;



    - a 1.1895-for-1 stock split of the common stock to be completed prior to the effectiveness of the offering;



    - the filing of our amended and restated certificate of incorporation concurrently with the closing of this offering; and


    - no exercise of the underwriters' over-allotment option.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                                THREE MONTHS
                                                                                                                    ENDED
                                                                    YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                      ----------------------------------------------------   -------------------
                                                        1995       1996       1997       1998       1999       1999       2000
                                                      --------   --------   --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenue.............................................  $    --    $    --    $    --    $    --    $    399   $    94    $    127
Costs and expenses:
  Research and development..........................      909      1,298      2,234      5,071       8,602     1,725       2,712
  General and administrative........................      654        781      2,059      3,176       6,945     1,169       2,194
  In-process research and development...............       --         --        674         --          --        --          --
                                                      -------    -------    -------    -------    --------   -------    --------
    Loss from operations............................   (1,563)    (2,079)    (4,967)    (8,247)    (15,148)   (2,800)     (4,779)
Other income (expense):
  Interest income...................................        9         10        258        200         167        15         115
  Interest expense..................................      (79)       (32)       (80)       (98)     (1,497)     (525)        (66)
  Loss on investment in affiliate...................       --         --         --         --        (250)     (151)         --
                                                      -------    -------    -------    -------    --------   -------    --------
Net loss............................................  $(1,633)   $(2,101)   $(4,789)   $(8,145)   $(16,728)  $(3,461)   $ (4,730)
                                                      =======    =======    =======    =======    ========   =======    ========
Dividend on redeemable convertible preferred
  stock.............................................       --         --       (153)        --      (1,437)       --     (20,749)
Net loss attributable to common stockholders........  $(1,633)   $(2,101)   $(4,942)   $(8,145)   $(18,165)  $(3,461)   $(25,479)
                                                      =======    =======    =======    =======    ========   =======    ========
Net loss attributable to common stockholders per
  share (basic and diluted).........................  $ (7.71)   $ (8.22)   $(13.48)   $(16.13)   $ (29.96)  $ (6.43)   $ (34.85)
Weighted average common shares outstanding (basic
  and diluted)......................................      212        256        367        505         606       539         731
Unaudited pro forma net loss per share (basic and
  diluted)..........................................                                              $  (2.54)             $   (.38)
Shares used in computing unaudited pro forma basic
  and diluted net loss per share....................                                                 6,594                12,304



    In the unaudited pro forma net loss per share (basic and diluted) we have adjusted the shares used in computing unaudited pro forma weighted average shares outstanding (basic and diluted) to give effect to the automatic conversion of our redeemable convertible preferred stock outstanding at December 31, 1999 and March 31, 2000 using the if converted method on their respective dates of issuance.



    In the Pro Forma column below, we have adjusted the actual balance sheet data to give effect to the automatic conversion of each outstanding share of our redeemable convertible preferred stock into 14,931,289 shares of common stock. In the Pro Forma As Adjusted column below, we have further adjusted the actual balance sheet data to give effect to receipt of the net proceeds from the sale in the initial public offering and the concurrent private placement of shares of common stock at an assumed initial public offering price of $12.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.



                                                                        MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 21,640    $21,640      $83,540
Working capital.............................................    20,169     20,169       82,069
Total assets................................................    26,961     26,961       88,861
Long-term obligations, less current portion.................       791        791          791
Redeemable convertible preferred stock......................    49,843         --           --
Total stockholders' equity (deficit)........................   (25,744)    24,099       85,999


    Please see Note 2 to our financial statements for an explanation of the method used to calculate net loss attributable to common stockholders, basic and diluted net loss per share attributable to common stockholders and the number of shares used in the computation of per share amounts.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS AS CURRENTLY PLANNED AND OUR FINANCIAL CONDITION AND OPERATING RESULTS COULD BE SERIOUSLY HARMED. IN THAT CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE ARE IN THE EARLY STAGE OF COMMERCIALIZING OUR PRODUCTS AND SERVICES AND HAVE A RELATIVELY SHORT OPERATING HISTORY, THERE IS A LIMITED AMOUNT OF INFORMATION ABOUT US UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS FOR FUTURE SUCCESS.

    We are in the early stage of commercializing our products and services. We have just begun to generate revenues from this commercialization, and have only a relatively limited operating history upon which you can evaluate our business and prospects for future success. Since our inception, we have devoted our efforts primarily to financial planning, research and development of pharmacogenomics technology, recruiting management and technical staff, acquiring operating assets and raising capital. You must consider the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets, such as the market for products and services derived from pharmacogenomics. Some of these risks and uncertainties relate to our ability to:

    - anticipate and adapt to changes in the rapidly evolving pharmacogenomics field;

    - retain current customers and collaborators and attract new customers and collaborators;

    - implement and successfully execute our business strategy and sales and marketing initiatives;

    - attract, retain and motivate qualified personnel;

    - respond effectively to competitive and technological developments through the timely introduction of our NuCleave-TM- analysis platform, Variagenic-TM- Impact Program and our other technologies, products and services; and

    - effectively manage our anticipated growth.


    If we fail to address these risks and uncertainties successfully, our financial condition and opportunity for growth will suffer.



WE HAD AN ACCUMULATED DEFICIT OF $39.6 MILLION AS OF MARCH 31, 2000, EXPECT TO CONTINUE TO INCUR SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW FOR SEVERAL YEARS AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.



    We have had substantial operating losses since our inception and we expect our operating losses to continue at least through the end of 2001. We may never be profitable. We experienced net losses of $4.7 million in the first quarter of 2000, $16.7 million in 1999, $8.1 million in 1998 and $4.8 million in 1997. As of March 31, 2000, we had an accumulated deficit of $39.6 million. We expect significant increases in expenses in connection with our internal research and development and commercialization programs, including the development and planned commercial introduction of our NuCleave-TM- technology, Variagenic-TM-Impact Program and our other technologies, products and services. Our ability to achieve significant revenue or profitability will depend upon successful completion of our product development activities and obtaining collaborations and customers for our products and services. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

IF WE DO NOT SUCCESSFULLY INTRODUCE NEW PRODUCTS AND SERVICES AND EXPAND THE RANGE OF APPLICATIONS FOR OUR CURRENT PRODUCTS AND SERVICES, WE MAY NOT GENERATE SUFFICIENT REVENUES TO ACHIEVE OR MAINTAIN PROFITABILITY.



    Our technologies are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products and services. Our ability to successfully develop our technologies into new products and services and expand the range of applications of our current products and services is subject to a variety of factors, including our ability to:


    - obtain substantial additional capital to support the expenses of developing our technologies and commercializing our products and services;

    - develop markets for our products and services;


    - transition successfully from a company with a research focus to a company capable of supporting commercial activities; and


    - attract and retain qualified management, sales, technical and scientific staff.


    We have only limited experience in sales and marketing, and have only just begun to develop a sales force capable of selling and marketing our products and services. We intend to market our technologies and applications through collaborations with pharmaceutical, biotechnology and diagnostic companies. If we are unable to establish or maintain collaborative or distribution arrangements to market our products and services, we may not generate sufficient revenues to achieve or maintain profitability.



OUR BUSINESS MODEL IS BASED ON PHARMACOGENOMICS, WHICH IS COMMERCIALLY UNPROVEN, AND IF THIS FIELD DOES NOT DEVELOP AS WE BELIEVE, WE WILL HAVE DIFFICULTY IMPLEMENTING OUR BUSINESS STRATEGY.



    The field of pharmacogenomics is relatively new and it has not been proven to be commercially viable. We lack extensive experience in utilizing pharmacogenomics in drug development programs or in marketing our pharmacogenomics capabilities to pharmaceutical, biotechnology and diagnostics companies. Our business model is based on the assumption that pharmacogenomics may help scientists better understand complex disease processes and aid in drug development. Scientists generally have a limited understanding of the role of genes in diseases, and few products based on pharmacogenomics have been developed. If our assumption about the role of genes in the disease process is wrong, our business model may not result in products or services and the genetic data included in our SNP database and other products and services may not be useful to our collaborators. In addition, we would be required to change our business strategy and, because we have focused on pharmacogenomics since our inception, any revision to our business plan that required us to shift our focus from our area of expertise may not be successful.



IF OUR CURRENT TECHNOLOGIES AND INITIAL COMMERCIAL PRODUCTS AND SERVICES DO NOT ACHIEVE MARKET ACCEPTANCE, THEY MAY NOT BE COMMERCIALLY VIABLE OR SUCCESSFUL, WHICH WOULD HARM OUR COMPETITIVE POSITION AND ADVERSELY AFFECT OUR REVENUES.



    Our technology and research focus mainly on complex diseases associated with one or more genes. We or our customers or our collaborators may not be able to use these technologies successfully in pharmaceutical or diagnostic product development to treat these complex diseases. Even if we are successful in identifying SNPs and associating these SNPs with specific drug responses or diseases, these discoveries may not lead to the development of therapeutic or diagnostic products. To date, we have developed a limited number of products and services based on our technologies, including NuCleave-TM- and our Variagenic-TM- Impact Program. These products and services have not yet been commercially proven in the marketplace and we may not successfully complete their development. If we or our customers or collaborators fail to commercialize products and services based on our technologies, we may not achieve or maintain a competitive position in the market.

    The instrumentation, software and know-how that comprise our technologies involve new uses that have not previously been used in commercial applications. If the industry adopts these technologies, it is possible that previously unrecognized defects or limitations will emerge. We may be unable to achieve the improvements in the components of our technologies necessary for their successful commercialization. Our technologies will also need to compete against well-established techniques to discover new drugs, including chemical processes and high volume screening of genes. If we are unable to compete successfully against these existing techniques and instruments then we may not be able to commercialize our products or achieve a competitive position in the market which would adversely affect our ability to generate revenues.


FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

    Our results of operations have fluctuated significantly in the past and we expect our revenue and results of operations to fluctuate significantly in the future due to a variety of factors, several of which may be beyond our control. If these fluctuations occur, our stock price may decline. The factors which may cause these fluctuations include:

    - our ability to develop, market and introduce products and services on a timely basis;

    - demand for our products and services;

    - our ability to attract and retain customers and collaborators;

    - the timing of start-up expenses for new products, services and enhancements;

    - costs incurred in developing and testing our products and product enhancements;

    - the number, timing and significance of new products and services introduced by our competitors;

    - changes in the mix of our products and services offered;

    - changes in our operating expenses;

    - regulatory actions; and

    - changes in third-party reimbursement policies.

    A substantial portion of our operating expenses is related to personnel costs, research and development, marketing programs and overhead, which cannot be adjusted quickly and is therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenue. If actual revenue falls below our expectations, our business may suffer and our stock price may decline.


WE INTEND TO RELY ON OUR COMMERCIAL AND ACADEMIC COLLABORATORS AND LICENSING AGREEMENTS TO IMPLEMENT OUR BUSINESS STRATEGY AND COMMERCIALIZE OUR PRODUCTS AND SERVICES. IF WE ARE UNABLE TO ENTER INTO THESE ARRANGEMENTS, WE MAY NOT GENERATE SUFFICIENT REVENUE TO ACHIEVE OR MAINTAIN PROFITABILITY.



    Our strategy for developing and commercializing products and services based on our technologies depends upon our ability to form collaborations and licensing arrangements. We currently have collaborations with Waters Technologies Corporation, Covance, Inc., Quintiles Transnational Corporation and Bruker Daltonics, Inc. and will seek to enter into additional collaborations. As a result, we may depend on our collaborators and licensees for regulatory approval, and the manufacturing and marketing of the therapeutic and diagnostic products we develop. If we are not able to enter into these arrangements or implement our strategy to develop and commercialize therapeutic and diagnostic products based upon our technologies, we may not generate sufficient revenue to achieve or maintain profitability.

    We or our collaborators or licensees may terminate our agreements early. In addition, our collaborators or licensees may negotiate provisions with us that allow them to terminate our agreements prior to the expiration of the negotiated term. If any third party collaborator or licensee were to terminate its agreement with us or otherwise fail to conduct its obligations under our collaboration or to complete them in a timely manner, we could lose significant revenue.



    In addition, we intend to establish new relationships with researchers, consultants and scientific advisors in the pharmacogenomics field. Under a typical arrangement, we can expect that they will dedicate only limited amounts of their time to our activities. These individuals work for other employers and have commitments to other entities that may limit their availability to us. We cannot be certain that any of our existing relationships will be successful, and we may not be able to negotiate acceptable collaborations in the future with additional researchers, consultants, or scientific advisors at academic and other institutions.



    Our current and potential collaborators could develop competing products, prevent us from entering into relationships with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of products. Potential collaborators with whom we may wish to establish a relationship could develop products or technologies similar to our own, reducing our pool of possible collaborative parties and increasing competition. Any of these developments could harm our product development efforts, which would seriously harm our business.


WE EXPECT TO DEPEND IN THE FORESEEABLE FUTURE ON A SMALL NUMBER OF CUSTOMERS AND COLLABORATORS FOR A SUBSTANTIAL PORTION OF OUR REVENUE. THE LOSS OF ANY ONE OF THESE CUSTOMERS OR COLLABORATORS COULD RESULT IN A SUBSTANTIAL DECLINE IN REVENUE.

    Our customers and collaborators have been, and will most likely be, concentrated in a limited number of pharmaceutical, biotechnology and diagnostics companies. As a result, our financial performance may depend on large contracts from a limited number of customers and collaborators. Also, if consolidation trends in the healthcare industry continue, the number of our potential customers and collaborators could decrease, which could have an adverse impact on our marketing efforts and revenues.


WE FACE INTENSE COMPETITION WHICH COULD RESULT IN REDUCED ACCEPTANCE AND DEMAND FOR OUR PRODUCTS AND SERVICES.



    We are subject to significant competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies that are pursuing products and services that are substantially similar to our proposed products and services, or which otherwise address the needs of our customers and potential customers. Many of the organizations competing with us have significantly greater experience in financial, research and development, manufacturing, marketing, sales distribution and technical regulatory matters than we do. In addition, many current and potential competitors have greater name recognition and more extensive collaborative relationships. In the pharmacogenomics field, we compete with several companies offering alternative technologies, including chemical processes, high volume screening of genes and proteins or other methods for identifying and analyzing variations of genes. In addition, numerous pharmaceutical companies are developing genomic research programs, either alone or in partnership with our competitors. We believe our closest competitor is Genaissance Pharmaceuticals, Inc., which offers a line of pharmacogenomics products similar to ours. Genaissance has started to provide characterization of relevant SNPs to drug action.



    We believe our future success will depend, in large part, on our ability to maintain a competitive position in the pharmacogenomics field. Pharmacogenomic technologies have undergone and are expected to continue to undergo rapid and significant change. We or our competitors may make rapid technological developments which may result in products or technologies becoming obsolete, before we recover the expenses incurred. The introduction of less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics, may also make our products and services obsolete. We may not be able to make the necessary enhancements to our technology to compete successfully with newly emerging technologies.



IF OUR CUSTOMERS ARE NOT SUCCESSFUL IN DEVELOPING OR COMMERCIALIZING PHARMACEUTICAL OR DIAGNOSTIC PRODUCTS USING OUR TECHNOLOGIES, WE MAY NOT GENERATE FURTHER REVENUES FROM THOSE CUSTOMERS.



    The drug discovery and development process is expensive, labor intensive and often imprecise. Only a small fraction of the thousands of drug compounds tested and analyzed are developed into commercial drugs. Development of pharmaceutical or diagnostic products based on our technologies will be subject to risks of failure inherent in their development or commercial viability. These risks include the possibility that any of these products will:


    - be found to be ineffective;

    - be found to be toxic;

    - fail to receive necessary regulatory approvals;

    - be difficult or impossible to manufacture on a large scale;

    - be uneconomical to market;

    - fail to be developed prior to the successful marketing of similar products by competitors; or

    - be impossible to market because they infringe on the proprietary rights of third parties or compete with products marketed by third parties that have achieved widespread commercial acceptance.

    If our customers discover pharmaceutical or diagnostic products using our technology and pharmacogenomic assets, we will rely on them in many cases for product development, regulatory approval, manufacturing and marketing of those products. We cannot control the amount and timing of resources our customers may devote to our programs or potential products. As a result, we cannot be certain that our customers will choose to develop and commercialize these products. In addition, if a customer is involved in a business combination, such as a merger or acquisition, or changes its business focus, its performance under its agreement with us may suffer and, as a result, we may not generate any further revenues from the payment provisions of our agreement with that customer.


IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY METHODS AND TECHNOLOGIES, WE MAY NOT REMAIN COMPETITIVE.



    IF OUR PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, OR IF THE APPLICABLE COURTS OR PATENT OFFICES DETERMINE THAT OUR ISSUED PATENTS ARE UNENFORCEABLE OR INVALID, OUR COMPETITORS MAY OBTAIN RIGHTS TO COMMERCIALIZE OUR DISCOVERIES, WHICH WOULD HARM OUR COMPETITIVE POSITION.


    We intend to apply for patent protection for many aspects of our business, including:

    - our SNP discovery and characterization process;


    - our NuCleave-TM- DNA analysis technology and related technologies; and



    - our Variagenic-TM- Targeting program for identifying new drug targets.



    The patent positions of pharmaceutical, biotechnology and diagnostic companies, including us, are frequently uncertain and involve complex legal and factual questions. Our patent applications and issued patents may not result in sufficient protection, if any, for our technologies, products or SNP discoveries for any of a number of reasons, including any one or more of the following:


    - some or all of our pending patent applications may not result in issued patents;

    - we may develop additional proprietary technologies that are not patentable or are not covered by claims of any patents we have obtained or will obtain;


    - our issued patents may not provide us with any competitive advantages or a basis for commercially viable products; and



    - third parties may seek to challenge or design around our issued patents.



    Our competitors may seek patent protection for alternative methods for genotyping samples and for identification of genetic variances. If third parties obtain issued patents which claim methodologies identical or similar to our own, we or our collaborators may not be able to commercialize our NuCleave-TM-technology for those purposes. In addition, it is possible that others may have developed or will develop and obtain patents on methodologies that consumers may consider superior to the NuCleave-TM- approach to genotyping or identification of genetic variances, which would reduce the demand for our NuCleave-TM-technology, and harm our competitive position.



    IF THE US PATENT AND TRADEMARK OFFICE OR THE COURTS DO NOT ACCORD OUR PENDING PATENT APPLICATIONS THE BENEFIT OF THEIR EARLIEST FILING DATES, WE MAY NOT BE ABLE TO SECURE BROAD PATENT PROTECTION FOR OUR TECHNOLOGIES UNDER DEVELOPMENT.



    Our patent strategy, particularly with respect to SNPs and other genetic variations, seeks broad coverage of the uses of SNPs and other genetic variations in initial patent applications while continually updating the filings as to specific SNPs and other genetic variations. If the US Patent and Trademark Office or the courts do not hold that our claims seeking broad protection for the uses of SNPs and other genetic variations or our claims seeking narrow protection as to specific SNPs and other genetic variations are entitled to our earliest filing date that we are currently claiming before the US Patent and Trademark Office, we may not be able to secure broad patent protection for our technologies under development.



    IF THE SCOPE OF OUR ISSUED PATENTS DOES NOT PROVIDE US WITH ADEQUATE PROTECTION OF OUR INTELLECTUAL PROPERTY FROM OUR COMPETITORS, WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS OR COMPETE IN THE MARKETPLACE.



    Even if we are able to obtain patents for our products, these patents may not provide us with substantial protection or may not be commercially beneficial to us. Our patents may not be valid or enforceable, and may not provide us with any right to practice the patented technology. The US Patent and Trademark Office or the courts may invalidate our patents. In addition, third parties may have patents which could prevent us from practicing our patented technologies. If we are not able to practice our patented technologies, we may not be able to commercialize our technologies, products and services or compete in the marketplace.



    IF WE ARE UNABLE TO GAIN ACCESS TO, OR OBTAIN A LICENSE TO USE, IDENTIFIED SNPS THAT ARE IMPORTANT TO THE RESEARCH AND DEVELOPMENT OF OUR PRODUCTS AND SERVICES WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS AND SERVICES.



    If third parties patent important SNPs or our patents for important SNPs do not have a priority position, we will need to obtain rights to these SNPs to develop and use them. If our licenses prove to be ineffective, we may not gain access to the technologies or information that we need to develop our products. We also may fail to comply with due diligence or other requirements in our licenses and lose our rights to practice licensed technology. Third parties may be unwilling to license rights on commercially acceptable terms, if at all. If we were required to pay licensing fees to develop and use SNPs, our costs could increase. In addition, if we cannot obtain rights to important patented SNPs we will not be able to develop or commercialize our products and services.



    WE MAY NEED TO INITIATE LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS, WHICH WOULD BE EXPENSIVE AND, IF WE LOSE, WE MAY LOSE SOME OF OUR INTELLECTUAL PROPERTY RIGHTS, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

    To protect or enforce our patent rights, we may initiate patent litigation against third parties. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. A court could declare our patents invalid or interpret them narrowly. A lawsuit could also hinder our efforts to obtain patents. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, as a result, patent positions in our industry and the outcome of any lawsuit or level of damages awarded are generally uncertain. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the market price of our stock could decline. General proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.



    IF WE CANNOT OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO DEVELOP OR SELL SOME OF OUR PRODUCTS AND SERVICES.



    Third parties may sue us for infringing on their intellectual property rights. Intellectual property litigation is costly, and, even if we are successful, the costs of this litigation could adversely affect our business and results of operations. If we do not prevail in any intellectual property litigation, in addition to any damages we might have to pay, we could be required to stop infringing on, or obtain a license to or design around, the intellectual property in question. If we are unable to obtain a required license on acceptable terms, or are unable to design around any third party patent, we may be unable to sell some of our products and services, which would reduce our revenues.



    IF THIRD PARTIES VIOLATE OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY NOT BE ABLE TO COMPETE IN THE MARKET.


    In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. While we require most employees, academic collaborators, consultants and other third parties to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:


    - third parties may breach their agreements with us;


    - we may have inadequate remedies for any breach;


    - our competitors could disclose our proprietary information; or



    - others may independently develop similar proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.



    We may not be able to maintain the confidentiality of our technologies and other confidential information in connection with each academic collaboration or advisory arrangement, and any unauthorized disclosure of our confidential information could harm our business and results of operations. Further, any collaborator, consultant or advisor may enter into an employment agreement or consulting arrangement with any of our competitors. The measures that we take may not provide protection for our trade secrets or other proprietary information. If we are unable to protect our intellectual property, we may not be able to execute our business strategy or compete in the market.


FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES, ADVERSELY AFFECT OUR BUSINESS AND DILUTE YOUR PERCENTAGE OWNERSHIP INTEREST OF OUR COMPANY.


    We may accomplish a portion of our future growth by acquiring complementary businesses and technologies, although we have no commitments or agreements with respect to any acquisitions at present. Factors that will affect the success of any acquisition include our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to motivate key personnel and to retain customers of acquired businesses. We may not be able to identify suitable acquisition opportunities, obtain necessary financing on acceptable terms to finance such acquisitions or successfully integrate acquired personnel and operations. In addition, as a public company, the cost of acquiring companies may increase relative to the cost of acquiring similar companies when we were a private company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our revenue. Any future acquisitions would involve other risks, including the assumption of additional liabilities and potentially dilutive issuances of equity securities. If we issue equity securities in connection with any acquisitions, your percentage ownership of our company would be reduced.



WE USE HAZARDOUS MATERIALS, CHEMICALS AND PATIENT SAMPLES IN OUR BUSINESS AND ANY DISPUTES RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.



    Our research and development, production and service activities involve the controlled use of hazardous materials, chemicals and patient samples. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products. We could be liable for accidental contamination or discharge or any resultant injury from hazardous materials, conveyance, processing, and storage of and data on patient samples. If we fail to comply with applicable laws or regulations, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources. Further, future changes to environmental health and safety laws could cause us to incur additional expense or restrict our operations.



    In addition, our collaborators may be working with these types of hazardous materials, including viruses and hazardous chemicals, in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these patient samples that may contain viruses and hazardous materials. The cost of this liability could exceed our resources.



OUR PRODUCTS AND SERVICES HAVE A LENGTHY AND EXPANSIVE SALES CYCLE THAT MAY NOT RESULT IN ACTUAL SALES WHICH COULD INCREASE OUR EXPENSES WITHOUT A CORRESPONDING INCREASE IN REVENUES.


    Our ability to obtain customers for our products and services will depend in significant part upon the perception that our products and services can help accelerate or improve drug discovery and development efforts on human health. Our average sales cycle is lengthy because:

    - we must educate our customers about our products and services;

    - we market our products and services to a variety of constituencies within potential collaborators and customers, including research and development personnel and key management; and

    - the negotiations for each collaboration will typically involve multiple agreements containing terms that may be unique to each customer or collaborator.


    We may expend substantial funds and management effort to sell our products. If our efforts do not result in actual sales, we could experience an increase in our expenses without a corresponding increase in revenues.



IF WE FAIL TO RETAIN OUR KEY PERSONNEL AND HIRE, TRAIN AND RETAIN QUALIFIED EMPLOYEES, WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS AND PROVIDE OUR SERVICES.



    Our future success will depend on the continued services and on the performance of our senior management. The loss of the services of any of these individuals could seriously impair our ability to operate our business, compete in our industry and improve our products and services. We must also hire, train, motivate and retain key personnel and manage employees with skills related to pharmacogenomics and rapidly changing technologies to serve our customers. Individuals who have expertise and can research or develop our technologies are scarce. We might not be able to hire enough experienced individuals or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects or perform our obligations under our agreements. In addition, because the competition for qualified employees in the biotechnology industry is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. While our key employees are subject to non-competition agreements, these agreements may be difficult to enforce. If we fail to attract, train and retain key personnel, we may experience delays in the research, development and commercialization of our technologies, products and services.



THIRD PARTIES MAY FILE PRODUCTS LIABILITY LAWSUITS AGAINST US, AND, IF ANY SUIT WAS SUCCESSFUL, WE COULD FACE SUBSTANTIAL LIABILITIES THAT MAY EXCEED OUR RESOURCES.



    We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing or sale. If our products and services do not function properly, or if the results obtained by our customers are not conducive for the selection of appropriate therapies, we may be sued. These risks are inherent in the development of pharmacogenomics products and services. We currently do not have product liability insurance. If we choose to obtain products liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential products liability claims, the commercialization of products that we or our strategic partners develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.


 RISKS RELATED TO THE PHARMACEUTICAL, BIOTECHNOLOGY AND DIAGNOSTICS INDUSTRIES


WE EXPECT TO DERIVE OUR REVENUES MOSTLY FROM THE PHARMACEUTICAL, BIOTECHNOLOGY AND DIAGNOSTICS INDUSTRIES, SO WE ARE SUBJECT TO THE RISKS OF THOSE INDUSTRIES.



    We expect to derive most of our revenues in the foreseeable future from our products and services provided to the pharmaceutical, biotechnology and diagnostics industries. Accordingly, our success will depend directly upon the demand for our products by these industries. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by companies in these industries. These reductions and delays may result from factors beyond our control, such as:


    - changes in economic conditions;

    - changes in the regulatory environment affecting healthcare and healthcare providers;

    - pricing pressures and reimbursement policies;

    - market-driven pressures on companies to consolidate and reduce costs; and

    - other factors affecting research and development spending.


IF GOVERNMENT REGULATION OF OUR COLLABORATORS INCREASES, THEY MAY NOT GAIN GOVERNMENTAL APPROVAL OF THEIR PRODUCTS, REDUCING THE LIKELIHOOD THAT THEY WILL ENTER INTO COLLABORATIONS WITH US AND HARMING OUR BUSINESS.



    The pharmaceutical, biotechnology and diagnostics industries are subject to stringent regulation by the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of preclinical laboratory testing and human studies is lengthy and expensive. It typically takes many years and substantial resources to satisfy regulatory requirements depending on the types, complexity and novelty of the product. Our collaborators may not be able to obtain FDA approvals for their drugs or other products in a timely manner, or at all. They may encounter significant delays or excessive costs in efforts to secure necessary approvals or licenses. Even if they obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Our collaborators who use our technology in their clinical laboratories may also be subject to the registration and certification requirements of the Clinical Laboratory Improvement Act, which mandates specific standards in areas such as proficiency testing, patient test management, quality control, quality assurance and inspections. Our collaborators and future collaborators may fail to comply with the Clinical Laboratory Improvement Act. Moreover, several areas in which our collaborators may develop drugs or other products involve relatively new technology that has not been the subject of extensive testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain. In addition, these products may be subject to substantial review by foreign regulatory authorities that could prevent or delay approval in other countries. If our collaborators cannot obtain government approval of their products, they are less likely to purchase our products or enter into collaborations with us.



IF WE BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION, OUR OPERATING COSTS WILL INCREASE AND WE MAY LIMIT OR DELAY THE TESTING, MANUFACTURING AND COMMERCIALIZATION OF OUR PRODUCTS AND SERVICES.



    The FDA does not currently regulate our products and services, but the FDA does regulate the products of many of the pharmaceutical, biotechnology and diagnostics companies to which we market our products and services. The FDA or other governmental agencies may become more interested in our products and services as the number of pharmaceutical and other products developed using our technologies increases. In addition, the FDA is placing increased scrutiny on products and services in the genomics field. Regulatory requirements ultimately imposed on our products and services could limit our ability to test, manufacture and, ultimately, commercialize our products and thereby could adversely affect our financial condition and results of operations.



IF RESTRICTIONS ON REIMBURSEMENTS AND HEALTHCARE REFORM LIMIT OUR COLLABORATORS' FINANCIAL RETURNS ON PRODUCTS BASED ON GENES THAT WE IDENTIFY AS PROMISING CANDIDATES FOR DEVELOPMENT AS DRUGS OR DRUG TARGETS, OUR COLLABORATORS MAY REDUCE OR TERMINATE THEIR COLLABORATIONS WITH US.



    Our collaborators' ability to commercialize drugs and diagnostic products may depend in part on the extent to which coverage and adequate payments for these products will be available from government payors, such as Medicare and Medicaid, private health insurers, including managed care organizations and other third-party payors. These payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical and diagnostics products, and coverage and adequate payments may not be available for these products.



    In recent years, officials have made numerous proposals to change the healthcare system in the US. These proposals included measures to limit or eliminate payments for some medical procedures and treatments or subject the pricing of pharmaceuticals and other medical products to government control. Government and other third-party payors increasingly attempt to contain healthcare costs by limiting both coverage and the level of payments of newly approved healthcare products. In some cases, they may also refuse to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. Governments may adopt future legislative proposals and federal, state or private payors for healthcare goods and services may take action to limit their payments for goods and services. Any of these events could limit our ability to form collaborations or commercialize our products successfully.



ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFORMATION MAY REDUCE THE DEMAND FOR OUR PRODUCTS AND SERVICES.



    Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on, or regulation of the use of, genetic testing or prohibit testing for genetic predisposition to diseases, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products and services, which could materially and adversely affect our business and financial condition.


                      RISKS ASSOCIATED WITH THIS OFFERING

WE HAVE VARIOUS MECHANISMS IN PLACE TO DISCOURAGE TAKEOVER ATTEMPTS THAT YOU AS A STOCKHOLDER MAY CONSIDER FAVORABLE.


    Following this offering, provisions of our certificate of incorporation and bylaws, as well as Section 203 of the Delaware General Corporation Law, may discourage, delay or prevent a change in control of our company that you as a stockholder may consider favorable. These provisions include:



    - authorizing the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares and discourage a takeover attempt;


    - a classified Board of Directors with staggered, three-year terms, which may lengthen the time required to gain control of our Board of Directors;

    - prohibiting cumulative voting in the election of directors, which will allow a majority of stockholders to control the election of all directors;


    - requiring super-majority voting to effect amendments to our certificate of incorporation and bylaws;


    - limitations on who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent, which requires all actions to be taken at a meeting of stockholders; and

    - establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law and our stock option plan may discourage, delay or prevent a change in control of our company.


OUR STOCK PRICE MAY BE EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.



    We and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may not be related to the price at which the common stock will trade following this offering. An active public market for our common stock may not develop or be sustained after this offering, and the market price could fall below the initial public offering price. As a result, you could lose all or part of your investment. In addition, the market prices of biotechnology and genomics-related companies have been highly volatile and have reacted significantly to publicity regarding policy, regulatory, safety, and business issues regarding the industry. Future publicity about our industry, whether or not it relates directly to us or our products, may adversely affect our stock price.


    Shareholders have brought securities class action litigation against biotechnology and pharmaceutical companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business and the market for our common stock.

OUR DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS WILL HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS, AND MAY NOT MAKE DECISIONS THAT ALL STOCKHOLDERS SUPPORT.



    Our directors, executive officers and principal stockholders will beneficially own, in the aggregate, approximately 72.6% of our common stock following this offering. These stockholders acting together will have the ability to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination of which you might otherwise approve.


WE DO NOT HAVE AN EXACT PLAN FOR THE USE OF THE NET PROCEEDS OF THIS OFFERING AND WILL THEREFORE HAVE BROAD DISCRETION AS TO THE USE OF THESE PROCEEDS, WHICH WE MAY NOT USE EFFECTIVELY.

    We have no exact plan with respect to the use of the net proceeds of this offering and have not committed these proceeds to any particular purpose apart from general corporate purposes, including research and development and possible future acquisitions. Accordingly, our management will have broad discretion in applying the net proceeds of this offering and may use the proceeds in ways with which you and our other stockholders may disagree. We may not be able to invest these funds effectively.


YOU WILL SUFFER SUBSTANTIAL DILUTION OF $7.97 PER SHARE IN THE NET TANGIBLE BOOK VALUE OF THE COMMON STOCK YOU PURCHASE.



    The initial public offering price of our common stock will be substantially higher than the book value per share of our common stock. Based on an assumed initial public offering price of $12.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $7.97 per share in the net tangible book value of the common stock. To the extent we issue additional shares pursuant to outstanding options and warrants, you will suffer further dilution.



IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK FOLLOWING THIS OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.



    Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under lock-up agreements that substantially all of our stockholders have entered into with the underwriters and with us. Those lock-up agreements restrict our stockholders from selling, pledging our otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following table indicates approximately when the 16,682,332 shares of our common stock that are not being sold in the offering but which were outstanding as of June 22, 2000 will be eligible for sale into the public market:



                                                                    ELIGIBILITY OF
                                                              RESTRICTED SHARES FOR SALE
                                                                   IN PUBLIC MARKET
                                                              --------------------------
On the date of this prospectus..............................              91,947
90 days after the date of this prospectus...................              36,754
At various times after 180 days from the date of this
  prospectus................................................          16,553,631

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. We generally use words such as "believe," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.


    Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.


                                   TRADEMARKS



    This prospectus contains references to our trademarks
Variagenics-Registered Trademark-, Variagenic-TM-, SAGA-TM-, NuCleave-TM-, ProSNP-TM-, Discover the Difference-TM-, and genes4life-TM-. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of the 5,000,000 shares of common stock we are offering, at an assumed initial public offering price of $12.00 per share, will be $54.7 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds for general corporate purposes, including research and development and potential acquisitions.



    In addition, we estimate that the net proceeds from our concurrent private placement with an affiliate of Waters Technologies Corporation will be $7.2 million.


    The amount and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations and sales and marketing activities. We may also use a portion of the proceeds for research and development and for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or make any investments. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently anticipate retaining all of our future earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying any cash dividends for the foreseeable future. The terms of future credit agreements may prevent us from paying any dividend or making any distributions or payment with respect to our capital stock.

                                 CAPITALIZATION

    The following table presents the following information:


    - our actual capitalization as of March 31, 2000;



    - our pro forma capitalization reflecting the conversion of all outstanding shares of redeemable convertible preferred stock, including
      4,664,705 shares of Series F redeemable convertible preferred stock sold in March 2000 for net proceeds of $19.9 million, into 14,931,289 shares common stock upon the closing of this offering; and



    - our pro forma as adjusted capitalization reflecting the pro forma adjustments mentioned above, the sale of 5,000,000 shares of common stock offered by us in a public offering, and 625,000 shares of common stock offered by us in a concurrent private placement for $7.5 million at an assumed initial public offering price of $12.00 per share, less underwriting discounts and commissions and the estimated offering expenses payable by us.


    This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes appearing elsewhere in this prospectus.


                                                                        MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                               (UNAUDITED)
Obligations under capital leases and line of credit.........  $  1,452   $  1,452      $  1,452
Redeemable convertible preferred stock $.01 par value;
  16,241,164 shares authorized; 14,931,289 shares issued and outstanding, actual; no shares issued and outstanding, pro
  forma and pro forma as adjusted...........................    49,843         --            --
Stockholders' deficit
  Common stock, $.01 par value; 20,406,435 shares
    authorized; 779,752 shares issued and outstanding,
    actual; 15,711,041 shares issued and outstanding, pro
    forma; 21,336,041 shares issued and outstanding, pro
    forma as adjusted.......................................         8        157           213
  Additional paid-in capital................................    36,751     86,445       148,289
  Deficit accumulated during the development stage..........   (39,625)   (39,625)      (39,625)
  Deferred compensation.....................................   (22,878)   (22,878)      (22,878)
                                                              --------   --------      --------
Total stockholders' equity (deficit)........................   (25,744)    24,099        85,999
                                                              --------   --------      --------
      Total capitalization..................................  $ 25,551   $ 25,551      $ 87,451
                                                              ========   ========      ========


    This table excludes the following shares:


    - 2,548,775 shares of common stock that may be issued upon exercise of options outstanding as of March 31, 2000 under our 1997 Employee, Director and Consultant Stock Option Plan at a weighted average exercise price of $0.90 per share; and



    - 2,208,480 shares of common stock reserved for issuance upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $2.93 per share.

                                    DILUTION


    The pro forma net tangible book value of our common stock as of March 31, 2000, reflecting the conversion of all outstanding shares of redeemable convertible preferred stock into 14,931,289 shares of common stock upon the closing of this offering, was $24.1 million, or $1.53 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets, including net proceeds from the sale of Series F redeemable convertible preferred stock of $19.9 million, less total liabilities divided by the number of pro forma shares of common stock outstanding as of March 31, 2000 and including 4,664,705 shares of Series F redeemable convertible preferred stock sold in March 2000. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming our sale of shares of common stock offered by this prospectus at an assumed initial public offering price of $12.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt of $7.2 million in net proceeds from our concurrent private placement with an affiliate of Waters Technologies Corporation, our net tangible book value as of March 31, 2000 would have been approximately $86.0 million, or $4.03 per share. This represents an immediate decrease in net tangible book value of $7.97 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............              $12.00
  Pro forma net tangible book value per share as of
    March 31, 2000..........................................   $ 1.53
  Increase per share attributable to new investors..........     2.50
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................                4.03
                                                                          ------
Dilution per share to new investors.........................              $ 7.97
                                                                          ======



    If the underwriters' over-allotment option is exercised in full, our pro forma as adjusted net tangible book value at March 31, 2000 would have been approximately $4.27 per share, representing an immediate increase in net tangible book value of $2.74 per share to existing stockholders and an immediate dilution in net tangible book value of $7.73 per share to new investors.



    The following table summarizes, on a pro forma basis as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering and in the concurrent private placement at an assumed offering price of $12.00 per share.



                                           SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                         ---------------------    -----------------------    PRICE PER
                                           NUMBER     PERCENT        AMOUNT      PERCENT       SHARE
                                         ----------   --------    ------------   --------    ---------
Existing stockholders..................  15,711,041     73.6%     $ 59,676,166     46.9%      $ 3.80
New investors..........................   5,625,000     26.4%       67,500,000     53.1        12.00
                                         ----------    -----      ------------    -----
  Total................................  21,336,041    100.0%     $127,176,166    100.0%
                                         ==========    =====      ============    =====



    The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants at March 31, 2000. The exercise of all options and warrants outstanding as of March 31, 2000 having an exercise price less than the offering price would increase the dilutive effect to new investors to $8.37 per share.


    If the underwriters exercise their over-allotment option in full, the following will occur:


    - the number of shares of common stock held by existing stockholders will decrease to approximately 71.1% of the total number of shares of our common stock outstanding; and,



    - the number of shares held by new investors will increase to 6,375,000 shares, or approximately 28.9% of the total number of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


    The statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus which have been audited by PricewaterhouseCoopers LLP, independent accountants. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our audited financial statements not included in this prospectus. The statements of operations data for the three months ended
March 31, 1999 and 2000, and the balance sheet data as of March 31, 2000, are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements, and in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair statement of our results of operations and financial positions for these periods. These historical results are not necessarily indicative of results to be expected for any future period. Our historical results are not necessarily indicative of results to be expected for any future period. The data present below should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes, included elsewhere in this prospectus.



                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                    YEAR ENDED DECEMBER 31,                       MARCH 31,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1999       2000
                                      --------   --------   --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenue.............................  $    --    $    --    $    --    $    --    $    399   $     94   $    127
Costs and expenses:
  Research and development..........      909      1,298      2,234      5,071       8,602      1,725      2,712
  General and administrative........      654        781      2,059      3,176       6,945      1,169      2,194
  In-process research and
    development.....................       --         --        674         --          --         --
                                      -------    -------    -------    -------    --------   --------   --------
    Loss from operations............   (1,563)    (2,079)    (4,967)    (8,247)    (15,148)    (2,800)    (4,779)
Other income (expense):
  Interest income...................        9         10        258        200         167         15        115
  Interest expense..................      (79)       (32)       (80)       (98)     (1,497)      (525)       (66)
  Loss on investment in affiliate...       --         --         --         --        (250)      (151)        --
                                      -------    -------    -------    -------    --------   --------   --------
Net loss............................  $(1,633)   $(2,101)   $(4,789)   $(8,145)   $(16,728)  $ (3,461)  $ (4,730)
                                      =======    =======    =======    =======    ========   ========   ========
Dividend on redeemable convertible
  preferred stock...................       --         --       (153)        --      (1,437)        --    (20,749)
Net loss attributable to common
  stockholders......................  $(1,633)   $(2,101)   $(4,942)   $(8,145)   $(18,165)  $ (3,461)  $(25,479)
                                      =======    =======    =======    =======    ========   ========   ========
Net loss attributable to common
  stockholders per share (basic and
  diluted)..........................  $ (7.71)   $ (8.22)   $(13.48)   $(16.13)   $ (29.96)  $  (6.43)  $ (34.85)
Weighted average common shares
  outstanding (basic and diluted)...      212        256        367        505         606        539        731
Unaudited pro forma net loss per
  share (basic and diluted).........                                              $  (2.54)             $  (0.38)
Shares used in computing unaudited
  pro forma basic and diluted net
  loss per share....................                                                 6,594                12,304

                                                          DECEMBER 31,
                                      ----------------------------------------------------       AS OF
                                        1995       1996       1997       1998       1999     MARCH 31, 2000
                                      --------   --------   --------   --------   --------   --------------
                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments............   $  365     $  34     $ 6,994    $   734    $  4,328      $ 21,640
Working capital.....................      377      (804)      6,591     (3,771)      2,799        20,169
Total assets........................      856       445       8,177      5,249       9,403        26,961
Long-term obligations, less current
  portion...........................      150        84          --        868         977           791
Redeemable convertible preferred
  stock.............................       --        --      16,804     16,804      29,094        49,843
Total stockholders' equity
  (deficit).........................      492      (609)     (9,285)   (17,403)    (22,390)      (25,744)


    Please see Note 2 to our financial statements for an explanation of the method used to calculate net loss attributable to common stockholders, basic and diluted net loss per share attributable to common stockholders and the number of shares used in the computation of per share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS APPLYING TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE. SEE "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW


    We are a leader in developing technologies for the discovery and commercialization of drugs and diagnostics based on understanding the genetic differences among individuals. As a pharmacogenomics company offering a full range of solutions to support key steps of the drug discovery and development process, we discover genetic variations characterized by the most common form of genetic variability, single nucleotide polymorphisms, or SNPs, and other genetic differences and use this information to improve and enhance drugs in development and develop new drug targets. We also intend to use our technology to bring high-value diagnostic products to market. We have developed our NuCleave-TM-proprietary method for testing genes using mass spectrometry, a tool used to measure molecular weight, for use in clinical research, and we develop assays which may be used as diagnostics. From inception in December 1992 through 1996, the main focus of our research activities was directed toward developing a pharmacogenomic approach to cancer therapy. In 1996 that focus was broadened to include SNP discovery and development of pharmacogenomic technologies. Since our inception in 1992, our operating activities have been primarily devoted to research and development, recruiting personnel, raising capital, acquiring assets and business development. In the second half of 1999, we recognized revenue from our first commercial collaboration.



    We have incurred losses since our inception and, as of March 31, 2000, we had an accumulated stockholders' deficit of $39.6 million. We anticipate incurring additional operating losses through at least the end of 2001, as we expand the commercialization of our products and services to the clinical research market and we fully implement our business strategy. This expansion is expected to result in increases in research and development, marketing and sales, and general and administrative expenses. Payments under contracts, collaborations and licensing arrangements will be subject to significant fluctuation in both timing and amount and, therefore, our results of operations for any period may not be comparable to the results of operations for any other period.


SOURCES OF REVENUE AND REVENUE RECOGNITION


    Our revenue to date has been generated from collaborations and research grants from a governmental agency. We recognize revenue from collaborations and grants in the period in which our specific performance obligations under the terms of the contracts are satisfied and related costs are incurred. Payments received in advance under agreements are recorded as deferred revenue until earned. As of March 31, 2000, we had approximately $0.1 million of deferred revenue.


RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 2000 AND 1999



    REVENUES. Revenues totaled $0.1 million for each of the three month periods ended March 31, 2000 and 1999. Revenues for the quarter ended March 31, 2000 were from collaborations and revenues for the quarter ended March 31, 1999 were from a Small Business Innovation and Research grant from the National Institute of Health.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of salaries and related personnel costs, consumable laboratory supplies, facilities and equipment expenses, license fees and fees paid to scientific advisors, consultants and sponsored research providers. We expense our research and development costs as they are incurred. Research and development expenses increased to $2.7 million for the quarter ended March 31, 2000 from $1.7 million for the quarter ended March 31, 1999. The increase was due primarily to increased stock-based compensation expense of approximately $0.9 million from the quarter ended March 31, 1999 relating to option grants.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and related expenses for executive, business development, finance and other administrative personnel, facility operations and equipment costs, legal expenses for general legal activities and preparation of intellectual property filings, recruiting and marketing. General and administrative expenses increased to $2.2 million for the quarter ended
March 31, 2000 from $1.2 million for the comparable period of 1999. The increase in general and administrative expense was primarily due to increased stock-based compensation expense of approximately $1.2 million from the same quarter in 1999.



    We recognized $2.2 million in the quarter ended March 31, 2000 and $0.1 million in the quarter ended March 31, 1999, in equity-related charges resulting from grants of options and stock to employees and options and restricted stock to non-employees. These charges are included in research and development or general and administrative expenses depending upon the nature of the work performed by the individuals receiving the grants. We incurred expenses of $1.3 million for the three month period March 31, 2000, related to the issuance of stock options to employees. The options granted to employees generally vest over four years, which will result in additional compensation expense of $22.9 million for periods subsequent to March 31, 2000. In May and June 2000, we issued 135,603 common stock options to employees and directors at an exercise price of $3.78. We will record deferred compensation of $1.2 million in the second quarter which will be amortized over the future vesting period. In conjunction with entering into a license agreement with an academic institution in June 2000, we issued 35,865 shares of common stock. We will record an expense of $0.4 million in the second quarter of 2000 related to this agreement.



    We also incurred expenses of $0.9 million in the first quarter of 2000 and $0.1 million in the first quarter of 1999, related to restricted stock and options granted to non-employees. Non-employee equity grants are subject to remeasurement over the vesting period and we cannot estimate the expense we will recognize in future periods because the amount expensed will depend on a number of variables, including our stock price.



    INTEREST INCOME. Interest income increased to $115,000 for the first quarter of 2000 from $15,000 for the comparable quarter in 1999 due to the increase in cash from the sale of our Series F redeemable convertible preferred stock in March 2000.



    INTEREST EXPENSE. Interest expense decreased to $0.1 million for the first quarter of 2000 from $0.5 million for the comparable quarter in 1999 due to interest from convertible notes and warrants recorded in the 1999 quarter.



    NET LOSS AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS. The net loss increased to $4.7 million for the first quarter of 2000 from $3.5 million for the comparable quarter in 1999 primarily due to the increase in non-cash equity related charges. In March 2000, we issued redeemable convertible preferred stock at $4.29 per share for net proceeds of $19.9 million. The issuance of these shares resulted in a beneficial conversion feature, which we recorded as a dividend of $19.9 million to the preferred holders and which increased the loss attributable to common stockholders to $25.5 million.


YEARS ENDED DECEMBER 31, 1999 AND 1998


    REVENUES. Revenues totaled $0.4 million for the year ended December 31, 1999, with no revenues recorded in 1998. We generated no revenues from our inception in December 1992 through December 31, 1998. Revenues for the year ended December 31, 1999 included $0.2 million from collaborations and $0.2 million from two Small Business Innovation and Research grants from the National Institute of Health.



    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $8.6 million for the year ended December 31, 1999 from $5.1 million for the year ended December 31, 1998. The increase was due primarily to increased salary and related personnel costs as we expanded our research and technology development activities and stock-based compensation expense of approximately $1.9 million relating primarily to option grants. We expect research and development spending to increase significantly over the next several years as we expand our research and technology development efforts.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $6.9 million for the year ended December 31, 1999 from $3.2 million for the comparable period of 1998. General and administrative expenses for 1999 includes a charge of $1.8 million recorded in connection with the cancellation of our agreements with Nova Molecular, Inc. In consideration for the cancellation of: 1) a funding commitment, 2) a license agreement and
3) a conversion agreement that contained anti-dilution provisions, we issued 380,640 shares of our Series D redeemable convertible preferred stock, valued at $1.0 million, to the holders of Nova Molecular's Series A preferred stock, and paid $0.8 million to Nova Molecular. General and administrative expenses in 1999 also include stock-based compensation expense of $1.1 million for stock and stock option grants. The increase in general and administrative expense from 1998 to 1999 was primarily due to these charges as well as increased salary and related costs due to an increase in general and administrative personnel and increased recruiting costs.



    We recognized $3.0 million in 1999 in equity-related charges resulting from grants of options and stock to employees and options and restricted stock to non-employees. These charges are included in research and development or general and administrative expenses depending upon the nature of the work performed by the individuals receiving the grants. We incurred expenses of $0.6 million in 1999 related to the issuance of stock options to employees. These employee options generally vest over four years, which will result in additional compensation expense of $6.3 million for periods ending subsequent to December 31, 1999. We also incurred expenses of $1.6 million in 1999 related to restricted stock and options granted to non-employees. Non-employee equity grants are subject to remeasurement over the vesting period and we cannot estimate the expense we will recognize in future periods because the expense will depend on a number of variables, including our stock price.


    INTEREST INCOME. Interest income, which is earned on cash equivalents and short-term investments, decreased to approximately $167,000 for the year ended December 31, 1999 from approximately $200,000 for the comparable period in 1998. The decrease was due to a lower average balance of cash equivalents and short-term investments in 1999 than in 1998 resulting from cash used in 1999 for operating activities and for investments in leasehold improvements in connection with our move to a larger facility in December 1998.

    INTEREST EXPENSE. Interest expense increased to $1.5 million for the year ended December 31, 1999 from $0.1 million for the comparable period in 1998. The increase was primarily due to non-cash interest expense of $1.0 million recorded in connection with warrants issued with convertible notes payable and to non-cash interest expense of $0.3 million on convertible notes payable that converted into Series E-2 redeemable convertible preferred stock on July 30, 1999.

    NET LOSS. Due to the increases in expenses from 1998 to 1999 described above, our net loss was $16.7 million for the year ended December 31, 1999 compared with a net loss of $8.1 million for the comparable period in 1998.

YEARS ENDED DECEMBER 31, 1998 AND 1997


    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $5.1 million for the year ended December 31, 1998 from $2.2 million for the year ended December 31, 1997. The increase was due primarily to increased payroll and related costs, increased costs of consumable laboratory supplies and increased facility and equipment costs, as we expanded our research programs in SNP discovery and technology development.


    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $3.2 million for the year ended December 31, 1998 from $2.1 million for the comparable period of 1997. The increase was primarily attributable to increased general legal expenses, increased salary, travel and marketing costs due to an increase in business development activities and increased facility and office operations costs.


    IN-PROCESS RESEARCH AND DEVELOPMENT. We recorded a charge of $0.7 million for in-process research and development in the year ended December 31, 1997 resulting from our purchase of certain assets of Avitech Diagnostics, Inc. in September 1997. The in-process research and development related to enzyme-based processes used in discovering genetic variations. In 1999, we revised our process for discovering genetic variations and no longer use an enzyme-based approach. We recorded no comparable charge in 1998.


    INTEREST INCOME. Interest income decreased to approximately $0.2 million for the year ended December 31, 1998 from approximately $0.3 million for the comparable period in 1997. The decrease was due to a lower average balance of cash equivalents and short-term investments in 1998 than in 1997 resulting from cash used for operating activities and for investments in leasehold improvements and equipment.

    INTEREST EXPENSE. Interest expense increased to approximately $98,000 for the year ended December 31, 1998 from approximately $80,000 for the comparable period in 1997 primarily due to an increase in equipment under lease.

    NET LOSS. Due to the increases in research and development, general and administrative expenses from 1997 to 1998 and the in-process research and development charge described above, our net loss was $8.1 million for the year ended December 31, 1998 compared with a net loss of $4.8 million for the comparable period in 1997.

LIQUIDITY AND CAPITAL RESOURCES


    We have financed our operations from inception primarily through private sales of preferred stock and equipment financing arrangements. As of March 31, 2000, we have received net proceeds of $55.0 million from issuances of redeemable convertible preferred stock, including related convertible notes payable that converted into redeemable convertible preferred stock. We have financed equipment purchases through leases and loans totaling $2.2 million. As of March 31, 2000, we had an equipment loan of $0.2 million and $1.3 million in capitalized lease obligations. We lease our corporate facility under an operating lease which expires in 2008. We also have contractual commitments to licensors and sponsored research providers totaling $0.6 million at March 31, 2000, of which $0.2 million is due within one year.


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    Cash and cash equivalents increased by $19.8 million in the first quarter of
2000 to $21.6 million at March 31, 2000. We used $2.4 million for operations in the first quarter, which consisted of the net loss of $4.7 million offset by non-cash compensation expense of $2.2 million and depreciation and amortization of $0.2 million. We used $0.1 million to purchase fixed assets and received
$19.8 million from our financing activities, which included $19.9 million in net proceeds from our sale of Series F redeemable convertible preferred stock.



    Cash and cash equivalents increased by $1.1 million in 1999 to $1.8 million at December 31, 1999. Cash used for operating activities increased from 1998 to 1999 and from 1997 to 1998, primarily due to the increases in net loss. We used $10.4 million for operations in 1999. This consisted of the net loss for the year of $16.7 million offset in part by several non-cash charges, including $3.0 million for compensation charges from stock awards and option grants, $1.0 million relating to the issuance of Series D redeemable convertible preferred stock to Nova Molecular stockholders, $0.3 million relating to our share in the losses of Nova Molecular, $0.7 million of depreciation and amortization and $1.1 million of non-cash interest expense. We used
$7.0 million for operating activities for the year ended December 31, 1998 and $3.3 million for operating activities for the year ended December 31, 1997.


    We used $3.1 million for investing activities in 1999, $2.5 million for the purchase of short-term investments, $0.3 million for our equity investment in Nova Molecular and $0.6 million for capital expenditures that were offset by $0.3 million of reimbursement of leasehold improvements costs. In 1998, we received $7.0 million from the maturity of short-term investments that was offset by $2.1 million invested in leasehold improvements and equipment. In 1997 we used $8.0 million for investing activities, which included $7.0 million used to purchase short-term investments, $0.6 million used for the acquisition of assets of Avitech and $0.4 million for capital expenditures.

    We received $14.6 million from our 1999 financing activities, which included $10.6 million in net proceeds from our sale of Series E and E-2 redeemable convertible preferred stock and related proceeds of $4.7 million from bridge notes payable which were converted into Series E and E-2 redeemable convertible preferred stock. We also drew down $0.4 million on a bank line of credit. These financing proceeds were offset in part by repayments of the bank line of credit and equipment loan totaling $0.8 million and repayments of capitalized lease obligations totaling $0.3 million. In 1998, we received $3.3 million from convertible notes payable, and $0.6 million from a line of credit, offset by a $1.0 million payment as collateral for a letter of credit securing a facility lease obligation. We generated $11.3 million from financing activities in 1997, including $10.3 million in net proceeds from the sale of Series B redeemable convertible preferred stock and $1.1 million from convertible notes payable.


    As of March 31, 2000, we had $21.6 million of cash and cash equivalents as compared with $4.3 million of cash, cash equivalents and short-term investments at December 31, 1999. In May 2000, we received $2.4 million in proceeds from the exercise of warrants. In June 2000, we entered into an alliance agreement with Waters Technologies Corporation which provides for payments to us of up to $7.0 million. We believe that our cash reserves, including the net proceeds of $19.9 million from the sale of our Series F redeemable convertible preferred stock in March 2000, our expected short-term revenue, the net proceeds of this offering, and the proceeds from our concurrent private placement with an affiliate of Waters Technologies Corporation will be sufficient to fund our operations at least through the year 2002. During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirements, we may need to issue additional equity or debt securities or obtain additional credit arrangements. Additional financing may not be available on terms acceptable to us or at all. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders.


    We cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will not

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
require substantial additional funding before we can achieve profitable operations. Our capital requirements depend on numerous factors, including the following:

    - our ability to enter into additional collaborative agreements;

    - competing technological and market developments;

    - changes in our existing collaborative relationships;

    - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

    - the purchase of additional capital equipment;

    - the expansion of our facilities;

    - the progress of our existing and future milestone and royalty producing activities; and

    - the availability of additional funding, if necessary, and if at all, on favorable terms.

IMPACT OF INFLATION

    We do not believe inflation has had a material impact on our business or operating results during the periods presented.

DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk is principally confined to our cash equivalents and investments, all of which have maturities of less than one year. We maintain a non-trading investment portfolio of investment grade, liquid debt securities that limits the amount of credit exposure to any one issue, issuer or type of instrument. The fair value of these securities approximates their cost.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133, as amended, is effective for fiscal years beginning on or after June 15, 2000 and is not anticipated to have an impact on our financial position or results of operations.


    In March 2000, the FASB issued FASB Interpretation ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of Accounting Principles Board ("APB") Opinion 25". FIN 44 clarifies the application of APB Opinion 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our financial position or results of operations.


                                       31
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                                    BUSINESS

OVERVIEW


    We are a leader in the development and commercialization of technologies related to pharmacogenomics. Pharmacogenomics is the study of the correlation between an individual's genetic differences, or genetic variability and his or her specific response to a drug. The most common form of this genetic variability is a single nucleotide polymorphism, or SNP. We use our pharmacogenomics technology, expertise and proprietary data to improve and enhance the effects of drugs in development and develop new drug targets, and we also intend to use our technology to bring high-value diagnostic products to market. We are a pharmacogenomics company offering a full range of solutions to support key steps of the drug discovery and development process, extending from drug target identification through clinical trials to commercialization. We intend to establish multiple sources of revenue, which will include collaboration revenues, license fees, milestone payments and royalties on products commercialized using our technology.



    Since our inception in December 1992 through 1996, the main focus of our research activities was directed toward developing a pharmacogenomics approach to cancer therapy. In 1996, we significantly broadened our focus to include SNP discovery and development of pharmacogenomics technologies, with applications targeted to several therapeutic areas including cancer, central nervous system disorders, cardiovascular disease and inflammatory disorders, among others.


BACKGROUND


    The effect that a drug has on an individual is often a function of that individual's unique genetic make-up. Genetic variation may also explain why some individuals contract certain diseases and others do not, and may also determine why some individuals respond differently to the same drug. Typically, drugs are developed to interact with a single version of a given protein in the human body. Accordingly, a drug may only be effective in individuals that carry the specific protein for which the drug was designed. Individuals who have a genetically-caused variation in these proteins, or the proteins involved in the metabolism of the drug, may not respond to the drug or may experience adverse side effects.


    The methods used by the pharmaceutical industry to develop new drugs and to improve existing drugs are expected to undergo a fundamental transformation to take genetic variation into account. In fact, genetic variation can play a significant role in all stages of drug discovery and development. Genetic variation information can also be used to improve drugs already on the market by providing information to select the best drug for a particular patient.

    GENOMICS


    The foundation for the collection of cells that make up the human body is the genetic material known as deoxyribonucleic acid, or DNA. It is the DNA contained in all cells that is responsible for determining the inherited characteristics of living organisms. Each DNA molecule contains two complementary strands comprised of chains of four different chemical bases called nucleotides. The order in which nucleotides pair together is called the DNA sequence. DNA is organized into functional regions known as genes. The exact DNA sequence in all the genes of an individual, called a genome, is unique to each individual and forms each individual's genetic make-up. The entire collection of genes resides on the 23 pairs of chromosomes that compose the human genome. Genomics, broadly defined, is the study of the genome and its importance in human physiology and disease.


    The field of genomics is proceeding through the following three interactive phases:

    - the identification, or sequencing, of each base pair of DNA;

    - the definition of the functional role of genes within the human genome;
      and

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

    - most recently, pharmacogenomics, the application of knowledge of how genetic variation among individuals may be used to improve existing drug development programs and to discover new drug targets.



    The Human Genome Project, an international government and foundation-funded effort to sequence human DNA, is on target to identify the definitive sequence of every gene in the human genome by 2003. More recently, a private industry effort has been launched to sequence the human genome with the hope of completing the sequence as early as 2000.


    The first phase of the genomics effort has resulted in a dramatic increase in the volume of DNA sequence data, creating a critical mismatch between the availability of vast amounts of sequence information and the ability to understand and use that information. As a result, the genomics effort is now becoming focused on understanding the functional relevance of individual genes and genetic variation and applying this knowledge to drug discovery and development. Significant progress on the last two phases is necessary for genomics to change the practice of medicine from identifying disease by gross symptomatic complaints to identifying potential or underlying disease at the genetic level. The use of genomics could enable physicians to treat disease prior to the development of clinical symptoms and, in particular, to tailor treatments to the unique genetic make-up of an individual. For this to become a reality, however, the enormous amount of genomics data currently being generated must be sorted and interpreted in a cost-effective fashion and in a method practical for use in clinical testing.

    GENETIC VARIABILITY, SNPS, GENOTYPES AND HAPLOTYPES

    A difference in one or more nucleotide base of a DNA sequence, referred to as a genetic variation, can modify the way a gene functions. The most common type of genetic variation is called a single nucleotide polymorphism, or SNP. It is estimated that hundreds of thousands of SNPs contribute to the differences between individuals and among groups of individuals. However, only a small subset of those SNPs is likely to be related to disease susceptibility or to how an individual responds to a drug. The challenge is to prioritize which subset of SNPs can be effectively utilized within the costly clinical trial process.

    After a SNP is discovered, a genetic test, or assay, must be developed to allow for rapid and repetitive testing of the occurrence of that SNP in a targeted population. The basic process to identify the presence of a SNP is called genotyping. A patient's genotype contains the summary of all of the SNPs identified for that patient for a particular evaluation. Generally, a genotyping analysis will identify the presence of a small subset of the total SNPs in a patient.


    A more profound test in many cases is to identify the group of SNPs, or haplotype, that collectively exerts an effect on drug action. Haplotypes should have far greater predictive value than individual SNPs, and we believe researchers will be increasingly turning to haplotypes as a better indicator of the potential effects of drugs. We believe that haplotyping assays will reduce the total number of possible explanations for SNP variations down to a number that is practical to test in the size of clinical trials commonly conducted in a drug development program.


    PHARMACOGENOMICS

    It has long been known that people respond differently to the same drug. The field of pharmacogenomics studies these variations in drug response and their relation to genetic differences. We believe that the emerging ability to correlate drug response with SNPs should enable doctors to prescribe appropriate drugs to patients with the goal of maximizing drug response and minimizing negative side effects. Pharmacogenomics can be applied at each stage of drug development from identification of a drug target through clinical trials to commercialization.

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
    DRUG TARGET IDENTIFICATION


    The process of discovering and developing a new drug is long and complex, taking an average of 12 to 15 years from initial discovery to FDA approval. According to a 1999 study published by the Pharmaceutical Research and Manufacturers of America, for every 5,000 to 10,000 chemically synthesized molecules screened, only one becomes an approved drug. This statistic suggests that a pharmacogenomic screening capability, introduced early in the drug target development process, would save drug development sponsors significant time and money. Pharmaceutical companies could use targeted pharmacogenomic screening to eliminate non-promising compounds earlier. Furthermore, compounds that make it through the screening process should have a higher overall chance of success.


    CLINICAL TRIALS


    Making the clinical trial process more efficient is critical to a pharmaceutical company's ability to manage its costs. According to the Boston Consulting Group, the pre-tax cost of the pharmaceutical research and development process for drugs introduced in the early 1990s could be over $500 million. The challenge is for drug developers to use meaningful pharmacogenomics data to predict which patients are likely to benefit from a drug or to identify those patients who will not experience negative side effects. Pharmacogenomics information could be used to reduce the length of the clinical trial by selecting patients who are likely to develop disease earlier and/or respond to therapy faster. In addition, pharmacogenomics could be used to reduce the number of patients in many clinical trials. According to the Pharmaceutical Research and Manufacturers of America, today, the average new drug application for a new prescription drug is based on almost 70 clinical trials involving more than 4,000 patients. Pre-selecting patients for a clinical trial who are likely to respond to the drug candidate could significantly reduce the required sample size.


    COMMERCIALIZATION


    Pharmacogenomics data about an individual's potential response to a drug creates opportunities to enhance the commercial value of pharmaceuticals. Given the high cost of drug development, the ability to properly market a new drug to its ideal target population is key to maximizing the drug's potential value. If the appropriate set of pharmacogenomics data can be identified and the appropriate diagnostic tests were developed for a given drug, patients could be steered more quickly to appropriate therapies. This information may allow the pharmaceutical industry to engage in highly-focused product positioning and marketing campaigns. In addition, broad usage of a drug in patient segments where the drug is not effective could jeopardize overall usage of the drug, even to the point of recall.


    DNA ANALYSIS PLATFORMS

    A need is emerging within the pharmacogenomics market for platform technology and assays suitable for the challenges of clinical research to enable routine testing of genotypes and haplotypes. Key aspects of the ideal DNA analysis platform in clinical research include:

    - ultra-high accuracy to reduce the risk of mistakes that can jeopardize an entire drug development program;


    - accommodation of a constantly-changing mix of custom SNP tests in relatively small patient populations; and


    - appropriate economic efficiencies.

    Also, it is critical that these platforms effectively handle both genotyping and haplotyping analyses. We believe that the genotyping and other DNA analysis platforms currently available in the market do not adequately address the commercial requirements of the clinical trial setting.

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
VARIAGENICS' SOLUTIONS


    We are a leading pharmacogenomics company offering a broad range of solutions for applying pharmacogenomics to the discovery and development of new drugs and diagnostics, extending from drug target identification through clinical testing to commercialization.


   WE HAVE USED AN EXTENDED CANDIDATE GENE APPROACH TO DEVELOP A
   HIGHLY-CHARACTERIZED PROPRIETARY SNP DATABASE.


    We believe that our proprietary ProSNP-TM- database is the most comprehensive collection of genetic variability data specific to pharmacogenomics and relevant to major drugs in development, including drugs for cancer and for cardiovascular, central nervous system and inflammatory disorders. We have targeted our SNP discovery to extended candidate gene sets considered most likely to affect drug activity. Moreover, our SNP detection is performed on DNA samples derived from an ethnically and geographically diverse panel of over 100 anonymous individuals. This provides a greater than 99% probability of detecting SNPs with a frequency in the population of 10% or greater. Our database of over 17,000 SNPs is highly-characterized. It includes information on the percentage occurrence of selected SNPs in a target population and information on our SNPs' potential significance to drug response. Our database also contains critical information regarding important haplotype groupings.



    We will also perform custom SNP discovery for our collaborators, working jointly to select an extended set of candidate genes. Alternatively, we can screen for SNPs in the DNA from patients in a clinical trial with a specific disease or drug response.


   WE USE OUR TECHNOLOGIES TO SELECT AN OPTIMAL SET OF SNPS FOR CLINICAL
   TESTING.


    Our Variagenic-TM- Impact Program's proprietary technologies filter and focus the tremendous volume of SNP and other genetic information into a usable amount of data suitable for clinical research testing. The hundreds of thousands of individual SNP data points now entering the public and private domain have little commercial utility without a process for reducing this information to a manageable set of genetic markers. Our Variagenic-TM- Impact Program technology incorporates proprietary bioinformatics software which allows researchers to compare genetic sequence data with public and proprietary databases to quickly analyze the common haplotypes in key genes. In addition, we utilize experimental methods to identify haplotypes that are associated with drug action. We believe that the future effectiveness of pharmacogenomics will largely depend on the ability to experimentally detect haplotypes, and that we are well positioned to be a leader in this new emerging technology.



    WE WILL COMMERCIALIZE OUR NUCLEAVE-TM- DNA TESTING AND ANALYSIS TECHNOLOGY.


    After we have reduced the number of potentially relevant genetic markers to a subset appropriate for clinical testing, it is necessary to incorporate these markers into assays or test kits. These assays will enable highly accurate and reproducible testing to be performed on DNA samples from patients known to have responded in a certain way to drug treatment.


    The assays will be performed using our proprietary NuCleave-TM- DNA testing and analysis technology which is based on the integration of new genotyping and haplotyping methods, proprietary purification procedures, robotics and mass spectrometry. This combination results in a high-volume automated SNP detection system that combines the high accuracy and high throughput of mass spectrometry with the low set up and test costs required in the clinical research marketplace. We anticipate launching our NuCleave-TM- DNA testing and analysis technology commercially in late 2000.

   WE WILL DEVELOP NEW DIAGNOSTIC PRODUCTS AND IMPROVED DRUGS BOTH INTERNALLY AND WITH OUR COLLABORATORS.


    Ultimately, our pharmacogenomics approach should enable the development of improved, targeted therapeutic and diagnostic products. We anticipate that our Variagenic-TM- Impact Program will substantially impact the drug development programs of our pharmaceutical collaborators.


    We intend to fund the development of multiple diagnostics programs, as well as establish research collaborations, to co-develop additional diagnostics products. We have commenced clinical studies on a diagnostic test to determine appropriate therapeutic applications for colon cancer. This is being studied in a clinical trial at the Dana Farber Cancer Institute. We are also engaged in clinical studies on a cardiovascular risk assessment diagnostics product.


  AN EXAMPLE: PHARMACOGENOMICS IN COLON CANCER


      The treatment of colon cancer is very challenging and pharmacogenomics may provide promising solutions. Current therapies for colon cancer are effective in less than 50% of patients and choosing a drug treatment with modest or no efficacy may lead to further costly medical complications. In addition, physicians do not always have clear guidelines as to when to start treating colon cancer, and how long and/or aggressively to treat this disease. If we assume that drug effectiveness is at least partially associated with the genetic background of colon cancer patients, our pharmacogenomics approach may offer the following solutions:


     - genetic tests to identify which patient groups respond to available drugs;

     - tests to identify whether some patients are genetically predisposed to tolerating a more aggressive dosage of a given drug, with a corresponding faster treatment of the colon cancer; and

     - tests to identify whether some patients have a genetic predisposition to have recurring colon cancer and/or cancer spreading to other organs which might be mitigated by remaining on maintenance doses of appropriate therapy.

      By using a combination of these above tests developed through pharmacogenomics, we believe patients may realize the following benefits:

     - patients who respond favorably to one of the available drugs will receive the necessary medication;

     - patients who would have received an inappropriate medication will avoid the possible side effects of an inadequate treatment and may avoid the risks of continuing to be untreated while on the ineffective medication; and

     - patients who have not responded to treatment with available drugs should benefit by having their physicians focusing on alternative ways to manage the disease.


    We have developed a unique approach to cancer therapy called Variagenic-TM-Targeting, which is based on our understanding of the deterioration of chromosomes in cancer cells, or loss of heterozygosity. We have identified over 20 potential targets for new drugs and will continue to identify new targets in this area.


BUSINESS STRATEGY


    We have developed a focused business plan to commercialize our genomics assets and position Variagenics as the leader in pharmacogenomics. Our strategy focuses on the commercialization of therapeutics and diagnostics based on our proprietary pharmacogenomic technologies, databases and


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

expertise, while positioning Variagenics to be the leader in bringing new pharmaceutical products and diagnostics to the market. The key elements of our strategy are:


   RAPIDLY COMMERCIALIZE OUR FULL RANGE OF PHARMACOGENOMICS CAPABILITIES


    We provide a comprehensive product offering covering key stages of pharmaceutical product development from discovery through development to commercialization. Our highly characterized proprietary database of SNPs, proprietary clinical research focused genotyping platform and expertise in the development of therapeutics offers pharmaceutical and diagnostic companies a complete solution that allows for more cost-effective and improved drug and diagnostic test development.



   ESTABLISH DIVERSE SOURCES OF REVENUE



    We have targeted several complementary strategic business segments to provide us with a diverse set of revenue sources. We will work with our collaborators to provide pharmacogenomic solutions from drug development through commercialization. Revenues are currently generated from collaboration funding and milestone achievement, and are expected to be followed by royalties on drugs, diagnostic products and technology platforms as they are launched. We also plan to earn royalties from sales relating to our NuCleave-TM- analysis technologies when they are launched, including royalties on sales of instruments and reagents, which are chemical compounds used in assays.



   CAPITALIZE UPON OUR EXPERTISE TO BRING IMPROVED PHARMACEUTICAL AND DIAGNOSTIC PRODUCTS TO MARKET



    We expect to add significant value to our pharmaceutical collaborators' drugs while also using our expertise to target future drug candidates. A corresponding part of our strategy is to develop and commercialize the diagnostic tests that will be linked to future drugs that have been improved using pharmacogenomics for both treatment prognosis and selection of the most appropriate drug regimen. This will be accomplished by combining our proprietary database, our DNA analysis platforms and other technologies with collaborations in the life sciences, reagents, reference laboratories and diagnostics manufacturing fields.


    MAINTAIN AND IMPROVE OUR PROPRIETARY TECHNOLOGY BASE

    We expect to continue to be a leader in developing a technology base that is focused on the commercial applications of pharmacogenomics. We have established a proprietary SNP database clustered among genes important to common drug mechanisms and pathways related to drug efficacy, side effects and metabolism. We will continue to pursue innovation in the technology areas that we feel are critical, including our establishment of the following:


    - proprietary database and the right to use newly discovered SNPs and genes;



    - proprietary positions for technologies used to detect genetic variances, including genotyping and haplotyping; and


    - proprietary rights to genetic pathway targets involved in drug response in major disease categories.


    USE MANAGEMENT'S INDUSTRY EXPERTISE IN OUR TARGET BUSINESS SEGMENTS



    We have established a management team that has expertise across the genomics, pharmaceutical, diagnostic, life sciences and clinical research industries. We plan to use this diversity of industry expertise to target pharmacogenomics opportunities in these industries. We expect to continue to strengthen this team with key hires from these target business segments to ensure that we maintain a practical solutions-oriented approach by understanding the market dynamics within these segments.


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
COMMERCIAL COLLABORATIONS


    We have established, or intend to establish, commercial collaborations with leading companies in each of our targeted market sectors, including pharmaceuticals/biotechnology, diagnostics/laboratory services, life sciences and clinical research organizations. In the clinical research organization sector, both Covance, Inc. and Quintiles Transnational Corporation selected us as their collaborator for complementary segments of the market.



    Covance, a world-wide market leader in providing laboratory services for clinical trials, selected us as their provider of genotyping assays. We have targeted Covance to be a key user of our NuCleave-TM- DNA testing and analysis technology. Our August 1999 alliance agreement with Covance provides funding to us for assay development and royalties payable to us for laboratory tests performed at Covance. Under this agreement, Covance is the only contract research organization which can directly license our technologies for providing pharmacogenomic lab services in clinical trials. We achieved our first milestone under the Covance agreement in February 2000, when we delivered to Covance 17 assays relevant for standard pharmacogenomic testing. Our agreement with Covance is for a five-year term, subject to adjustment, after two years. After two years, if we have not achieved predetermined sales levels, Covance may discontinue funding. In this event we may terminate the agreement. Covance may terminate the agreement if (i) we fail to achieve assay production targets, or
(ii) we have a change in control, including if Taylor J. Crouch ceases to serve as our Chief Executive Officer. Either party may terminate the agreement upon material breach, misconduct or insolvency of the other party. After the five-year term expires, the agreement may be automatically renewed for additional one-year terms.


    Our arrangement with Quintiles is a preferred provider co-marketing arrangement under which Quintiles' worldwide business development group will incorporate our SNP discovery and clinical design services into the Quintiles selling cycle. Our December 1998 agreement with Quintiles is for a two-year term and may be renewed by mutual agreement. We will receive revenues from this marketing agreement based on the types of pharmacogenomic services we perform under the contract. The agreement may be terminated by either party upon a material breach of the agreement.


    In the life sciences sector, we have formed collaborations with both Waters Technologies Corporation and Bruker Daltonics, Inc.



    We entered into a strategic alliance with Waters in June 2000 to combine our proprietary NuCleave-TM- chemical cleavage genotyping and haplotyping technologies with Waters' DNA sample purification technology to create a kit for NuCleave-TM- mass spectrometry applications. Both Waters and Variagenics will develop the market for the NuCleave-TM- technology and kits among pharmaceutical companies and clinical laboratories. The alliance is subject to approval under the Hart-Scott-Rodino Act. As part of the alliance, we may receive up to $7 million in fees or upon the achievement of milestones, as well as royalties on kit sales. In addition, we will issue to an affiliate of Waters $7.5 million in common stock at the initial public offering price in a private placement to close concurrently with our initial public offering. Also, if the public offering closes on or before August 31, 2000, we will issue a warrant to the Waters affiliate to purchase an additional 15% of the shares issued in the concurrent private placement. The warrant has a five year term and an exercise price per share equal to the initial public offering price. The alliance will continue until the later of: (i) the expiration of our patent rights for the technology that are the subject of the alliance, (ii) 15 years after the first commercial sale of kits developed under the alliance or (iii) by mutual consent of Waters and Variagenics to terminate the alliance. Waters may terminate the alliance upon 120 days' notice after two years from the formation of the alliance, subject to Waters' fulfillment of a supply commitment.



    The Waters affiliate has agreed in a standstill agreement with us to refrain from taking certain actions, including acquiring additional shares of our stock, soliciting proxies or participating in an election contest with respect to Variagenics, or acting alone or with others to acquire Variagenics. The standstill agreement will terminate upon the earlier to occur of: (i) the termination of the alliance agreement, (ii) approval by our Board of Directors of the merger of our company or the acquisition of more than 30% of our securities by a third party, (iii) a publicly announced tender or exchange offer for our securities, and (iv) the third anniversary of the standstill agreement.



    In May 2000, we entered into a collaboration with Bruker Daltonics, Inc., a leading provider of life sciences tools based on mass spectrometry, to manufacture and develop mass spectrometers for our NuCleave-TM- DNA testing and analysis system. We will use the resulting system and also market and sell the system to our pharmaceutical and drug-development collaborators to identify genetic variances including genotypes and haplotypes. The collaboration agreement with Bruker Daltonics extends until December 31, 2001, or until terminated by either party for any reason upon 90 days notice. The parties may agree to renew the agreement for additional one-year terms.



    We expect to place our NuCleave-TM- DNA testing and analysis system in Covance's largest testing laboratory in Indianapolis, Indiana by the end of 2000.


    In the pharmaceutical sector, we anticipate a significant demand for our Variagenic-TM- Impact Program capabilities and we are in late-stage discussions with a number of pharmaceutical companies regarding custom SNP discovery and assay development collaborations. We have begun work on our first two funded Variagenic-TM- Impact Program collaborations.


    In the diagnostics/laboratory sector, we market the ApoE genotype through a July 1999 co-marketing agreement with Nova Molecular, Inc., a clinical laboratory services company in which we have an equity interest. The ApoE genotype is associated with Alzheimer's and certain cardiovascular diseases. ApoE is the most widely cited pharmacogenomic marker in the industry. Under this agreement, we will earn royalties on ApoE genotyping tests sold by us and performed by Nova Molecular. Our agreement with Nova Molecular is for a three-year term and may be automatically renewed for additional terms of one year each, unless either party gives notice to the other of its intent not to renew at least 90 days prior to the expiration of each term.


SPONSORED RESEARCH

    We believe that maintaining and expanding our close collaborations with academia will be important to our success. We have numerous academic collaborations centered on several in-licensed genes with demonstrated pharmacogenomic effects. These genes include MTHFR (cardiovascular and cancer applications), TPMT (cancer, transplant and arthritis applications), DPD (cancer), ICAM-1 (Crohn's disease and inflammation), and MGMT (chemosensitizing agents). We have also established sponsored research arrangements with leading academic institutions, as well as consulting agreements with scholars, to keep pace with the rapid development within the pharmacogenomics field.


    David Housman, Ph.D., Ludwig Professor of Biology at the Massachusetts Institute of Technology and our founder, is chairman of our Board of Directors. In addition, we are also funding research at the University of Reading, England, in their Departments of Medical and Pharmaceutical Statistics and Applied Statistics. This sponsored research program is aimed at developing new methods for genetic analysis in clinical trials. We are also supporting clinical collaborations at the Dana Farber Cancer Institute, University of Reading and McGill University, as well as at several other institutions. These clinical collaborations include clinical trials of our first diagnostic products in colon cancer and in the cardiovascular area.


TECHNOLOGY, RESEARCH AND DEVELOPMENT


    We have developed and plan to continue to develop proprietary technologies to execute the technical steps required to implement the key phases of pharmacogenomic drug development through commercialization. We are also developing other advanced drug development technologies to meet the needs of the principal stakeholders in the pharmacogenomics field which includes pharmaceutical, diagnostic/laboratory, life sciences and contract clinical research companies.

    The following areas represent our comprehensive pharmacogenomic platform abilities:

       1) identification of genes likely to be relevant to interpatient variation in response to a drug, or candidate genes;

       2)  discovery and cataloging of SNPs in and around the candidate genes;

       3) prioritization of the SNPs to be subsequently integrated into clinical trial testing;

       4) development of assays used to analyze the SNPs in clinical samples, which may include both genotyping and haplotyping assays;

       5) analysis of clinical trial data resulting in recommendations for pharmacogenomic drug development;

       6)  development of diagnostic tests to support pharmacogenomic products;
           and

       7) development of pharmaceutical products based on our Variagenic-TM-Targeting approach.

    1) IDENTIFICATION OF CANDIDATE GENES RELEVANT TO DRUG ACTION.


    The selection of appropriate candidate genes is a key step in identifying the association between genetic variation and drug response. In order to maximize the likelihood of selecting the genes most relevant to drug response, we evaluate a broad spectrum of candidate genes using two methods. The first method draws on the extensive knowledge in biomedical literature regarding molecular pharmacology. The second method makes no assumptions about the biochemical processes relating to the action of drugs, but instead draws on experimental observations of genes whose level of activity, or expression, is disturbed by drug treatment.



    METHOD 1: SELECTION OF GENES BASED ON KNOWLEDGE OF DRUG ACTION. The targets for virtually all drugs currently in development have been identified in biomedical literature. For many drugs there is also information regarding the genes that are involved in changing or affecting the natural activity of the target gene and that may be responsible for affecting the activity of a drug aimed at a target. This is called the extended candidate gene set or pathway analysis approach. Selection of the extended candidate gene set can be undertaken jointly with our collaborators, who may have proprietary information relating to the selection of candidate genes, and with additional input from our scientific advisors who are experts in the relevant areas of biology, pharmacology and medicine.


    METHOD 2: IDENTIFICATION OF CANDIDATE GENES USING GENE EXPRESSION
PROFILING. We also employ gene expression profiling, a technique that identifies the levels of proteins produced by a gene. Generally, this is done in drug-treated cells to identify additional candidate genes that might not be apparent from the known pharmacology of drug action. Drug-induced changes in gene expression are detected by both commercially available arrays, as well as custom arrays prepared by our own scientists. Any genes showing altered expression on exposure to the test drug could conceivably be involved in mediating drug action, and would be considered as potential candidate genes. This technique can also be used to evaluate the functional effects of SNPs in candidate genes.

    2) DISCOVERY AND CATALOGING OF SNPS IN CANDIDATE GENES.


    We maintain a dedicated core laboratory responsible for discovering SNPs in candidate genes using automated DNA sequencing. Our laboratory uses robotic platforms to perform all steps of the sequencing process and uses custom bioinformatics software to track and analyze the results. To ensure the accuracy and consistency of the vast amounts of data generated, we have developed a bar code-based tracking system for test preparation that eliminates the need for human data entry. In addition, all process steps are governed by standard operating procedures, and quality control tests are used to derive metrics for the process. SNP detection is routinely performed on DNA samples derived from an ethnically and geographically diverse panel of anonymous individuals. Typically, we examine 32 to 64 DNA samples drawn from an available panel of over 100 different individuals representing all major human populations. This provides a greater than 99% probability of detecting SNPs with a frequency in the population of 10% or greater. Alternatively, DNA from patients with a specific disease or drug response can be screened for SNPs. In all cases, the samples screened can be customized to match the specific needs of collaborators.


    3) PRIORITIZATION OF SNPS FOR CLINICAL TESTING.


    It is a challenge to select an appropriate set of SNPs for clinical testing initially and to design a data analysis strategy compatible with the SNPs selected. Our Variagenic-TM- Impact Program prioritizes SNPs in several ways, including:


    - computational prediction of the effects of SNPs;

    - analysis of the genetic relationships between SNPs, including their relative frequencies of occurrence, the degree to which particular SNPs are inherited together and aspects of the evolutionary relationships between SNPs; and

    - experimental analyses of the functional effects of SNPs, such as expression profiling.

    ANALYTICAL METHOD 1: COMPUTATIONAL PREDICTION OF THE EFFECTS OF
SNPS. Computational methods for predicting the effects of SNPs have the advantage of being fast and inexpensive, and can be performed automatically. Our proprietary software suite predicts the effects of SNPs on protein activity and levels. Our software automatically generates a three-dimensional model of the region of the protein containing the genetically-expressed variance and uses a set of criteria to measure the probability that the variance will affect protein function. This approach can greatly reduce the number of SNPs which are prioritized for further study.

    ANALYTICAL METHOD 2: GENETIC ANALYSIS OF SNPS. Our process for measuring groups of SNPs or haplotypes in candidate genes allows us both to analyze the variants now existing across human populations, and to establish which genetic variants co-exist on the same chromosome. These analyses increase the power of SNP data to detect genetic effects on drug response. We believe that the future effectiveness of pharamcogenomics will largely depend on the ability to experimentally detect haplotypes, and that we are a well-positioned leader in this newly emerging component of the market.

    We use methods based on determining all the common haplotypes in key candidate genes, and then create a tree-like ordering of haplotypes based on their inferred evolutionary relatedness. We have developed and currently use custom bioinformatics software to complete most of these analyses.


    ANALYTICAL METHOD 3: EXPERIMENTAL ANALYSIS OF FUNCTIONAL EFFECTS OF
SNPS. Identification of the levels of proteins produced by a gene is also useful for selection of SNPs to analyze in clinical trials. One approach we are using is to study gene expression levels in cell lines of known genotype. The correlation between specific genotypes or haplotypes and levels of the corresponding proteins can be measured and used to select SNPs of known functional effect.


    4) ESTABLISHMENT OF ASSAYS TO ANALYZE SNPS IN CLINICAL SAMPLES.


    Once we select a set of SNPs for analysis in a clinical trial we must establish and validate assays for analysis of patient samples. The relevant assays may include either genotyping or haplotyping assays, or both. We have developed proprietary methods for both genotyping and haplotyping. We have also established assays for analysis of genetic changes in cancer tissue, called loss of heterozygosity, that may be useful in accounting for inter-patient differences in response to anti-cancer drugs.



    The NuCleave-TM- DNA analysis system is based on the integration of novel genotyping and haplotyping assays, proprietary purification procedures, robotics, bioinformatics and mass spectrometers resulting in a high-volume automated SNP detection platform that we believe meets the accuracy and volume requirements of the clinical research marketplace. NuCleave-TM- allows cleavage of DNA at specified points to create fragments suitable for analytical measurement. We believe there are many potential applications of our NuCleave-TM- technology. Our first application we intend to commercialize utilizes mononucleotide cleavage for genotyping and haplotyping to detect which variant of any known SNP is present in a particular individual. This application is being adapted for use with mass spectrometry.



    The NuCleave-TM- DNA analysis system for genotyping and haplotyping utilizes an automated four-step procedure. The first step is to produce multiple copies of the DNA containing the SNP site, using polymerase chain reaction, or PCR, a laboratory tool which amplifies a gene fragment in the presence of modified nucleotides. In the second step, a proprietary chemical which assists with cleavage of DNA is added to the same reaction tube and the amplified DNA is cleaved into variable lengths depending upon the location of modified nucleotides in the PCR product. The third step in the assay is a proprietary, single-step purification to eliminate the salts that interfere with mass spectrometer readings. The purification step has been adapted to a format that is automated on robotic platforms. The fourth step is analysis by mass spectrometry. A robot deposits the purified samples on a micro preparation plate that facilitates automated sample loading into the mass spectrometer, and also enhances the sensitivity of the mass spectrometry analysis. Our proprietary bioinformatics software then reports and records the genotypes or haplotypes. All steps of the NuCleave-TM- technology from set up, cleavage, purification and sample deposition are automated. Primers and polymerases are not included in the NuCleave-TM- analysis platform. Our customers and collaborators may need to obtain licenses if they are using our NuCleave-TM- analysis platform to perform clinical diagnostics or for other commercial purposes.



    In addition to our NuCleave-TM- assay technologies, we have also developed assays for analyzing the deterioration of chromosomes in cancer cells, or loss of heterozygosity. These assays are developed by studying paired cancerous and normal tissues at many different SNP locations throughout the genome. We have developed a sensitive, quantitative method for testing loss of heterozygosity in tumor cells. We have established a fully-equipped molecular pathology laboratory for performing our work on loss of heterozygosity assays. We have also developed a database detailing loss of heterozygosity for all major cancer types, including data from published reports as well as internally generated data.


    5) ANALYSIS OF CLINICAL TRIAL DATA AND RECOMMENDATIONS FOR PHARMACOGENOMIC DRUG DEVELOPMENT.


    Once the key SNP markers have been identified and assays have been created, the clinical trial process can begin. In this process, it is critical to design cost-effective, practical programs which can lead to a statistically significant correlation between the markers and the drug effect being targeted. Those markers that are confirmed to be valuable in a clinical trial can then be developed into diagnostic tests for commercialization. We have devoted considerable time and resources in establishing an efficient clinical trials process, including securing key relationships with leading therapeutic experts and Covance and Quintiles, the two largest global clinical research companies.


    6) DEVELOPMENT OF DIAGNOSTIC TESTS.


    We are developing a process for developing our pharmacogenomic markers, which are segments of DNA known to be linked with traits or diseases, into diagnostic tests suitable for regulatory approval and commercialization. Each assay developed for clinical research testing to evaluate the correlation of drug effect and genetic variance will also be evaluated in parallel for its potential use as a diagnostic product. We will utilize the clinical trial processes that we develop with our clinical research organization collaborators to ensure a streamlined and compatible approach for co-developing each potential diagnostic product alongside with the corresponding drugs on which we work.

    7) DEVELOPMENT OF PHARMACEUTICAL PRODUCTS BASED ON OUR VARIAGENIC-TM-TARGETING APPROACH.


    We have also developed a proprietary pharmacogenomic approach to cancer therapy based upon our understanding of the deterioration of chromosomes in cancer cells, or loss of heterozygosity. We have identified more than 20 targets for discovery of new drugs to date and we believe that up to 600 additional targets may be suitable for this approach. We have received a US patent describing the application of loss of heterozygosity to cancer therapy and are conducting pre-clinical studies utilizing our Variagenic-TM- Targeting approach.


INTELLECTUAL PROPERTY


    We have structured our intellectual property portfolio in order to attempt to develop and maintain a proprietary position in the identification and application of genomic information to the development of current and future drugs and diagnostic tests. We cannot be certain we will succeed in our attempts. As of June 16, 2000, we owned seven issued US patents, had exclusive licenses to four US patents and 42 US pending patent applications. In addition, we have two issued foreign patents and have filed 33 pending foreign patent applications. Our patent portfolio has three areas of technology pertinent to the field of pharmacogenomics--pharmacogenetics, variance detection, and Variagenic-TM- Targeting.



    We have described candidate genes with likely involvement in drug response for the following disease categories: cancer, neurological, psychiatric, inflammatory immune, metabolic, endocrine, cardiovascular and renal disease, as well as the effect of genotype on the parameters of response to any drug, including the levels and rates of movement of drugs within biological systems. In addition to the patent applications describing the utility of proprietary SNPs, we own rights to gene specific patents for the following two genes: MTHFR (cardiovascular and cancer applications), and TPMT (cancer, transplant and arthritis applications).


    In the area of polymorphism detection technologies, our patent applications describe a DNA analysis platform based on mass spectrometry. Our patent applications in this field describe the use of NuCleave-TM-, a unique mononucleotide chemical cleavage method, as well as additional chemistries and strategies for the rapid resolution and identification of SNPs using mass spectrometry.


    In the area of targeting alleles, which are two or more different genes which may occupy the same location on a specific chromosome, our patents and patent applications describe Variagenic-TM- Targeting, a technology involving loss of heterozygosity, profiling and, in particular, differences among alleles. An issued patent broadly describes allelic differences as a result of loss of heterozygosity occurring in cancer. The allele-specific differences observed in cancer can be applied further to other disease indications.


    Our strategy is to apply for patent protection on SNPs of known genes and their uses and additional uses for previously identified SNPs discovered by third parties. We have sought and intend to continue to seek patent protection for additional uses for SNPs that may have initially been patented by third parties. In these cases, we might need a license from the holders of the patent with respect to the gene in order to make, use or sell products for this use.


    We also rely upon trade secrets, know-how and licensing opportunities to protect our intellectual property. Complex legal and factual determinations and evolving laws make patent protection uncertain. As a result, we cannot be sure that patents will issue from any of our patent applications or from applications licensed to us or that any issued patents will have sufficient breadth or terms to offer meaningful protection of our technology. In addition, our issued patents or patents we license may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do US and Canadian laws. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Most of our employees and consultants also sign agreements requiring that they assign to us their interests in discoveries, inventions, patents and copyrights arising from their work for us, maintain the confidentiality of our intellectual property, and refrain from unfair competition with us during their employment and for a period of time after their employment with us, which includes solicitation of our employees and customers. We cannot be sure that these agreements will not be breached or invalidated or even held valid by a court. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets, or other technologies. If our intellectual property is not protected from disclosure to, or use by, third parties, our competitive market position will be harmed.


    Generally, US patents have a term of 17 years from the date of issue for patents issued from applications filed with the US Patent Office prior to June 8, 1995 and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. Under some circumstances, patent term extensions may be obtained, or disclaimers of some part of the patent term may be required. Patents in most other countries have a term of 20 years from the date of filing the patent application.


    Although we are not a party to any material legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technologies licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without any merit or whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of disputes, we may have to develop costly non-infringing technologies, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business and financial condition.


COMPETITION


    Our business model may expose us to competition in many of the sectors in which we operate. We expect the intensity of competition to increase. We are subject to significant competition from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies that are pursuing products and services that are substantially similar to our proposed products and services, or which otherwise address the needs of our customers and potential customers. Some of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than we have. These competitors may have developed, or could develop in the future, technologies that compete with our products or which could render our products obsolete. We anticipate that our principal competitors will ultimately come from four areas. Genomics companies, such as Human Genome Sciences, Inc. and Millennium
Pharmaceuticals, Inc., may develop parallel business models in order to bring their discovery products into the development and commercialization stages. Companies and entities focused on SNP discovery such as CuraGen Corporation, Genset Pharmaceuticals, Inc., Celera Genomics Group, Incyte
Pharmaceuticals, Inc., and The SNP Consortium Ltd. may focus their discovery efforts on providing further characterization of relevant SNPs to drug action and thus begin to compete with our pharmacogenomics model. At least one company, Genaissance Pharmaceuticals, Inc., has already moved in this direction. Tool companies such as Affymetrix, Inc., Orchid Biosciences, Inc. and Sequenom, Inc. may supply tools to meet the rapidly increasing workload of research experiments. Service companies such as PPGX, a subsidiary of Axys Pharmaceuticals, Inc., may compete by providing clinical trials genotyping capabilities. We cannot assure you that we will be able to make the enhancements to our technologies necessary to compete successfully with newly emerging techniques.


GOVERNMENT REGULATION

    At the current time, the FDA does not regulate us or our products. However, many of our customers and collaborators will be subject to regulation depending on the type of products or services they provide. The FDA and comparable regulatory agencies in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of biopharmaceuticals and in vitro diagnostic products. These agencies regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of these products and services. Different centers within the FDA are responsible for regulating these products, depending on whether the product is considered a pharmaceutical, biologic or medical device.

    The process required by the FDA before a pharmaceutical or biologic product may be marketed in the US generally requires substantial time, effort and financial resources. Satisfaction of FDA requirements or similar requirements of foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

    Because our testing services are currently used only for research purposes, we are not registered under the Clinical Laboratory Improvement Act, or CLIA. However, Covance, which uses our technology in clinical trials, is CLIA-certified. CLIA is intended to ensure the quality and reliability of clinical laboratories in the US by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We cannot assure you that the CLIA regulations and future administrative interpretations of CLIA will not have a materially adverse impact on our ability to sell our technology to Covance or any future collaborators that want to use our technology to provide reference laboratory services.

    We are also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on our business and results of operations.

EMPLOYEES


    As of June 19, 2000, we employed 51 persons and engaged one full-time consultant, of whom 16 hold Ph.D. or M.D. degrees and 11 hold other advanced degrees. Approximately 38 employees are engaged in research and development, and 13 employees are engaged in business development, intellectual property, finance and other administrative functions. None of our employees are subject to a collective bargaining arrangement and we consider our relations with our employees to be good.


FACILITIES

    We lease a 39,014 square foot facility in Cambridge, Massachusetts for our headquarters and as the base for our marketing, research and development activities. The lease expires in 2008 and is renewable for another five years. We believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


    Our executive officers, directors and key employees and their respective ages and position(s) as of June 22, 2000 are as follows:



NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
Taylor J. Crouch*(1).................     40      President, Chief Executive Officer and Director
Bruce L. Maloff, Ph.D.*..............     46      Executive Vice President, Commercial Operations
Colin W. Dykes, Ph.D.*...............     46      Vice President, Research and Genomics
Anne L. Bailey*......................     54      Vice President, Diagnostic and Process Development
Richard P. Shea*.....................     48      Chief Financial Officer and Treasurer
Vincent P. Stanton, Jr., M.D.*.......     44      Vice President and Principal Scientist
David Housman, Ph.D..................     53      Chairman and Principal Scientific Advisor
R. Mark Adams, Ph.D..................     33      Senior Director, Bioinformatics
Andrew M. Ferrie.....................     39      Senior Director, Variance Discovery
Alan C. Houston, M.D.................     48      Interim Medical Director
Edward E. Koval......................     38      Senior Director, Business Development
Beverly A. Holley....................     42      Senior Director, Investor Relations
Karyn C. Finamore....................     36      General Counsel
Philippe O. Chambon, M.D.,                41
  Ph.D.(1)(2)........................             Director
Mark P. Carthy(3)....................     39      Director
Jean-Francois Formela,                    43
  M.D.(1)(2)(3)......................             Director
Martin A. Vogelbaum(1)(2)(3).........     37      Director
David A. Shotland....................     37      Director
William A. Scott, Ph.D...............     59      Director
Anthony H. Wild, Ph.D................     53      Director


------------------------

*  Executive Officer

(1)  Member of the Executive Committee

(2)  Member of the Compensation Committee

(3)  Member of the Audit Committee

    TAYLOR J. CROUCH has served as our President, Chief Executive Officer and a member of our Board of Directors since April 1999. From 1991 to April 1999,
Mr. Crouch was Senior Vice President, Worldwide Marketing and Strategic Development for PAREXEL International Corporation, leading PAREXEL's global sales, marketing and strategy functions, where he worked with client companies to establish broad-based strategic partnering relationships in all major pharmaceutical marketplaces. Prior to joining PAREXEL, Mr. Crouch spent ten years in the pharmaceutical and device industries in new product development marketing at Schering-Plough International, Pfizer International and Johnson & Johnson's Critikon division. Within the pharmaceutical industry, he has worked on the development and launch of many leading products in the cardiovascular, anti-infectives, dermatology and allergy fields. Mr. Crouch received his B.S. in chemical engineering, cum laude, from Princeton University and his M.B.A. in international finance and marketing from the University of Chicago.


    BRUCE L. MALOFF, PH.D. has served as our Executive Vice President, Commercial Operations since February 2000. From 1998 until joining us,
Dr. Maloff served as Vice President, Business Development for Quintiles CNS Therapeutics, a strategic business unit of Quintiles Transnational. From 1988 to

1998, Dr. Maloff held a series of senior management positions in the clinical research industry, including Vice President of Business Development at ClinTrials Research. Prior to joining ClinTrials, Dr. Maloff was a research pharmacologist at Dupont Pharmaceuticals. Dr. Maloff received his Ph.D. in cellular physiology from the State University of New York, Albany, and his B.S. with honors from Syracuse University.


    COLIN W. DYKES, PH.D. has served as our Vice President, Research and Genomics since July 1998. From 1997 until joining us, Dr. Dykes was director of the United Kingdom Genetics Division of Glaxo Wellcome, where he also served as a member of its Genetics Directorate, with responsibility for formulating policies on patents, diagnostics, genetics applications in clinical trials, and public policy. Dr. Dykes joined Glaxo in 1982, and in 1993 he established Glaxo's genetics and genomics programs as the United Kingdom head of Glaxo's Human Genetics Initiative. Dr. Dykes is trained in protein chemistry and received his Ph.D. in Biochemistry from University College, Cardiff.

    ANNE L. BAILEY has served as our Vice President, Diagnostic and Process Development since April 1998. From 1990 until joining us, Ms. Bailey served as Vice President of Operations of Avitech Diagnostics, Inc. Prior to joining Avitech, from 1984 to 1990, Ms. Bailey served as Director, New Product Development and Vice President, Manufacturing and Regulatory Affairs at Photest Diagnostics, Inc. She has over 25 years of management experience in the medical diagnostics reference laboratory and research products industries. Ms. Bailey received her B.S. in Biology/Chemistry from Stanford University and an M.S. in Biochemistry from Johns Hopkins University.

    RICHARD P. SHEA joined us as our Vice President, Finance and Administration in February 1999, and has served as our Chief Financial Officer and Treasurer since March 2000. From April 1997 until joining us, Mr. Shea served as Vice President, Finance of Genetics Institute. In that capacity he helped manage the launch of BeneFIX and Neumega and assisted with the integration of Genetics Institute into American Home Products Corporation. Mr. Shea joined Genetics Institute in October 1992 as Controller, and was formerly Senior Manager at PricewaterhouseCoopers LLP in Boston and Copenhagen, primarily serving clients in the high technology and manufacturing sectors. Mr. Shea is a certified public accountant and received his M.B.A. from Boston University and an A.B. from Princeton University.


    VINCENT P. STANTON, JR., M.D. was a founding employee of Variagenics in 1993 and served as our Vice President, Research from 1995 until 1998 and as our Vice President, Discovery Research from 1998 until May 2000. In May 2000,
Dr. Stanton became Vice President and Principal Scientist. Prior to joining us, Dr. Stanton was a Research Scientist at the Massachusetts Institute of Technology, where his research focused on human and cancer genetics and the development of techniques for polymorphism detection and genome mapping. Previously, Dr. Stanton completed a residency in anatomical pathology at Brigham and Women's Hospital in Boston and a post doctoral fellowship at the Dana-Farber Cancer Institute where his research concerned oncogenes. Dr. Stanton received his M.D. from the University of Pennsylvania School of Medicine.



    DAVID HOUSMAN, PH.D. was a scientific founder of Variagenics and has served as Chairman and Principal Scientific Advisor since 1993. Dr. Housman is the Ludwig Professor of Biology at the Center for Cancer Research of the Massachusetts Institute of Technology where he has been on the faculty since 1975. Dr. Housman's laboratory at M.I.T. has pioneered many of the techniques and concepts which culminated in the human genome project. His laboratory isolated the multidrug resistance gene, now the focus of cancer drug development efforts at several pharmaceutical companies; the gene causing Wilm's tumor, a pediatric kidney cancer; and the gene which causes myotonic dystrophy, the major adult form of muscular dystrophy. He is a member of the National Academy of Sciences and was a co-founder of Integrated Genetics, Genzyme Genetics and the former Somatix Therapy Corp. Dr. Housman has served on Scientific or Medical Advisory Boards for the National Center for Human Genome Research, the Hereditary Disease Foundation, the National Neurofibromatosis Foundation, the National Cancer Institute and the Tourette's Syndrome Association.
Dr. Housman teaches undergraduate and graduate students at M.I.T. and medical students in the M.I.T.--Harvard Medical School program, and is a frequent consultant to the pharmaceutical and biotechnology industries. Dr. Housman received his Ph.D. from Brandeis University.



    R. MARK ADAMS, PH.D. has served as our Senior Director, Bioinformatics since January 1998. From April 1996 until joining us, Dr. Adams was Director of Bioinformatics at AlphaGene, Inc., where he designed and implemented a system for the automated processing and analysis of full-length cDNA sequence information. From August 1994 until April 1996, Dr. Adams was a post-doctoral fellow at the Biomolecular Engineering Research Center at Boston University and a consultant to Incytc Pharmaceuticals, Inc. His academic work is principally in the area of computational analysis of multiple-domain proteins and the prediction of protein domain structure and function. He is an author of several bioinformatics programs including DashPat and MultiDom. Dr. Adams received his Ph.D. in Cell Biology from Baylor College of Medicine.



    ANDREW M. FERRIE has served as our Senior Director, Variance Discovery since April 1998. From 1993 until joining us, Mr. Ferrie served as Gene Discovery Manager and Group Leader at Human Genome Sciences. At Human Genome Sciences, he was responsible for establishing and managing the gene sequencing facility, as well as developing robotic platforms for high-throughput sample preparation and sequencing. Prior to joining Human Genome Sciences, he was employed by Digene Corporation from 1989 to 1993, and Cetus Corporation from 1984 to 1989, where he was involved in the development of diagnostic products. Mr. Ferrie has a B.S. in Microbiology from California Polytechnic State University, San Luis Obispo and a M.S. in Biotechnology Management from the University of Maryland, College Park.



    ALAN C. HOUSTON, M.D. joined us as Interim Medical Director in April 2000. Upon receipt of his United States visa, Dr. Houston will become our Vice President, Clinical Development and Chief Medical Officer and an executive officer. From April 1997 until April 2000, Dr. Houston was the Vice President of Quintiles' Worldwide Phase I Services Division, based in the United Kingdom. From July 1995 to April 1997, Dr. Houston served as head of International Clinical Pharmacology at Ciba-Geigy AG (now Novartis) in Basel, Switzerland.
Dr. Houston is a member of the Royal College of Physicians and earned his MB BS (equivalent to an M.D. degree) from the University of London and has specialty degrees in Internal and Pharmaceutical Medicine.



    EDWARD E. KOVAL has served as our Senior Director, Business Development since February 2000. Most recently, Mr. Koval was an independent business development consultant providing services to, among others, Chiron Corporation and Pharmacopeia Inc. From January 1996 to January 1998, Mr. Koval served as Director of Corporate Development at Chiron Corporation, where he was instrumental in creating and executing strategies related to partnering, acquisition and joint venture plans. From June 1992 to December 1995, Mr. Koval held a series of positions at Merck & Co., including Director of Corporate Planning and Development. Mr. Koval received a B.S. from Polytechnic University, an M.B.A. from the M.I.T. Sloan School of Management and an M.S. from the Rensselaer Polytechnic Institute.



    BEVERLY A. HOLLEY has served as our Senior Director, Investor Relations since March 2000. From March 1999 until joining us, Ms. Holley was a partner in the strategic investor relations practice of Devine and Holley. From
September 1997 to March 1999 Ms. Holley was director of corporate communications at Tranksaryotic Therapies, Inc. Prior to that she was director of investor and public relations at Millennium Pharmaceuticals, Inc. from July 1996 to July 1997. From October 1985 to July 1996 Ms. Holley served in a variety of positions at Matrix Pharmaceutical, Inc., most recently as director of corporate communications and investor relations from January 1992 until July 1996.
Ms. Holley received a B.S. from Western Washington State University.

    KARYN C. FINAMORE has served as our General Counsel since April 2000. From June 1992 until joining us, Ms. Finamore served as Corporate Counsel at PAREXEL International Corporation, a multinational contract research organization. Before joining PAREXEL, Ms. Finamore practiced corporate and securities law in private practice. Ms. Finamore received a B.A. in Economics from Cornell University and a J.D. from Boston University School of Law.



    PHILIPPE O. CHAMBON, M.D., PH.D. has served as a member of our Board of Directors since July 1999. Since January 1997, Dr. Chambon has been a General Partner of the Sprout Group. He joined the Sprout Group in May 1995. From
May 1993 to April 1995, Dr. Chambon served as Manager in the Healthcare Practice of The Boston Consulting Group, a leading management consulting firm. From September 1987 to April 1993, he was an executive with Sandoz Pharmaceutical (Novartis), where he had late-stage product development and pre-marketing responsibilities. Dr. Chambon currently serves as a member of the board of directors of CombiChem, Inc. and several privately-funded biotechnology companies. Dr. Chambon holds an M.D. and a Ph.D. from the University of Paris and an M.B.A. from Columbia University.


    MARK P. CARTHY has served as a member of our Board of Directors since October 1998. Since September 1998, Mr. Carthy has been the biotechnology portfolio manager for Morningside Ventures which advises Kummell Investments Limited on its venture capital portfolio. From April 1997 to October 1998, Mr. Carthy was Chief Business Officer at Cubist Pharmaceuticals Inc., a biotechnology company. From January 1992 to April 1997, Mr. Carthy held various positions at Vertex Pharmaceuticals, Inc., most recently as Senior Director of Business Development. Mr. Carthy currently serves as a member of the board of directors of Dendreon Corporation and several privately-funded biotechnology companies. Mr. Carthy received a B.E. in Chemical Engineering from the University College Dublin, an M.Sc. in Chemical Engineering from the University of Missouri and an M.B.A. from Harvard Business School.

    JEAN-FRANCOIS FORMELA, M.D. has served as a member of our Board of Directors since June 1997. Dr. Formela was a partner of Atlas Venture from 1993 to 1995, and has been a general partner of Atlas since 1995. From 1989 to 1993, Dr. Formela served at Schering-Plough, most recently as Senior Director, Medical Marketing and Scientific Affairs, where he had biotechnology licensing and marketing responsibilities. Dr. Formela serves on the board of directors of BioChem Pharma, Inc., Exelixis, Inc. and several private companies. Dr. Formela holds an M.D. from Paris University School of Medicine and an M.B.A. from Columbia Business School.


    MARTIN A. VOGELBAUM has served as a member of our Board of Directors since June 1997. Mr. Vogelbaum was a General Partner of Oxford Bioscience Partners until June 2000. Prior to joining Oxford in 1993, he held senior executive positions at the public and investor relations firms of Burns McClellan and Hill & Knowlton, where he implemented marketing and investor initiatives for biotechnology and pharmaceutical companies. Previously, he was a Research Associate in the Bone Marrow Transplant Unit at Memorial Sloan-Kettering Cancer Center. Mr. Vogelbaum received his A.B. in biology and history from Columbia University.


    DAVID A. SHOTLAND has served as a member of our Board of Directors since March 2000. Since November 1999, Mr. Shotland has been a Managing Director of CIBC Capital Partners, a merchant banking division of CIBC World Markets Corp., an indirect subsidiary of Canadian Imperial Bank of Commerce, the successor to Oppenheimer & Co., Inc. where he was employed since 1993. Prior to joining CIBC Capital Partners, Mr. Shotland was a Managing Director in investment banking at CIBC World Markets Corp., responsible for private equity transactions.
Mr. Shotland received his B.A. from Boston University and a M.B.A. from Columbia Business School.


    WILLIAM A. SCOTT, PH.D. has served as a member of our Board of Directors since May 2000. Dr. Scott is currently an Adjunct Professor at The Rockefeller University, where he has been affiliated since 1969. During his tenure at The Rockefeller University, Dr. Scott has held a variety of academic appointments, including Associate Dean from 1979 to 1982. From March 1997 until August 1999 he served as the Chief Executive Officer and a member of the board of directors of Physiome Sciences, a private biotechnology company. From March 1991 to December 1996, Dr. Scott served as Senior Vice President, Exploratory and Drug Discovery Research at the Bristol-Myers Squibb Pharmaceutical Research Institute, where he had previously served as Senior Vice President, Drug Discovery from March 1990 to March 1991 and co-chair of the committee responsible for integration of research programs during the merger of Bristol-Myers and Squibb. From September 1983 to February 1990, Dr. Scott held a series of positions at The Squibb Institute for Medical Research, including Senior Vice President, Molecular and Cellular Biology. Dr. Scott is a member of the board of directors of Atherogenics Inc., a biotechnology company. Dr. Scott holds a B.S. in Chemistry from the University of Illinois, and a Ph.D. in Biochemistry from the California Institute of Technology. He was a National Institute of Health Postdoctoral Fellow at The Rockefeller University from 1967 to 1969.



    ANTHONY H. WILD, PH.D. has served as a member of our Board of Directors since May 2000. Dr. Wild is a founder, partner and Chief Executive Officer of MedPointe Capital Partners, Inc. Dr. Wild has almost three decades of pharmaceutical experience at senior executive management levels. Dr. Wild served as the President of Warner Lambert's Global Pharmaceuticals Sector from
May 1996 until June 2000. From February 1995 to May 1996, Dr. Wild served as President of Parke-Davis North America, a division of Warner Lambert. Prior to joining Warner Lambert, Dr. Wild served in various management, marketing and operating positions at Schering-Plough from 1973 to 1995, where he served as President of Schering-Plough KK in Osaka, Japan, the largest division of Schering Plough outside of the U.S. He serves on the Board of Directors for Bioglan Pharma plc. Dr. Wild holds a B.A. in Chemistry from the University of York, England and a Ph.D. in Physical Chemistry from University of Cambridge, England.


COMPOSITION OF THE BOARD OF DIRECTORS

    Following this offering, our Board of Directors will be divided into three staggered classes, each of whose members will serve for a three-year term as follows:


    - our Class I directors will be Messrs. Shotland and Carthy and Dr. Housman;


    - our Class II directors will be Drs. Chambon and Formela and Mr. Vogelbaum; and


    - our Class III directors will be Mr. Crouch and Drs. Scott and Wild.



    At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during calendar years 2001 for Class I directors, 2002 for Class II directors and 2003 for Class III directors.



    Each officer serves at the discretion of the Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.


COMMITTEES OF THE BOARD OF DIRECTORS


    Our Board of Directors has standing audit, compensation and executive committees. The audit committee consists of Dr. Formela, Mr. Vogelbaum and Mr. Carthy and will meet at least two times a year. The audit committee oversees the engagement of our independent public accountants, reviews the annual financial statements and the scope of the annual audits and considers matters relating to accounting policy and internal controls. The compensation committee consists of Dr. Chambon, Dr. Formela and Mr. Vogelbaum. The compensation committee reviews, approves and makes recommendations to our Board of Directors concerning our compensation practices, policies and procedures for our executive officers, including the Chief Executive Officer. The compensation committee's duties include the administration of our 1997 Employee, Director and Consultant Stock Option Plan. The executive committee consists of Mr. Crouch, Dr. Chambon, Dr. Formela and Mr. Vogelbaum. The executive committee reviews and approves strategic matters, including major investments, potential acquisition transactions and business strategies, and reviews and approves the structure of, and additions to, senior management.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Chambon, Dr. Formela and Mr. Vogelbaum, each of whom are a non-employee director, constitute our compensation committee. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

SCIENTIFIC ADVISORS


    Our scientific advisors have demonstrated expertise in various fields and advise us concerning long-term scientific planning, research and development. Our principal scientific advisors own shares and/or options to acquire shares of our common stock, some of which shares are subject to vesting. These advisors also evaluate our research program, recommend personnel to us and advise us on technology matters. In addition to David Housman, Ph.D., the following individuals serve as our principal scientific advisors:



    FRED D. LEDLEY, M.D. is a co-founder and Chief Scientific Officer of Framingham Genomic Medicine. Dr. Ledley served as our President and Chief Scientific Officer from April 1999 to July 1999, as our President and Chief Executive Officer from June 1997 until April 1999, as our President and Chief Operating Officer from June 1996 to June 1997 and as a member of our Board of Directors from 1996 to July 1999. Prior to joining us in 1996, he was Scientific Founder and Vice President, Research and Development of GeneMedicine, Inc. At GeneMedicine, Dr. Ledley had a leading role in developing GeneMedicine's business plan, private and public financings, technical programs and corporate alliances. Prior to joining GeneMedicine, Dr. Ledley was an Assistant Investigator of the Howard Hughes Medical Institute and tenured Associate Professor at the Baylor College of Medicine in the Departments of Cell Biology and Pediatrics. Dr. Ledley has authored more than 150 publications on the molecular biology of inherited disease and clinical applications of molecular genetics including product design, clinical trials, bioethics, and government regulation. Dr. Ledley received a B.S. in Physical Science from the University of Maryland, College Park and an M.D. from Georgetown University. He is on the Board of Directors of the Massachusetts Biotechnology Council.


    GREG VERDINE, PH.D. is Professor of Chemistry and Chemical Biology at Harvard University and Founding Faculty Member of Harvard's Institute of Chemistry and Cell Biology. He joined the Harvard University Department of Chemistry in 1988, was named Thomas D. Cabot Associate Professor in 1992, and became Full Professor in 1994. Professor Verdine's research focuses on mechanisms for DNA repair and regulated gene expression as well as the discovery of small molecules that can directly affect these processes. He is the recipient of the 1996 Lilly Award in Biological Chemistry from the American Chemical Society. He received an ACS Arthur C. Cope Scholar Award and the Zeneca Pharmaceuticals Group Excellence in Chemistry Award in 1994. He has also been named a National Science Foundation Presidential Young Investigator, a Fellow of the Alfred P. Sloan Foundation, a Dreyfus Teacher-Scholar, a Lilly Grantee in Chemistry, a Dreyfus Distinguished New Faculty Awardee, a DuPont Young Faculty Fellow, and a Searle Scholar. Dr. Verdine received a B.S. from St. Joseph's University and a Ph.D. from Columbia University.


    Each of Drs. Housman and Verdine have entered into a consulting agreement with us covering the terms of such person's position as a consultant to us. All of our scientific advisors are employed by employers other than us and may have other commitments to, or consulting or advisory contracts with, other entities that may conflict or compete with their obligations to us. Generally, scientific advisors are not expected to devote a substantial portion of their time to our matters.

1997 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN


    Our 1997 Employee, Director and Consultant Stock Option Plan was approved by our Board of Directors and stockholders in 1997. The plan authorizes for the issuance of stock options to our employees, directors and consultants. An increase in the aggregate number shares of common stock reserved for issuance under the plan from 2,497,950 to 4,758,000 shares was approved by our Board of Directors in March 2000, and by our stockholders in June 2000.



    SHARE RESERVE. A total of 4,758,000 shares of our common stock have been reserved for issuance under the plan. As of June 22, 2000, options to purchase 2,750,280 shares were outstanding under the Plan.



    ADMINISTRATION. Our Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions and may delegate authority under the plan to a committee of the Board of Directors. The compensation committee of our Board of Directors administers the plan. The compensation committee has the authority to determine the following:



    - the persons to whom options will be granted;



    - the number of shares to be covered by each option; and



    - the terms and conditions upon which an option or options may be granted.



    Options awarded under the plan will be subject to such terms and conditions as the compensation committee deems to be appropriate and in our best interest. These terms may include conditions relating to our right to reacquire the shares subject to a granted option, including the time and events upon which such rights shall accrue and the purchase price of the shares.



    ELIGIBILITY. Options granted under the plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Incentive stock options may be granted to our employees. The compensation committee may also grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment.


    GENERAL PROVISIONS. The aggregate fair market value, determined on the date of grant, of shares issuable pursuant to incentive stock options that become exercisable in any calendar year under any of our existing or future potential incentive stock plans may not exceed $100,000. Incentive stock options granted under the plan may not be granted at a price less than the fair market value of our common stock on the date of grant, or 110% of fair market value in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under our plan may not be granted at an exercise price less than the par value per share of our common stock on the date of the grant. Incentive stock options granted under the plan expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee or officer holding 10% or more of our voting stock. An option granted under the plan is not transferable by the optionholder except by will or by the laws of descent and distribution or as otherwise determined by the compensation committee and set forth in the applicable option agreement.

    EFFECT OF TERMINATION OF EMPLOYMENT. An incentive stock option granted under the plan may be exercised after the termination of the optionholder's employment with us, other than by reason of death, disability or termination for "cause" as defined in the plan, to the extent exercisable on the date of termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. The compensation committee may specify the termination or cancellation provisions applicable to a non-qualified stock option. In the event of the optionholder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability, by the optionholder or the optionholder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of death or disability. Generally, in the event of the optionholder's termination for cause, all outstanding and unexercised options are forfeited.

    EFFECT OF ACQUISITION. If we are to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, the compensation committee or the board of directors of any entity assuming our obligations under the plan shall, as to outstanding options under the plan, either (i) make appropriate provision for the continuation of such options by substituting, on an equitable basis, for the shares then subject to such options, the consideration payable with respect to the outstanding shares of common stock in connection with such an acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the optionholders, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the compensation committee, all options being made fully exercisable for purposes of the transaction) over the exercise price thereof.

    AMENDMENT. The plan may be amended by our stockholders, by our Board of Directors or by our compensation committee, provided that any amendment which the compensation committee determines is of a scope that requires stockholder approval shall be subject to obtaining such stockholder approval.


2000 EMPLOYEE STOCK PURCHASE PLAN



    Our Board of Directors approved our 2000 Employee Stock Purchase Plan in May 2000 and the plan will be submitted to our stockholders for their approval prior to the closing of this offering. Under this plan, we may issue up to a total of 475,800 shares of our common stock to participating employees. Employees, including officers, who have been continuously employed for three months as of the first business day of each offering period of the plan, generally six months, is eligible to participate. However, an employee who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or permits his or her rights to purchase stock to accrue at a rate which exceeds $25,000 of the fair market value of this stock (determined at the time option is granted) for each calendar year in which this option is outstanding at any time are not eligible to participate. There is a maximum number of shares that each employee may purchase in any one offering period.



    During each offering period, each eligible employee may deduct a percentage of their base pay to purchase our common stock under the plan. The purchase price will be the lower of 85% of the fair market value of a share of our common stock on the first business day of the offering period or 85% of the fair market value of a share of our common stock on the exercise date.



    In the event we are acquired, each option under the plan may be assumed or substituted with an equivalent option by the successor corporation. In lieu of assumption or substitution, our Board of Directors in its discretion may shorten the offering period in progress.


DIRECTOR COMPENSATION

    All of the directors are reimbursed for expenses incurred to attend meetings of our Board of Directors and any committees of the Board of Directors. Pursuant to the terms of our 1997 Employee,

Director and Consultant Stock Option Plan, our Board of Directors has the discretion to grant options to non-employee directors.


    Upon their appointment to our Board of Directors in May 2000, we awarded each of Drs. Scott and Wild options to purchase 23,790 shares of our common stock at a purchase price of $4.50 per share. Upon each anniversary of their service on our Board of Directors, we will award them additional options to purchase 5,948 shares of our common stock at a purchase price per share equal to the fair market value of the common stock on the date of grant, subject to compliance with our requirements for attendance at meetings of the Board of Directors.


EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid to or earned for the fiscal year ended December 31, 1999 by our chief executive officer and by all of our executive officers whose salary and bonus exceed $100,000. We refer to these persons as named executive officers:

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                  --------------------
                                             ANNUAL COMPENSATION                       SECURITIES
                                             -------------------    ALL OTHER          UNDERLYING
NAME AND PRINCIPAL POSITION                   SALARY     BONUS     COMPENSATION   OPTIONS/STOCK AWARDS
---------------------------                  --------   --------   ------------   --------------------
Taylor J. Crouch(1)........................  $225,135   $37,500            --            465,541(2)
  President and Chief Executive Officer
Fred D. Ledley, M.D.(3)....................   156,731        --      $105,767(4)          20,810(5)
  Scientific Advisor, Former President and
  Chief Executive Officer
Colin W. Dykes, Ph.D.......................   200,000    40,000            --             83,265
  Vice President, Research and Genomics
Anne L. Bailey.............................   150,800    15,000        60,000(6)          61,854
  Vice President, Diagnostic and Process
  Development
Richard P. Shea(7).........................   135,577    30,000            --             95,160
  Chief Financial Officer and Treasurer
Vincent P. Stanton Jr., M.D................   130,150    27,000            --             72,019
  Vice President and Principal Scientist


------------------------

(1) Mr. Crouch joined us in April 1999.


(2) Consists of 376,328 options to purchase our common stock and an award of 89,213 shares of restricted stock.


(3) Dr. Ledley served as our President and Chief Executive Officer through April 1999. He currently serves as one of our Scientific Advisors.

(4) Constitutes severance payments made upon Dr. Ledley's departure from us.


(5) Consists of 14,274 shares of our common stock granted as a performance bonus to Dr. Ledley and 6,536 shares of common stock granted upon Dr. Ledley's departure from us.


(6) Constitutes a retention payment to Ms. Bailey paid by us on behalf of Avitech Diagnostics, Inc., which we acquired in September 1997.

(7) Mr. Shea joined us in February 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999


    The following table sets forth information regarding options granted by us to our named executive officers during the fiscal year ended December 31, 1999. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,141,826 shares of common stock granted under our option plans. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an assumed initial public offering price of $12.00 per share.



                                             INDIVIDUAL GRANTS
                            ---------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                            NUMBER OF     PERCENT OF                                 ASSUMED ANNUAL RATES OF
                            SECURITIES   TOTAL OPTIONS                            STOCK PRICE APPRECIATION FOR
                            UNDERLYING    GRANTED TO     EXERCISE                          OPTION TERM
                             OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
                             GRANTED         1999          SHARE        DATE           5%              10%
                            ----------   -------------   ---------   ----------   -------------   -------------
Taylor J. Crouch..........   376,328         33.0          $.54         2009        $6,633,645      $9,949,578
Fred D. Ledley, M.D.......        --           --            --           --
Colin W. Dykes, Ph.D......    83,265          7.3          $.54         2009        $1,467,737      $2,201,408
Anne L. Bailey............    61,854          5.4          $.54         2009        $1,090,319      $1,635,332
Richard P. Shea...........    95,160          8.3          $.54         2009        $1,677,413      $2,515,895
Vincent P. Stanton, Jr.,
  M.D.....................    72,019          6.3          $.54         2009        $1,269,500      $1,904,080


            AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 1999 AND
                         FISCAL YEAR-END OPTION VALUES


    The following table sets forth certain information concerning the number of unexercised options held by each of our named executive officers on December 31, 1999 and the value realized by named executive officers. None of our executive officers exercised stock options in the fiscal year ended December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an assumed initial public offering price of $12.00 per share.



                                                     NUMBER OF SHARES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                                ---------------------------   ---------------------------
                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------   -------------   -----------   -------------
Taylor J. Crouch..............................     88,136        288,192      $1,010,039     $3,302,680
Fred D. Ledley, M.D...........................         --             --
Colin W. Dykes, Ph.D..........................     26,024        140,506      $  298,235     $1,610,199
Anne L. Bailey................................      3,868         57,986      $   44,327     $  664,520
Richard P. Shea...............................         --         95,160              --     $1,090,534
Vincent P. Stanton, Jr., M.D..................      6,792         71,175      $   77,836     $  815,666


------------------------


(1) Assumes a per share fair market value equal to the assumed initial public offering price of $12.00.

401(K) PLAN

    We sponsor a 401(k) plan covering all of our employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code. We do not match employee contributions to the 401(k) plan.

EMPLOYMENT AGREEMENTS


    On March 19, 1999, we entered into an employment agreement with Taylor J. Crouch to serve as our President and Chief Business Officer at a base salary of $250,000 a year with annual performance-based bonuses at the discretion of the Board of Directors and the Compensation Committee. The target levels for those bonuses are 30% of salary and 59,475 options. Mr. Crouch also received options to purchase 376,328 shares of common stock at $0.54 per share and 89,213 shares of restricted stock at $.01 per share. The aggregate number of options and shares of restricted stock is 3.25% of the fully diluted shares of Variagenics upon completion of the first round of financing after the date of the agreement. The restricted stock vested in full six months from the date Mr. Crouch joined us. The options will vest over four years with 73,726 vesting six months from the date of hire and the remainder vesting over a period of three and a half years in 42 equal monthly installments. All options vest in the event we are acquired or if we are merged into a larger entity. If Mr. Crouch terminates the agreement with Good Reason, as defined in the agreement, or if we terminate
Mr. Crouch without Cause, as defined in the agreement, we are required to pay Mr. Crouch his full salary for a period of nine months from the date of such termination.



    On January 27, 2000, we entered into an employment agreement with Bruce Maloff, Ph.D., to serve as our Executive Vice President, Commercial Operations at a base salary of $210,000 a year with annual performance-based bonuses at the discretion of the Board of Directors and the Compensation Committee. The target for the bonuses is 25% of Dr. Maloff's base salary. Dr. Maloff received options to purchase 118,950 shares of common stock at $1.05 per share. The options vest over four years with 25% vesting after one year and the remainder vesting over a period of three years in 36 equal monthly installments. In addition, we paid a signing bonus of $15,000 to Dr. Maloff and we will reimburse Dr. Maloff for his reasonable moving expenses. The employment agreement is at will. If we terminate the agreement without Cause, as defined in the agreement, we will pay
Dr. Maloff's full salary for six months from the date we notify him that we intend to terminate his agreement.



    On July 3, 1998, we entered into an employment agreement with Colin W. Dykes, Ph.D. to serve as our Vice President, Research and Genomics at a base salary of $200,000 a year with annual performance-based bonuses at the discretion of the Board of Directors and the Compensation Committee. Dr. Dykes received options to purchase 83,265 shares of common stock at $.54 per share. The options vest over five years with 20% vesting one year from the date of hire and the remainder vesting over a period of four years in 48 equal monthly installments. In addition, we paid Dr. Dykes a signing bonus of $25,000 and reimbursed him for $25,000 of moving expenses. If Dr. Dykes terminates the agreement with Good Reason, as defined in the agreement, or if we terminate
Dr. Dykes without Cause, as defined in the agreement, we are required to pay
Dr. Dykes his full salary for a period of six months from the date of such termination.



    On February 5, 1998, we entered into an employment agreement with Anne L. Bailey to serve as our Vice President, Diagnostic and Process Development at a base salary of $145,000 a year with an annual bonus of up to $14,500 for achieving certain milestones. In addition, we will reimburse Ms. Bailey for her reasonable relocation and moving expenses. Ms. Bailey also was awarded 38,064 shares of restricted stock for a purchase price of $.54 per share, subject to a right of repurchase by us at a purchase price of $.54 per share, which repurchase right lapses in 60 equal monthly installments from the date of original purchase. If Ms. Bailey terminates the agreement with Good Reason, as defined in the agreement, or if we terminate Ms. Bailey without Cause, as defined in the agreement, we are required to pay Ms. Bailey her full salary for a period of six months from the date of such termination.



    On December 23, 1998, we entered into an employment agreement with Richard
P. Shea to serve as our Vice President, Finance and Administration at a base salary of $150,000 a year with an annual bonus of up to $30,000 for achieving certain milestones. Mr. Shea received options to purchase 47,580 shares of common stock at $0.54 per share. The options vest over four years with 25% vesting one year from the date of hire and the remainder vesting over a period of three years in 36 equal monthly installments. Mr. Shea may be eligible to receive additional bonuses or options based on his performance.


    On May 17, 1993, our predecessor, K.O. Technology, Inc., entered into an employment agreement with Vincent P. Stanton, Jr., M.D., to serve as Senior Scientist at a base salary of $85,000. Dr. Stanton received restricted stock equal to 4% of K.O. Technology, Inc.'s equity after its first round of financing on a five year vesting schedule.


    On April 19, 2000, we entered into a consulting agreement with Dr. Alan C. Houston to serve as our consultant in the field of clinical development and medical affairs. Upon receipt of his United States visa, we will name
Dr. Houston as Vice President, Clinical Development and Chief Medical Officer. His compensation will include a base salary of $210,000 per year, a sign-on bonus of $20,000, a bonus of up to $25,000 a year for achieving defined milestones, and reimbursement for reasonable moving expenses. We will also grant Dr. Houston incentive stock options entitling him to purchase up to 100,000 shares of our common stock at a price per share determined by the date of his employment and our Board of Directors. The options vest over four years with 25% vesting one year from the date of employment and the remainder vesting over a period of three years in 36 equal monthly installments. Either party may terminate the employment agreement at any time and for any reason, provided that if the agreement is terminated without cause by either party, the terminating party must give six months prior notice of termination.


    All of the employment agreements are at will, contain an anti-piracy clause, an invention and non-disclosure clause, and a non-competition/non-solicitation clause.

                     TRANSACTIONS WITH EXECUTIVE OFFICERS,
                    DIRECTORS AND FIVE PERCENT STOCKHOLDERS

    Since January 1997, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described below.


    The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts as of the dates shown below. Each share of preferred stock is convertible into one share of our common stock upon the closing of this offering.



                                                                                   SHARES OF PREFERRED STOCK
                           COMMON         COMMON       SERIES E     -------------------------------------------------------
                           STOCK        WARRANTS(3)   WARRANTS(4)   SERIES B(5)   SERIES E-2(6)   SERIES E(6)   SERIES F(7)
                          --------      -----------   -----------   -----------   -------------   -----------   -----------
DIRECTORS AND EXECUTIVE
  OFFICERS
Taylor J. Crouch........   89,213(1)           --            --            --             --              --            --
Anne L. Bailey..........   38,064(2)           --            --            --             --              --            --
Mark P. Carthy..........       --              --            --            --             --              --        23,324
5% OR MORE STOCKHOLDERS
The Sprout Group........       --              --       878,401            --             --       2,928,001       741,905
Atlas Venture...........       --         275,068       110,068       553,255        916,895         366,895       341,975
Oxford Bioscience
  Partners..............       --         211,470       112,660       368,835        704,905         375,533       341,974
CIBC....................       --              --            --            --             --              --     2,099,118
Forward Ventures........       --         207,583            --       553,255        691,943              --       242,701
Kummell Investments.....       --          28,668        44,048       573,491         95,560         146,828            --


------------------------


(1) Acquired September 1999 for a purchase price of $.0084 per share.



(2) Acquired March 1998 for a purchase price of $.54 per share, subject to a right of repurchase by us at a purchase price of $.54 per share, which repurchase right lapses in 60 equal monthly installments from the date of original purchase.



(3) Issued in July 1999 in exchange for cancellation of debt we incurred in bridge financings with these investors. Warrants are exercisable at a price of $2.73 per share and expire in July 2004. As of June 22, 2000, a total of 204,513 shares of common stock have been issued to these investors upon exercise of the warrants.



(4) Issued in July 1999 in connection with the purchase of Series E redeemable convertible preferred stock. Warrants are exercisable at a price of $2.73 per share and expire in July 2004. As of June 22, 2000, a total of 462,849 shares of Series E redeemable convertible preferred stock have been issued to these investors upon exercise of the warrants.



(5) Acquired June 1997 for a purchase price of $5.42 per share.



(6) Acquired July 1999 for a purchase price of $2.73 per share.



(7) Acquired March 2000 for a purchase price of $4.29 per share.



    CONSULTING AGREEMENT AND STOCK OPTION AWARDS. We have a consulting agreement with Dr. David Housman, a member of our Board of Directors and one of our scientific advisors, under which he provides us with scientific consulting services and is paid $6,000 per month. We awarded Dr. Housman options to purchase 59,475 shares of common stock at a price of $.54 per share in January 1998, and options to purchase 59,475 shares of common stock at a price of $1.05 per share in March 2000.



    In March 2000, we awarded Mr. Martin Vogelbaum, a member of our Board of Directors, options to purchase 29,738 shares of common stock at a price of $1.05 per share. In May 2000, we awarded each of Drs. Scott and Wild, members of our Board of Directors, options to purchase 23,790 shares of common stock at a price of $3.78 per share.


    In connection with the preferred stock financings and issuance of common stock, we granted registration rights. Upon exercise of these registration rights, these stockholders can require us to file registration statements covering the sale of shares held by them and may include the sale of their shares in registration statements covering our sale of shares to the public.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of June 22, 2000 and as adjusted to reflect the sale of the shares of our common stock in this offering and in the concurrent private placement assuming an initial public offering price of $12.00 per share, for:


    - each person known by us to beneficially own more than 5% of our common stock;

    - each of our directors;

    - each of our executive officers named in the summary compensation table;
      and

    - all of our directors and executive officers as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 22, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.



    Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 16,682,332 shares of common stock outstanding on June 22, 2000 and 22,307,332 shares of common stock outstanding after completion of this offering and in the concurrent private placement assuming an initial public offering price of $12.00 per share. This table assumes no exercise of the underwriters' over-allotment option.

                                                                        SHARES ISSUABLE        PERCENTAGE OF
                                                                      PURSUANT TO OPTIONS      COMMON STOCK
                                                                         AND WARRANTS       BENEFICIALLY OWNED
                                                                       EXECISABLE WITHIN    -------------------
                                                SHARES BENEFICIALLY       60 DAYS OF        PRIOR TO    AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED             JUNE 22, 2000      OFFERING   OFFERING
---------------------------------------         -------------------   -------------------   --------   --------
STOCKHOLDERS OWNING APPROXIMATELY 5% OR MORE
The Sprout Group(2)...........................       4,548,307               439,203          26.6%      20.6%
  3000 Sand Hill Road, Building 3, Suite 170
  Menlo Park, CA 94025

Atlas Venture(3)..............................       2,564,158               192,569          15.2%      11.7%
  222 Berkeley Street, Suite 1950
  Boston, MA 02116

Oxford Bioscience Partners(4).................       2,115,381               162,068          12.6%       9.7%
  31 St. James Avenue, Suite 350
  Boston, MA 02116

CIBC(5).......................................       2,099,118                    --          12.6%       9.7%
  425 Lexington Avenue
  New York, NY 10017

Forward Ventures(6)...........................       1,242,329               207,583           7.4%       5.7%
  9255 Towne Center Drive, Suite 300
  San Diego, CA 92121

Kummell Investments(7)........................       1,340,272                92,027           8.0%       6.2%
  Suite 835A, Europort
    Gibraltar

DIRECTORS AND EXECUTIVE OFFICERS
Taylor J. Crouch..............................         290,788               201,575           1.7%       1.3%
Fred D. Ledley, M.D...........................         199,777                    --           1.2%         *
Bruce L. Maloff, Ph.D.........................              --                    --             *          *
Colin W. Dykes, Ph.D..........................          65,876                65,876             *          *
Anne L. Bailey................................          65,029                25,333             *          *
Richard P. Shea...............................          43,122                43,122             *          *
Vincent P. Stanton Jr., M.D...................          68,560                26,278             *          *
David Housman, Ph.D...........................         221,912                38,914           1.3%       1.0%
Philippe O. Chambon, M.D., Ph.D.(8)...........       4,548,307               439,203          26.6%      20.6%
Mark P. Carthy(7).............................          23,324                    --             *          *
Jean-Francois Formela(9)......................       2,564,158               192,569          15.2%      11.7%
Martin A. Vogelbaum...........................          17,967                17,967             *          *
David A. Shotland(5)..........................       2,099,118                    --          12.6%       9.7%
William A. Scott, Ph.D........................              --                 1,322             *          *
Anthony H. Wild, Ph.D.........................              --                 1,322             *          *
All directors and executive officers as a
  group
  (15 persons)................................      10,207,936             1,050,838          57.7%      45.0%


------------------------

* Represents beneficial ownership of less than one percent of our common stock.

(1) Unless otherwise indicated, the address of each shareholder is c/o Variagenics, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.


(2) Includes 3,572,034 shares and warrants to purchase 381,796 shares held by Sprout Capital VIII, L.P., 214,322 shares and warrants to purchase 22,909 shares held by Sprout Venture Capital, L.P., 11,915 shares and warrants to purchase 1,274 shares held by DLJ Capital Corp. and 310,833 shares and warrants to purchase 33,224 shares held by DLJ ESC II, L.P. Philippe Chambon, M.D., Ph.D., is a General Partner of the Sprout Group.

(3) Includes 2,332,895 shares and warrants to purchase 188,470 shares held by Atlas Venture Fund III, L.P. and 38,693 shares and warrants to purchase 4,099 shares held by Atlas Venture Entrepreneurs' Fund III L.P. Jean-Francois Formela, M.D., is a General Partner of Atlas Venture.



(4) Includes 478,928 shares and warrants to purchase 62,469 shares held by Oxford Bioscience Partners II, L.P., 501,116 shares and warrants to purchase 46,816 shares held by Oxford Bioscience Partners (Bermuda) II, L.P., 161,134 shares and warrants to purchase 16,207 shares held by Oxford Bioscience Partners (Adjunct) II, L.P., and 280,408 shares and warrants to purchase 36,576 shares held by Oxford Bioscience Partners (GS-Adjunct) II, L.P.



(5) Includes 1,574,338 shares held by CIBC WMV Inc., an investment vehicle of CIBC and 524,780 shares held by CIBC Employee Private Equity Partners, a vehicle owned by partnerships established for the benefit of employees of CIBC to which CIBC serves as an advisor. Mr. Shotland is a Managing Director of CIBC Capital Partners, a merchant banking division of CIBC World Markets Corp., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares. Mr. Shotland is an indirect limited partner of CIBC Employee Private Equity Partners and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in the shares.



(6) Includes 216,158 shares and warrants to purchase 43,364 shares held by Forward Ventures III, L.P. and 818,588 shares and warrants to purchase 164,219 shares held by Forward Ventures III Institutional Partners, L.P.


(7) Mark P. Carthy is the biotechnology portfolio manager for Morningside Ventures, which advises Kummell Investments Limited on its venture capital portfolio. Mr. Carthy disclaims beneficial ownership of the shares and warrants held by Kummell Investments, except to the extent of his pecuniary interest in the shares and warrants.


(8) Includes 4,109,104 shares and 439,203 warrants held by the Sprout Group. Dr. Chambon is a General Partner of the Sprout Group and disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest in the shares and warrants.



(9) Includes 2,371,588 shares and 192,569 warrants held by Atlas Venture.
    Dr. Formela is a General Partner of Atlas Venture and disclaims beneficial ownership of such shares and warrants, except to the extent of his pecuniary interest in the shares and warrants.

                          DESCRIPTION OF CAPITAL STOCK


    After this offering, our authorized capital stock will consist of 70,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.



    After the closing of this offering and the concurrent private placement assuming an initial public offering price of $12.00 per share, there will be:



    - 22,307,332 shares of common stock outstanding;



    - 2,750,280 options to purchase shares of common stock outstanding of which 601,624 will be exercisable upon the closing of the offering;



    - 1,416,216 warrants to purchase shares of common stock outstanding, all of which will be exercisable upon the closing of this offering; and


    - no shares of preferred stock outstanding.

COMMON STOCK


    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the Board of Directors, out of legally available funds for the dividends subject to the rights of the holders of our preferred stock and any preferences that may be applicable to any other then outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights and are not subject to future calls or assessments by us. No sinking fund provisions apply to our common stock. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Some holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances. See "Shares Eligible for Future Sale."


PREFERRED STOCK


    Upon the closing of this offering, all of our outstanding shares of Series A mandatorily redeemable convertible preferred stock, Series B mandatorily redeemable convertible preferred stock, Series C mandatorily redeemable convertible preferred stock, Series D mandatorily redeemable convertible preferred stock, Series E mandatorily redeemable convertible preferred stock, Series E-2 mandatorily redeemable convertible preferred stock and Series F mandatorily redeemable convertible preferred stock will be converted into 15,542,239 shares of common stock.


    Under the terms of our certificate of incorporation, our Board of Directors will be authorized to issue up to 5,000,000 shares of preferred stock in one or more series without stockholder approval. Our Board of Directors also has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

    The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. Examples of rights and preferences that the

Board of Directors may fix are (1) dividend rights, (2) dividend rates,
(3) conversion rights, (4) voting rights, (5) terms of redemption, including sinking price or prices, and (6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designated and issue in the future.

WARRANTS


    As of June 22, 2000, 12 investors held outstanding warrants to purchase 1,322,466 shares of common stock. These warrants have expiration dates ranging from June 30, 2000 to July 30, 2004, and have a weighted average exercise price of $3.06 per share. In addition, if the offering is completed by August 31, 2000, we are obligated to issue warrants to an affiliate of Waters Technologies Corporation to purchase 93,750 shares of our common stock, based on an assumed initial public offering price of $12.00 per share. These warrants have a five year term and an exercise price equal to the initial public offering price. The number of shares for which the warrants are exercisable is subject to adjustment for stock splits, combinations or dividends and reclassifications, exchanges or substitutions.


REGISTRATION RIGHTS


    The holders of approximately 16,460,884 shares of common stock are entitled to registration rights with respect to the registration of those shares under the Securities Act of 1933. An affiliate of Waters Technologies Corporation is also entitled to registration rights with respect to the shares purchased in the private placement to close concurrently with the offering, and the shares to be issued upon exercise of the warrants held by the affiliate. If we propose to register our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, other than the Waters affiliate, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement covering their shares of common stock and we will be required to use our best efforts to have the registration statement declared effective. The Waters affiliate may elect to include their shares in any such demand registration. Further, the holders may require us to register their shares on Form S-3 at our expense when this form becomes available. These rights shall terminate five years after the effective date of this offering. Attached to these registration rights are conditions and limitations including the right of the underwriters to limit the number of shares included in the registration statement. These registration rights in connection with this offering have been waived.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Our by-laws divide the Board of Directors into three classes with staggered three-year terms. See "Management." Under the by-laws, any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

    Our by-laws also provide that after this offering, stockholders can only take action at an annual meeting or special meeting, and not by written action in lieu of a meeting. Our by-laws further provide that only stockholders holding a majority of outstanding shares, our Chairman of the Board, President or our Board of Directors may call a special meeting of stockholders.

    Our stockholders must comply with advance notice and information disclosure requirements in order for any matter to be considered "properly brought" before a meeting. Stockholders must deliver written notice to us between 60 and 90 days prior to the meeting. If we give less than 70 days' notice or prior public disclosure of the meeting date, stockholders must deliver written notice to us within ten days following the date upon which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating stockholder. For any other matter, the notice must set forth a brief description of the proposed matter and certain information regarding the proponent stockholder. These provisions could delay until the next stockholders' meeting proposed actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of the outstanding voting securities, the third party would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

    The Delaware General Corporation Law statute provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

    Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law statute relating to the limitation of liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law statute. We believe these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for our common stock is EquiServe, L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Before this offering, there has been no public market for our securities. After completion of this offering there will be 22,307,332 shares of common stock outstanding based upon the number of shares outstanding as of June 22, 2000. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


    All of the shares offered under this prospectus will be freely tradable in the open market. The remaining 16,682,332 shares of common stock that will be outstanding after this offering, as well as the shares of common stock to be issued to an affiliate of Waters Technologies Corporation in the private placement to occur contemporaneously with the closing of the offering, will be considered "restricted securities" under Rule 144 of the Securities Act. Generally, restricted securities that have been owned for a period of at least two years may be sold immediately after the completion of this offering, and restricted securities that have been owned for at least one year may be sold
90 days after the completion of this offering. Certain of the restricted securities are subject to lock-up agreements with the underwriters. Persons subject to lock-up agreements have agreed not to sell shares of our common stock without the prior permission of Credit Suisse First Boston Corporation for a period of 180 days after the completion of this offering. Credit Suisse First Boston Corporation has indicated that it does not intend to release anyone from the lock-up agreement. The table below sets forth information regarding potential sales of restricted securities.



    - 91,947 shares may be sold immediately after completion of this offering;



    - 36,754 shares may be sold 90 days after the date of this prospectus; and



    - 16,553,631 additional shares may be sold upon the expiration of the lock-up agreements.


OPTIONS


    Shares of common stock may also be issued and sold upon the exercise of options. After this offering, we intend to register substantially all of the common stock which may be issued under our 1997 Employee, Director and Consultant Stock Option Plan, 2000 Employee Stock Purchase Plan, and other stock options not issued under a plan. Shares issued upon the exercise of stock options after the effective date of the registration statements on Form S-8 will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements noted above, if applicable.


WARRANTS


    Shares of common stock may also be issued pursuant to outstanding warrants. As of June 22, 2000 there are outstanding warrants to purchase 1,322,466 shares of our common stock, all of which are currently exercisable. In addition, if the offering is completed by August 31, 2000, we are obligated to issue warrants to an affiliate of Waters Technologies Corporation to purchase 93,750 shares of our common stock, based on an assumed initial public offering price of $12.00 per share.


REGISTRATION RIGHTS


    The holders of approximately 16,460,884 shares of common stock are entitled to rights with respect to the registration of those shares under the Securities Act of 1933. An affiliate of Waters Technologies Corporation is also entitled to registration rights with respect to the shares purchased in the private placement to close concurrently with the offering, and the shares to be issued upon exercise of the warrants held by an affiliate. If we propose to register our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, other than the Waters affiliate, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement covering their shares of common stock and we will be required to use our best efforts to have the registration statement declared effective. The Waters affiliate may elect to include their shares in any such demand registration. Further, the holders may require us to register their shares on Form S-3 at our expense when this form becomes available. These rights shall terminate five years after the effective date of this offering. Attached to these registration rights are conditions and limitations including the right of the underwriters to limit the number of shares included in the registration statement. These registration rights in connection with this offering have been waived.


EFFECT OF SALES OF SHARES

    Prior to this offering, there has been no public market for our common stock, and we cannot advise you as to the effect, if any, that sales in the public market of shares of our common stock, or the availability of shares for sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market could adversely affect the market price of our common stock and could impair our ability to raise capital.

                        U.S. FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS



    The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. As used in this prospectus, a non-U.S. holder is defined as a holder that for United States federal income tax purposes is an individual or entity other than:



    - a citizen or individual resident of the United States;



    - a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations;



    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or



    - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.



    An individual may, subject to a number of exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.



    This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their personal circumstances, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of common stock may be affected by determinations made at the partner level, or that may be relevant to non-U.S. holders which may be subject to special treatment under United States federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction." This discussion also does not address U.S. state or local or foreign tax consequences. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.



DIVIDENDS



    We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of our common stock, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.



    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States through which the non-U.S. holder carries on business, are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.



    Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury regulations generally effective for payments made after December 31, 2000, however, a non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under these regulations, in the case of our common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide specified information, including a United States taxpayer identification number. The regulations generally effective for payments made after December 31, 2000 also provide look-through rules for tiered partnerships. Further, the Internal Revenue Service may issue regulations under which a foreign trustee or foreign executor of a U.S. or foreign trust or estate, depending on the circumstances, will be required to furnish the appropriate withholding certificate on behalf of the beneficiaries, grantor trust or estate, as the case may be.



    A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.



    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, in specified circumstances, income tax benefits may be denied to non-U.S. holders receiving income derived through a partnership, or otherwise fiscally transparent entity.



GAIN ON DISPOSITION OF COMMON STOCK



    A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of our common stock unless:



    - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;



    - the non-U.S. holder is an individual who holds our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the sale or other disposition and meets certain other requirements;



    - the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to some United States expatriates; or



    - we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder held our common stock.



    Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. The tax with respect to stock in a "U.S. real property holding corporation" does not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market.



    If a non-U.S. holder who is an individual is subject to tax on gain which is U.S. trade or business income, such individual generally will be taxed on the net gain derived from a sale of common stock under regular graduated United States federal income tax rates. If an individual non-U.S. holder is subject to tax because such individual holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition and meets certain other requirements, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by United States capital losses, notwithstanding the fact that such individual is not considered a resident alien of the United States. Thus, individual non-U.S. holders who have spent, or expect to spend, more than a DE MINIMIS period of time in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisers prior to the sale concerning the U.S. tax consequences of such sale.



    If a non-U.S. holder that is a foreign corporation is subject to tax on gain which is U.S. trade or business income, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specific items, unless it qualifies for a lower rate under an applicable tax treaty.



FEDERAL ESTATE TAX



    Common stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident, as defined for United States federal estate tax purposes, at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States federal estate tax.



INFORMATION REPORTING AND BACKUP WITHHOLDING TAX



    Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.



    Currently, United States backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish specified information under the United States information reporting requirements, generally will not apply:



    - to dividends paid to non-U.S holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding; or



    - before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. holder.



    Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

    The payment of the proceeds of the disposition of our common stock by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has particular types of U.S. relationships. In the case of the payment of proceeds from the disposition of our common stock effected by a foreign office of a broker that is a U.S. person or a U.S. related person, existing regulations require information reporting on the payment unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is defined as:



    - a "controlled foreign corporation" for U.S. federal income tax purposes;
      or



    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceeding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.



    The U.S. Treasury regulations generally effective for payments made after December 31, 2000 alter the foregoing rules. Among other things, such regulations provide presumptions under which a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:



    - directly by the non-U.S. holder;



    - in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, stockholders or other beneficiaries of such entity; or



    - by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.



    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Chase Securities Inc. and SG Cowen Securities Corporation are acting as representatives, the following respective numbers of shares of our common stock:


                                                                NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ----------
Credit Suisse First Boston Corporation......................
Chase Securities Inc........................................
SG Cowen Securities Corporation.............................
                                                              ----------
        Total...............................................   5,000,000
                                                              ==========


    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares of our common stock from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share on
sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay.


                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us................     $                $                $                $
Expenses payable by us..................     $                $                $                $


    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the common stock being offered.


    We have an agreement with Credit Suisse First Boston Corporation under which they provide financial advisory and investment banking services to us. In connection with the closing of the private placement of common stock to an affiliate of Waters Technologies Corporation, Credit Suisse First Boston Corporation will receive a cash fee of $250,000. Credit Suisse First Boston Corporation does not have any other material relationship with us or any of our officers, directors, or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.


    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.


    All of our officers and directors and substantially all of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these types of transactions is to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any of these types of transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.



    The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of the common stock for our employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.



    We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.


    We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "VGNX."

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price will be:

    - the information presented in this prospectus and otherwise available to the underwriters;

    - the history and the prospects for the industry in which we will compete;

    - the ability of our management;

    - our prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.


    We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.


    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.



    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.


These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS


    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order
BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.


TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


    The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Members of that firm own 27,107 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland.


                                    EXPERTS

    The financial statements of Variagenics, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and for the period from inception (December 7, 1992) through December 31, 1999, included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 (including its exhibits and schedules) with the Securities and Exchange Commission under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms.

    After we have filed this registration statement, we will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

    The registration statement and our other Securities and Exchange Commission filings can also be reviewed by accessing the Securities and Exchange Commission's Internet site at HTTP://WWW.SEC.GOV, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Accountants...........................  F-2

Balance Sheets as of December 31, 1998 and 1999 and March
  31, 2000 (unaudited)......................................  F-3

Statements of Operations for each of the Years Ended
  December 31, 1997, 1998 and 1999 and for the period from
  inception (December 7, 1992) through December 31, 1999,
  and the three months ended March 31, 1999 and 2000
  (unaudited)...............................................  F-4

Statements of Stockholders' Equity (Deficit) for the period
  from inception (December 7, 1992) through December 31,
  1999, and the three months ended March 31, 2000
  (unaudited)...............................................  F-5

Statements of Cash Flows for each of the Years Ended
  December 31, 1997, 1998 and 1999 and for the period from
  inception (December 7, 1992) through December 31, 1999,
  and the three months ended March 31, 1999 and 2000
  (unaudited)...............................................  F-6

Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Variagenics, Inc.


    The 1.1895-to-1 stock split approved by the Board of Directors on June 15, 2000, described in Note 14 to the financial statements has not been consummated at June 23, 2000. When it has been consummated, we will be in a position to furnish the following report:



       "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Variagenics, Inc. (a development stage enterprise) at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the period from inception (December 7, 1992) through December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."


                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts


March 28, 2000, except as to
the stock split described in
Note 14 for which the date
is June 15, 2000

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                                 BALANCE SHEETS



                                                                    DECEMBER 31,                 MARCH 31, 2000
                                                             ---------------------------   ---------------------------
                                                                 1998           1999          ACTUAL       PRO FORMA
                                                             ------------   ------------   ------------   ------------
                                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................  $    733,979   $  1,827,519   $ 21,639,750   $ 21,639,750
  Short-term investments...................................            --      2,500,000             --             --
  Prepaid expenses and other current assets................       474,718        194,195        599,672        599,672
                                                             ------------   ------------   ------------   ------------
    Total current assets...................................     1,208,697      4,521,714     22,239,422     22,239,422
Restricted cash............................................     1,000,000      1,000,000      1,000,000      1,000,000
Property and equipment, net................................     2,835,306      3,753,586      3,605,282      3,605,282
Other assets...............................................       204,679        127,850        116,600        116,600
                                                             ------------   ------------   ------------   ------------
                                                             $  5,248,682   $  9,403,150   $ 26,961,304   $ 26,961,304
                                                             ============   ============   ============   ============
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................  $  1,120,506   $    314,984   $    478,363   $    478,363
  Accrued expenses and other liabilities...................       303,632        740,332        877,777        877,777
  Deferred revenue.........................................            --         42,000         53,493         53,493
  Current portion of capital lease obligations.............       166,298        515,831        551,894        551,894
  Convertible notes payable to stockholders................     3,314,425             --             --             --
  Line of credit, current portion..........................        75,000        109,091        109,091        109,091
                                                             ------------   ------------   ------------   ------------
    Total current liabilities..............................     4,979,861      1,722,238      2,070,618      2,070,618
Capital lease obligations..................................       342,938        877,463        718,540        718,540
Line of credit.............................................       525,000        100,000         72,727         72,727

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock, $.01 par value;
  2,978,255, 11,576,461 and 16,241,164 shares authorized
  and 2,839,736, 10,266,584 and 14,931,289 shares issued
  and outstanding at December 31, 1998 and 1999 and March
  31, 2000, respectively, 0 shares outstanding on a pro
  forma basis, redemption value of $49,093,686 at
  March 31, 2000 (Note 8)..................................    16,803,883     29,093,692     49,842,946             --

STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock, $.01 par value; 92,209
    shares authorized, issued and outstanding at
    December 31, 1998 and 0 shares authorized, issued or
    outstanding at December 31, 1999, March 31, 2000, and
    on a pro forma basis...................................           922             --             --             --
  Common stock, $.01 par value; 5,590,650, 14,324,316 and
    20,406,435 shares authorized, 617,813, 750,105 and
    779,752 shares issued and outstanding at December 31,
    1998 and 1999 and March 31, 2000, respectively
    15,711,041 shares outstanding on a pro forma basis.....         6,178          7,501          7,798        157,110
  Additional paid-in capital...............................       756,869     18,822,467     36,751,214     86,444,848
  Deficit accumulated during the development stage.........   (18,166,969)   (34,894,856)   (39,624,890)   (39,624,890)
  Deferred compensation....................................            --     (6,325,355)   (22,877,649)   (22,877,649)
                                                             ------------   ------------   ------------   ------------
    Total stockholders' equity (deficit)...................   (17,403,000)   (22,390,243)   (25,743,527)    24,099,419
                                                             ------------   ------------   ------------   ------------
    Total liabilities, redeemable convertible preferred
      stock and
      stockholders' equity (deficit).......................  $  5,248,682   $  9,403,150   $ 26,961,304   $ 26,961,304
                                                             ============   ============   ============   ============


   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS


                                                                                       PERIOD FROM
                                                                                        INCEPTION
                                                                                      (DECEMBER 7,        THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,            1992) THROUGH            MARCH 31,
                                          -----------------------------------------   DECEMBER 31,    ---------------------------
                                              1997          1998           1999           1999            1999           2000
                                          ------------   -----------   ------------   -------------   ------------   ------------
                                                                                                              (UNAUDITED)
Revenue.................................  $         --   $       --    $    398,588   $    398,588    $     94,381   $    126,574
Costs and expenses:
  Research and development..............     2,234,495    5,071,290       8,602,357     19,291,408       1,724,828      2,711,536
  General and administrative............     2,059,110    3,176,232       6,944,901     13,949,280       1,169,276      2,194,058
  In-process research and development...       674,340           --              --        674,340              --             --
                                          ------------   -----------   ------------   ------------    ------------   ------------
    Loss from operations................    (4,967,945)  (8,247,522)    (15,148,670)   (33,516,440)     (2,799,723)    (4,779,020)
Other income (expense):
  Interest income.......................       258,216      200,118         167,523        678,029          15,010        115,248
  Interest expense......................       (79,646)     (98,024)     (1,496,740)    (1,805,933)       (525,212)       (66,262)
  Equity in loss of affiliate...........            --           --        (250,000)      (250,000)       (150,692)            --
                                          ------------   -----------   ------------   ------------    ------------   ------------
    Net loss............................  $ (4,789,375)  $(8,145,428)  $(16,727,887)  $(34,894,344)   $ (3,460,617)  $ (4,730,034)
                                          ============   ===========   ============   ============    ============   ============
Dividend on redeemable convertible
  preferred stock.......................      (153,193)          --      (1,437,180)    (1,590,373)             --    (20,749,254)
                                          ------------   -----------   ------------   ------------    ------------   ------------
Net loss attributable to common
  stockholders..........................  $ (4,942,568)  $(8,145,428)  $(18,165,067)  $(36,484,717)   $ (3,460,617)  $(25,479,288)
                                          ============   ===========   ============   ============    ============   ============

Net loss attributable to common
  stockholders per share (basic and
  diluted)..............................  $     (13.48)  $   (16.13)   $     (29.96)  $     (63.71)   $      (6.43)  $     (34.85)

Weighted average common shares
  outstanding (basic and diluted).......       366,643      505,049         606,267        572,686         538,602        731,180

Unaudited pro forma net loss per share
  (basic and diluted)...................                               $      (2.54)                                 $       (.38)

Shares used in computing unaudited pro
  forma basic and diluted net loss per
  share.................................                                  6,594,312                                    12,303,881


   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   FOR THE PERIOD FROM INCEPTION (DECEMBER 7, 1992) THROUGH DECEMBER 31, 1999
             AND THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)


                                                                                                   DEFICIT
                                         CONVERTIBLE                                             ACCUMULATED
                                       PREFERRED STOCK          COMMON STOCK       ADDITIONAL     DURING THE
                                     --------------------   --------------------     PAID-IN     DEVELOPMENT      DEFERRED
                                      SHARES    PAR VALUE    SHARES    PAR VALUE     CAPITAL        STAGE       COMPENSATION
                                     --------   ---------   --------   ---------   -----------   ------------   ------------
Issuance of common stock...........        --    $    --    237,900     $2,379     $        --   $      (379)   $        --
Net loss for the period from
  inception (December 7, 1992)
  through December 31, 1992........        --         --         --         --              --        (8,455)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1992.......        --         --    237,900      2,379              --        (8,834)            --
Issuance of common stock...........        --         --     43,750        437              --           (69)            --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $22,262.................   186,785      1,868         --         --       1,426,809            --             --
Net loss for the year ended
  December 31, 1993................        --         --         --         --              --      (339,176)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1993.......   186,785      1,868    281,650      2,816       1,426,809      (348,079)            --
Issuance of common stock...........        --         --     39,638        397              --           (64)            --
Issuance of Series A convertible
  preferred stock..................    10,717        107         --         --          83,145            --             --
Net loss for the year ended
  December 31, 1994................        --         --         --         --              --    (1,149,299)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1994.......   197,502      1,975    321,288      3,213       1,509,954    (1,497,442)            --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $12,551.................   273,018      2,730         --         --       2,105,532            --             --
Purchase of common stock...........        --         --    (45,201)      (452)             72            --             --
Net loss for the year ended
  December 31, 1995................        --         --         --         --              --    (1,633,433)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1995.......   470,520      4,705    276,087      2,761       3,615,558    (3,130,875)            --
Issuance of Series A convertible
  preferred stock..................   128,735      1,288         --         --         998,721            --             --
Net loss for the year ended
  December 31, 1996................        --         --         --         --              --    (2,101,291)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1996.......   599,255      5,993    276,087      2,761       4,614,279    (5,232,166)            --
Issuance of common stock...........        --         --    311,850      3,119          60,591            --             --
Purchase of common stock from
  founder (Note 9).................        --         --    (36,069)      (361)        323,807            --             --
Reclassification of Series A
  preferred stock to redeemable
  preferred stock..................  (599,255)    (5,993)        --         --      (4,614,207)           --             --
Issuance of Series C convertible
  preferred stock..................    92,209        922         --         --         499,078            --             --
Accretion of issuance costs for
  redeemable preferred stock.......        --         --         --         --        (153,193)           --             --
Net loss for the year ended
  December 31, 1997................        --         --         --         --              --    (4,789,375)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1997.......    92,209        922    551,868      5,519         730,355   (10,021,541)            --
Issuance of common stock...........        --         --     65,946        659          26,514            --             --
Net loss for the year ended
  December 31, 1998................        --         --         --         --              --    (8,145,428)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1998.......    92,209        922    617,814      6,178         756,869   (18,166,969)            --
Issuance of common stock...........        --         --    132,291      1,323         783,466            --             --
Adjustment to redeemable
  convertible preferred as a result
  of change in redemption value....        --         --         --         --       9,045,041            --             --
Reclassification of Series C
  preferred stock to redeemable
  convertible preferred stock......   (92,209)      (922)        --         --        (251,015)           --             --
Issuance of warrants...............        --         --         --         --       1,418,000            --             --
Accretion of issuance costs for
  redeemable preferred stock.......        --         --         --         --        (394,267)           --             --
Dividend on redeemable preferred
  stock............................                                                 (1,042,913)
Deferred compensation resulting
  from the grant of options........        --         --         --         --       8,507,286            --     (8,507,286)
Amortization of deferred
  compensation.....................        --         --         --         --              --            --      2,181,931
Net loss for the year ended
  December 31, 1999................        --         --         --         --              --   (16,727,887)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at December 31, 1999.......        --         --    750,105      7,501      18,822,467   (34,894,856)    (6,325,355)
Issuance of common stock...........        --         --     29,647        297          36,934            --             --
Accretion of issuance costs for
  redeemable preferred stock.......        --         --         --         --         (94,574)           --             --
Dividend on redeemable preferred
  stock............................        --         --         --         --        (749,257)           --             --
Proceeds from redeemable preferred
  stock allocated to beneficial
  conversion feature...............        --         --         --         --      19,905,423            --             --
Dividend on redeemable preferred
  stock attributable to beneficial
  conversion feature...............        --         --         --         --     (19,905,423)           --             --
Deferred compensation resulting
  from the grant of options........        --         --         --         --      18,735,644            --    (18,735,644)
Amortization of deferred
  compensation.....................        --         --         --         --              --            --      2,183,350
Net loss for the quarter ended
  March 31, 2000...................        --         --         --         --              --    (4,730,034)            --
                                     --------    -------    -------     ------     -----------   ------------   ------------
Balance at March 31, 2000
  (unaudited)                              --    $    --    779,752     $7,798     $36,751,214   $(39,624,890)  $(22,877,649)
                                     ========    =======    =======     ======     ===========   ============   ============


                                        TOTAL
                                     ------------
Issuance of common stock...........  $      2,000
Net loss for the period from
  inception (December 7, 1992)
  through December 31, 1992........        (8,455)
                                     ------------
Balance at December 31, 1992.......        (6,455)
Issuance of common stock...........           368
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $22,262.................     1,428,677
Net loss for the year ended
  December 31, 1993................      (339,176)
                                     ------------
Balance at December 31, 1993.......     1,083,414
Issuance of common stock...........           333
Issuance of Series A convertible
  preferred stock..................        83,252
Net loss for the year ended
  December 31, 1994................    (1,149,299)
                                     ------------
Balance at December 31, 1994.......        17,700
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $12,551.................     2,108,262
Purchase of common stock...........          (380)
Net loss for the year ended
  December 31, 1995................    (1,633,433)
                                     ------------
Balance at December 31, 1995.......       492,149
Issuance of Series A convertible
  preferred stock..................     1,000,009
Net loss for the year ended
  December 31, 1996................    (2,101,291)
                                     ------------
Balance at December 31, 1996.......      (609,133)
Issuance of common stock...........        63,710
Purchase of common stock from
  founder (Note 9).................       323,446
Reclassification of Series A
  preferred stock to redeemable
  preferred stock..................    (4,620,200)
Issuance of Series C convertible
  preferred stock..................       500,000
Accretion of issuance costs for
  redeemable preferred stock.......      (153,193)
Net loss for the year ended
  December 31, 1997................    (4,789,375)
                                     ------------
Balance at December 31, 1997.......    (9,284,745)
Issuance of common stock...........        27,173
Net loss for the year ended
  December 31, 1998................    (8,145,428)
                                     ------------
Balance at December 31, 1998.......   (17,403,000)
Issuance of common stock...........       784,789
Adjustment to redeemable
  convertible preferred as a result
  of change in redemption value....     9,045,041
Reclassification of Series C
  preferred stock to redeemable
  convertible preferred stock......      (251,937)
Issuance of warrants...............     1,418,000
Accretion of issuance costs for
  redeemable preferred stock.......      (394,267)
Dividend on redeemable preferred
  stock............................    (1,042,913)
Deferred compensation resulting
  from the grant of options........            --
Amortization of deferred
  compensation.....................     2,181,931
Net loss for the year ended
  December 31, 1999................   (16,727,887)
                                     ------------
Balance at December 31, 1999.......   (22,390,243)
Issuance of common stock...........        37,231
Accretion of issuance costs for
  redeemable preferred stock.......       (94,574)
Dividend on redeemable preferred
  stock............................      (749,257)
Proceeds from redeemable preferred
  stock allocated to beneficial
  conversion feature...............    19,905,423
Dividend on redeemable preferred
  stock attributable to beneficial
  conversion feature...............   (19,905,423)
Deferred compensation resulting
  from the grant of options........            --
Amortization of deferred
  compensation.....................     2,183,350
Net loss for the quarter ended
  March 31, 2000...................    (4,730,034)
                                     ------------
Balance at March 31, 2000
  (unaudited)                        $(25,743,527)
                                     ============


   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS


                                                                                         PERIOD FROM
                                                                                          INCEPTION
                                                                                        (DECEMBER 7,       THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,            1992) THROUGH           MARCH 31,
                                             ----------------------------------------   DECEMBER 31,    -------------------------
                                                1997          1998           1999           1999           1999          2000
                                             -----------   -----------   ------------   -------------   -----------   -----------
                                                                                                               (UNAUDITED)
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................  $(4,789,375)  $(8,145,428)  $(16,727,887)  $(34,894,344)   $(3,460,617)  $(4,730,034)
  Adjustments to reconcile net loss to net
    cash used for operating activities:
    Depreciation and amortization..........      173,154      412,163         670,091      1,431,272        164,597       211,922
    Write-off of acquired in-process
      research and development.............      674,340           --              --        674,340             --            --
    Loss on sale of short-term
      investments..........................           --           --              --         20,630             --            --
    Loss on disposal of assets.............           --           --          15,142         15,142             --            --
    Accrued interest on convertible notes
      payable converted to redeemable
      convertible preferred stock..........       69,550       29,426         296,967        436,736         93,169            --
    Non-cash compensation expense..........      385,800           --       2,966,552      3,334,352        118,169     2,204,630
    Equity in loss of affiliate............           --           --         250,000        250,000        150,692            --
    Non-cash charge for preferred stock
      issued to cancel agreements with
      affiliate and affiliate's
      investors............................           --           --       1,040,000      1,040,000             --            --
    Warrants issued for interest expense...           --           --       1,072,533      1,090,533        399,000        22,000
    Changes in assets and liabilities:
      Prepaid expenses and other current
        assets.............................     (124,485)    (219,008)        324,523       (150,195)       247,455      (427,477)
      Other assets.........................       13,054       27,667          20,579         (4,100)           417            --
      Accounts payable.....................      154,934      851,047        (805,522)       314,984        205,093       163,379
      Accrued expenses.....................       98,183       (1,088)        436,700        723,629         94,294       137,445
      Deferred revenue.....................           --           --          42,000         42,000             --        11,493
                                             -----------   -----------   ------------   ------------    -----------   -----------
      Net cash used for operating
        activities.........................   (3,344,845)  (7,045,221)    (10,398,322)   (25,675,021)    (1,987,731)   (2,406,642)
                                             -----------   -----------   ------------   ------------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of short-term investments.......   (6,974,474)          --      (2,500,000)   (10,379,013)            --            --
  Maturity of short-term investments.......           --    6,974,474              --      7,858,383             --     2,500,000
  Acquisition of property and equipment....     (377,001)  (2,089,289)       (620,361)    (3,476,121)      (405,335)      (52,368)
  Proceeds from sale/leaseback
    transaction............................           --      135,300              --        406,148        246,327            --
  Reimbursement from lessor................           --           --         273,098        273,098             --            --
  Cash paid for acquisitions and equity
    investments............................     (615,637)          --        (250,000)      (865,637)      (243,253)           --
                                             -----------   -----------   ------------   ------------    -----------   -----------
      Net cash (used for) provided by
        investing activities...............   (7,967,112)   5,020,485      (3,097,263)    (6,183,142)      (402,261)    2,447,632
                                             -----------   -----------   ------------   ------------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of capital lease obligations...      (65,544)    (172,749)       (315,942)      (675,581)       (37,780)     (122,860)
  Payment as collateral for letter of
    credit.................................           --   (1,000,000)             --     (1,000,000)            --            --
  Proceeds from line of credit.............           --      600,000         400,000      1,000,000             --            --
  Repayment of line of credit..............           --           --        (790,909)      (790,909)        (9,091)      (27,273)
  Proceeds from issuance of notes payable
    to stockholders........................    1,076,250    3,284,999       4,665,000     10,906,249      2,914,601            --
  Proceeds from issuance of preferred
    stock, net of issuance costs...........   10,284,689           --      10,630,808     24,214,905             --    19,905,423
  Proceeds from issuance of common stock...        1,356       27,173             168         31,018            268        15,951
                                             -----------   -----------   ------------   ------------    -----------   -----------
      Net cash provided by financing
        activities.........................   11,296,751    2,739,423      14,589,125     33,685,682      2,867,998    19,771,241
                                             -----------   -----------   ------------   ------------    -----------   -----------
Net (decrease) increase in cash and cash
  equivalents..............................      (15,206)     714,687       1,093,540      1,827,519        478,006    19,812,231
Cash and cash equivalents at beginning of
  period...................................       34,498       19,292         733,979             --        733,979     1,827,519
                                             -----------   -----------   ------------   ------------    -----------   -----------
Cash and cash equivalents at end of
  period...................................  $    19,292   $  733,979    $  1,827,519   $  1,827,519    $ 1,211,985   $21,639,750
                                             ===========   ===========   ============   ============    ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


1. NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

    Variagenics, Inc. (the "Company") was incorporated in Delaware on
December 7, 1992. The Company was originally formed to develop a pharmacogenomic approach to cancer therapy. The Company has broadened that focus to discover genetic variations characterized by SNPs and other genetic differences. The Company will use this information to optimize drugs in development, develop new drug targets and bring diagnostic products to market. Since inception, the Company has devoted its efforts primarily to financial planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise as defined in Statement of Financial Accounting Standards ("SFAS") No. 7.


    The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has generated minimal revenues and has an accumulated deficit of $39,624,890 at March 31, 2000. The future viability of the Company is dependent on its ability to obtain necessary additional financing, to complete development and commercialize its products and to commence generating cash from operations. Management believes the Company has the ability to do so.


    The Company is subject to risks common to companies in the industry including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing, and compliance with FDA and other governmental regulations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The Company maintains all of its cash, cash equivalents and short-term investments with one high quality financial institution. Investment securities with original maturities of greater than three months but less than one year are considered to be short-term investments. Short-term investments are classified as held to maturity in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At December 31, 1999, short-term investments are carried at cost and consist of a certificate of deposit which matured in January 2000.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FIXED ASSETS

    Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over the shorter of the life of the improvement or the remaining term of the lease.


    Purchased software is capitalized at cost and amortized over the estimated useful life, generally three years. Internally developed software is accounted for in accordance with Statement of Position ("SOP") 98-1. Under the provisions of SOP 98-1, Variagenics capitalizes costs of internally developed software after the preliminary project stage has been completed. Costs eligible for capitalization have not been significant. Therefore, the Company has not capitalized any internal development costs.


    LONG-LIVED ASSETS


    The Company reviews long-lived assets for impairment by comparing the cumulative undiscounted cash flows for groups of assets for which there are identifiable cash flows independent of the cash flows of other groups of assets with their carrying amount. Any writedowns are treated as permanent reductions in the carrying amount of the assets. Management's policy regarding long-lived assets is to evaluate the recoverability of its assets when the facts and circumstances suggest that these assets may be impaired. This analysis relies on a number of factors, including operating results, business plans, budgets, economic projections and changes in management's strategic direction or market emphasis.


    ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-based Compensation," for disclosure only (Note 9). All stock-based awards to nonemployees are accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    REVENUE RECOGNITION


    Revenue to date has been generated from collaborations and research grants from a governmental agency. Revenue from collaborations and grants is recognized in the period in which specific performance obligations under the terms of the contracts are satisfied and related costs are incurred, provided that the amounts received are not refundable if the research is not successful. Payments received in advance of work being performed under agreements are recorded as deferred revenue until earned in accordance with SEC Staff Accounting Bulletin
(SAB) No. 101, "Revenue Recognition in Financial Statements."

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT

    Research and development costs are charged to operations as incurred.

    INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

    COMPREHENSIVE INCOME (LOSS)

    Comprehensive loss is equal to net loss for all years presented.

    BUSINESS SEGMENTS

    The Company operates as a single business segment as defined in SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related Information."

    NET LOSS PER SHARE

    Net loss per share is computed under SFAS No. 128 "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding unvested restricted stock. Diluted net loss per share does not differ from basic net loss per share since potential common shares are antidilutive for all periods presented and, therefore, are excluded from the calculation of diluted net loss per share.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following potentially dilutive common shares were excluded because their effect was antidilutive:


                                                                               THREE MONTHS ENDED
                                                AS OF DECEMBER 31,                 MARCH 31,
                                        ----------------------------------   ----------------------
                                          1997        1998         1999        1999         2000
                                        ---------   ---------   ----------   ---------   ----------
                                                                                  (UNAUDITED)
Convertible notes payable.............         --   3,314,425           --   6,322,195           --
Redeemable convertible preferred
  stock...............................  2,839,736   2,839,736   10,226,584   2,839,736   14,931,289
Convertible preferred stock...........     92,209      92,209           --      77,519           --
Stock options.........................    109,518     601,822    1,572,690     617,136    2,548,775
Warrants..............................    196,963     243,382    2,240,665     243,382    2,208,480
Unvested restricted stock.............    130,651     103,651       30,317      60,322       27,299



    Subsequent to March 31, 2000, warrants for the purchase of 886,015 shares of the Company's common and preferred stock were exercised (see Note 14).



    PRO FORMA BALANCE SHEET (UNAUDITED)



    In March 2000, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company to sell shares of its common stock in an initial public offering. If the initial public offering contemplated by this Registration Statement is consummated under the terms presently anticipated, all outstanding shares of convertible preferred stock at March 31, 2000 will convert into 14,931,289 shares of common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming all preferred stock was converted into common stock at March 31, 2000.


    PRO FORMA NET LOSS PER SHARE (UNAUDITED)


    The pro forma basic and diluted net loss per share and shares used in computing pro forma basic and diluted net loss per share have been presented reflecting the automatic conversion into shares of common stock of the redeemable convertible preferred stock outstanding at December 31, 1999 and March 31, 2000 upon completion of the offering contemplated herein, using the if converted method from their respective dates of issuance.


    NEW ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 137 and is effective for fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting criteria are met. Adoption of this standard is not expected to have a material impact on the financial position or results of operations of the Company.


    In March 2000, the FASB issued FASB Interpretation ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of Accounting Principles Board ("APB") Opinion 25". FIN 44 clarifies the application of APB Opinion 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.



    INTERIM FINANCIAL INFORMATION



    The financial statements of the Company as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made, which in the opinion of management, are necessary for a fair statement of our interim results. Results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 or for any other future period.


3. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                                 PERIOD FROM
                                                                                                  INCEPTION
                                                                                                (DECEMBER 7,
                                                                YEAR ENDED DECEMBER 31,         1992) THROUGH
                                                           ----------------------------------   DECEMBER 31,
                                                              1997        1998        1999          1999
                                                           ----------   --------   ----------   -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND
  NONCASH INVESTING AND FINANCING ACTIVITIES:

  Cash paid for interest.................................  $   18,377   $ 68,024   $  129,637    $   296,547

  Conversion of notes payable to stockholder into
    redeemable preferred stock...........................  $1,676,250   $     --   $8,276,392    $11,232,642

  Acquisition of property and equipment under capital
    lease agreements.....................................  $       --   $462,727   $1,200,000    $ 1,662,727

  Reclassification of preferred stock for redemption
    features.............................................  $4,615,163   $     --   $8,793,879    $13,409,042

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


4. ACQUISITION

    AVITECH DIAGNOSTICS, INC.


    On September 10, 1997, the Company purchased certain assets and assumed certain liabilities of Avitech Diagnostics, Inc. ("Avitech") for total consideration and transaction costs of $1,116,000. Avitech had been engaged in the business of developing and manufacturing clinical diagnostics for genetically determined diseases and disorders. The acquisition was funded by the issuance of 92,209 shares of Series C convertible preferred stock valued at $500,000 (Note 8) and approximately $616,000 in cash.


    The Avitech acquisition was accounted for under the purchase method of accounting. In accordance with the provisions of APB No. 16, "Business Combinations," the purchase price was allocated to the assets acquired and liabilities assumed based upon their fair values at the date of acquisition. Approximately $217,000 was allocated to the fair value of net tangible assets. The Company also determined that $225,000 of the purchase price was attributable to intangible assets consisting of the workforce-in-place which is included in other assets and is being amortized over a five year period. Approximately $674,000 of the purchase price was assigned to the value of Avitech's in-process research and development. Because the technological feasibility of Avitech's enzyme-based processes for detecting genetic variations required further development, and the in-process research and development had no alternative use, this amount was immediately charged to operations during the year ended
December 31, 1997. In 1999, the Company revised its process for discovering genetic variations and no longer uses an enzyme-based approach.

5. INVESTMENT IN NOVA MOLECULAR, INC.


    In January 1999, the Company entered into the following agreements with Nova Molecular, Inc. ("NMI"), a company engaged in performing genetic research and providing pharmacogenomic services: (i) a subscription agreement whereby the Company acquired 37% of the outstanding shares of NMI in exchange for approximately $250,000 in cash; (ii) a research and development agreement whereby the Company agreed to fund $2.0 million of NMI's research and development over a three year period, (iii) license agreements in which proprietary rights were licensed to each other in exchange for future royalties; and (iv) a conversion agreement in which the Company granted NMI shareholders the right, under certain circumstances, to exchange shares of NMI preferred stock for the Company's convertible preferred stock and common stock subject to antidilution provisions. Through this alliance, the Company expected to expand its pharmacogenomic technologies and services.



    In the first quarter of 1999, the Company recorded an investment in affiliate of $250,000 which was reduced to $99,308 at March 31, 1999 by the recognition under the equity method of accounting of the Company's shares of NMI's losses, included in equity in loss of affiliate. Prior to the restructuring of the Company's alliance with NMI in July 1999, the investment was reduced to zero by subsequent equity losses. Funding provided to NMI under the research and development agreement was recorded as research and development expense of $135,000.



    In July 1999, the Company restructured its alliance with NMI. The Company sought to terminate the conversion agreement in order to satisfy the requirements for completion of the sale of its Series E

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


5. INVESTMENT IN NOVA MOLECULAR, INC. (CONTINUED)

redeemable convertible preferred stock. NMI's Series A preferred shareholders sought to become shareholders of the Company, and the other NMI shareholders sought to separately pursue financing options for NMI. Consequently, in July 1999, pursuant to a cancellation agreement between the Company and NMI, the Company issued 380,640 shares of the Company's Series D redeemable convertible preferred stock to the NMI Series A preferred stockholders and agreed to pay $0.8 million to NMI in exchange for the following: (i) all of the outstanding NMI Series A preferred shares were acquired by Variagenics and redistributed to the remaining NMI preferred shareholders; and (ii) the research and development funding commitment, the license agreement and the conversion agreement were canceled. After the purchase and redistribution of the NMI Series A shares, the Company continued to hold 37% of the outstanding shares of NMI.


    The value attributed to the Series D redeemable convertible preferred stock of $1.0 million and the cash payment of $0.8 million were recorded as general and administrative expense in consideration of the cancellations of the funding commitment, the license agreement, and the conversion agreement.

6. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                              ESTIMATED          DECEMBER 31,
                                                             USEFUL LIVES   -----------------------
                                                               (YEARS)         1998         1999
                                                             ------------   ----------   ----------
Machinery and equipment....................................     3-5         $  559,980   $  932,077
Furniture and fixtures.....................................      5             476,167      523,711
Machinery and equipment under capital leases...............     3-5            598,027    1,798,027
Leasehold improvements.....................................  lease life      1,910,594    1,782,322
                                                               --------     ----------   ----------
                                                                             3,544,768    5,036,137
Less--accumulated depreciation and amortization............                   (709,462)  (1,282,551)
                                                                            ----------   ----------
                                                                            $2,835,306   $3,753,586
                                                                            ==========   ==========


    Depreciation and amortization expense was $173,154, $367,163 and $613,841 for the years ended December 31, 1997, 1998 and 1999, respectively and $200,672 for the three months ended March 31, 2000. Accumulated amortization of property and equipment under capital leases totaled $104,670 and $304,012 at December 31, 1998 and 1999, respectively.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


7. ACCRUED EXPENSES AND OTHER LIABILITIES

    Accrued expenses and other liabilities at December 31, 1998 and 1999 consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Accrued payroll related.................................  $146,822   $482,383
Professional fees.......................................    27,267     95,410
Sponsored research and development......................    71,254     89,951
Other...................................................    58,289     72,588
                                                          --------   --------
                                                          $303,632   $740,332
                                                          ========   ========

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


8. REDEEMABLE CONVERTIBLE PREFERRED STOCK


    Mandatorily redeemable convertible preferred stock is carried at redemption value plus accrued dividends. Issuance costs relating to redeemable convertible preferred stock are accreted to the value of the stock immediately upon issuance. Series A, B, C, D, E-2 and E have a par value of $.01 per share and liquidation value of $2.73 per share. Series F have a par value share of $.01 per share and liquidation value of $4.29 per share. Mandatorily redeemable convertible preferred stock consists of the following:



                                                              DECEMBER 31,
                                                        -------------------------    MARCH 31,
                                                           1998          1999          2000
                                                        -----------   -----------   -----------
Mandatorily redeemable convertible preferred stock:
  Series A, 599,255 shares authorized, issued and
    outstanding at December 31, 1998 and 1999.........  $ 4,654,992   $ 1,698,182   $ 1,734,682
  Series B, 2,379,000 and 2,240,482 shares authorized
    at December 31, 1998 and 1999, respectively,
    2,240,482 shares issued and outstanding at
    December 31, 1998 and 1999........................   12,148,891     6,349,130     6,485,731
  Series C, 92,209 shares authorized, issued and
    outstanding at December 31, 1999, prior to 1999
    nonredeemable.....................................           --       261,304       266,904
  Series D, 380,640 shares authorized, at December 31,
    1999; 380,640 issued and outstanding at December
    31, 1999, prior to 1999 nonredeemable.............           --     1,078,667     1,101,867
  Series E-2, 0 and 2,734,142 shares authorized,
    issued and outstanding at December 31, 1998 and
    1999, respectively................................           --     7,748,078     7,914,678
  Series E, 0 and 5,529,735 shares authorized, 0 and
    4,219,857 issued and outstanding at December 31,
    1998 and 1999, respectively.......................           --    11,958,331    12,215,531
  Series F, 0 shares authorized, issued or outstanding
    at December 31, 1998 and 1999; 4,664,705 shares
    authorized, issued and outstanding at March 31,
    2000..............................................           --            --    20,123,553
                                                        -----------   -----------   -----------
                                                        $16,803,883   $29,093,692   $49,842,946
                                                        ===========   ===========   ===========



    In 1997, the previously non-redeemable Series A convertible preferred stock were redefined as redeemable. At December 31, 1998, the redemption values of the Series A and Series B redeemable convertible preferred stock were $7.77 and $5.42 per share, respectively. During 1999, the redemption preferences of all of the redeemable convertible preferred stock were adjusted to $2.73 per share. The Company recorded an adjustment to redeemable convertible preferred stock and to equity to reflect this decrease in redemption value and redefinition.



    In July 1999, the Company's Board of Directors and stockholders approved the following: the number of authorized shares of Series B redeemable convertible preferred stock was reduced from 2,379,000 to 2,240,482, the number of authorized shares of Series D redeemable convertible preferred

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

stock was increased from 264,747 to 380,640, and 5,529,735 shares of Series E and 2,734,142 shares of Series E-2 redeemable convertible preferred stock were authorized and designated.


    In addition, the characteristics of the Series A, B, C and D redeemable convertible preferred stock were redefined including the addition of redemption privileges to the previously unredeemable Series C and D convertible preferred stock. Effective July 30, 1999, the Series A, B, C, D, E and E-2 redeemable convertible preferred stock (collectively, the "preferred stock") have the following characteristics:

    CONVERSION RIGHTS


    Each share of redeemable preferred stock is convertible at any time at the option of the holder into one share of common stock, subject to certain anti-dilution adjustments. All shares of outstanding preferred stock automatically convert into common stock upon the closing of a public offering of the Company's common stock involving gross proceeds to the Company of at least $15 million and a per share price of not less than $8.41 or (ii) the affirmative vote of not less than a majority of the then-outstanding preferred stockholders voting as a single class.


    REDEMPTION RIGHTS


    At any time on or after July 30, 2004, at the request of a majority of the holders of the then-outstanding shares of the redeemable preferred stock, the Company shall redeem 100% of those shares at a price of $2.73 per share, plus an additional $0.24 per share for each full year between July 30, 1999 and the redemption date, plus any declared but unpaid dividends, subject to certain antidilution adjustments.


    DIVIDEND RIGHTS


    Holders of the Series E and E-2 preferred stock are entitled to receive noncumulative dividends when and if declared by the Company's Board of Directors at an annual rate of $0.24 per share prior to any distribution to the Series A, B, C, D or the common stockholders. Holders of the Series A and B preferred stock are entitled to receive dividends when and if declared by the Company's Board of Directors prior to any distribution to the Series C, D or the common stockholders. Holders of the Series C and D preferred stock are entitled to receive dividends when and if declared by the Board of Directors sharing ratably with the holders of the common stock on an as converted basis. Any dividends declared by the Board of Directors on the common stock must be shared ratably by the preferred stockholders and common stockholders, with the preferred stockholders receiving preference in distribution of such dividends.


    VOTING RIGHTS

    Each holder of the preferred stock is entitled to the number of votes equal to the number of shares of the Company's common stock into which such holder's shares are convertible at the record

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED) date for such vote, except for certain preferential voting rights granted to the redeemable preferred stockholders relative to the election of members of the Board of Directors and for certain preferential voting rights granted to the Series E and E-2 preferred stockholders, voting as a class, relative to the execution of certain equity and corporate transactions.

    LIQUIDATION PREFERENCES


    In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series E preferred stock shall be entitled to receive, in preference to the holders of the Series A, B, C, D, E-2 or common stock, an amount equal to $2.73, subject to certain antidilution adjustments, plus any declared but unpaid dividends. Any assets remaining following the preferential distribution to the holders of the Series E preferred stock shall be available for distribution ratably among the redeemable preferred stockholders and the common stockholders.



    In March 2000, the Company authorized 4,664,705 shares of Series F redeemable convertible preferred stock. The Series F redeemable convertible preferred stock ranks senior to all other outstanding preferred stock with respect to dividends, liquidation and redemption. The preferred shares are convertible on a one for one basis to common stock and are entitled to the number of votes equal to the number of common shares into which they are convertible. Holders of the Series F preferred stock are entitled to receive noncumulative dividends when and if declared by the Company's Board of Directors at an annual rate of $0.39 per share. Redemption of Series F redeemable convertible preferred stock shall be at a price of $4.29 per share, plus an additional $0.39 per share for each full year between March 6, 2000 and the redemption date, plus any declared but unpaid dividends. In connection with the authorization of the Series F redeemable convertible preferred stock, the Company amended the following characteristics of all of the Company's outstanding redeemable convertible preferred stock.



    CONVERSION RIGHTS



    The automatic conversion features of the redeemable convertible preferred stock were amended so that all shares of outstanding redeemable convertible preferred stock automatically convert into one share of common stock, subject to certain anti-dilution adjustments, upon the closing of a public offering of the Company's common stock involving gross proceeds to the Company of at least
$20 million and a per share price of not less than $8.58.



    REDEMPTION RIGHTS



    Optional redemption of the Company's preferred stock were amended so that at any time, on or after the earlier to occur March 6, 2005 or such date as any other series of preferred stock is eligible for redemption or upon election of the holders of at least 66.67% of the shares of the total outstanding preferred stock then outstanding, the Company shall be required to redeem all of the outstanding series of redeemable convertible preferred stock at the redemption price in three equal annual installments commencing on the redemption date.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


8. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

    In March 2000, the Company issued 4,664,705 shares of Series F redeemable convertible preferred stock to new investors at $4.29 per share for net proceeds of $19.9 million. The issuance of these shares resulted in a beneficial conversion feature equal to the total proceeds from the offering. Because the redeemable convertible preferred stock is immediately convertible, the Company recorded a dividend of $19.9 million to preferred holders in the first quarter of 2000.


    PREFERRED STOCK WARRANTS


    In conjunction with issuance of notes payable and Series A preferred stock in 1995, the Company had outstanding, fully vested warrants to purchase 138,389 shares of Series A preferred stock at a price of $7.77 per share. In connection with the sale of Series B preferred stock in 1997, these warrants were converted into warrants to purchase an equal amount of shares of Series B preferred stock at a price of $5.42. The value ascribed to the warrants at the time of issuance and amendment was deemed to be immaterial. In connection with the Series E and E-2 preferred stock financing in 1999, these warrants were cancelled.



    In connection with amending a line of credit in 1999, the Company issued a warrant to purchase 43,920 shares of Series E preferred stock at an exercise price of $2.73 (Note 11).



    In connection with the issuance of Series E preferred stock in 1999, the Company issued warrants for the purchase of 1,908,287 shares of Series E preferred stock at an exercise price of $2.73 per share.



9. COMMON STOCK


    STOCK OPTIONS


    Prior to 1997, the Company did not maintain a formal stock option plan. All options issued by the Company from inception (December 7, 1992) through December 31, 1996 were non-qualified stock options issued to employees and advisors of the Company. In January 1997, the Company adopted the 1997 Employee, Director and Consultant Stock Option Plan, which provides for the granting of incentive and non-qualified stock options to employees, directors and consultants of the Company. The number of options available for grant was increased from 237,900 to 832,650 in 1998 and to 1,903,200 in 1999. Options
granted by the Company generally vest ratably over four- to five-year periods and have a term of ten years.



    In accordance with APB No. 25, no compensation cost has been recognized for options granted to employees by the Company with exercise prices equal to or greater than fair value of the underlying common stock at grant date. In 1999, the Company recorded compensation expense of $567,576 relating to options granted to employees with exercise prices less than the fair value of the underlying common stock at grant date (the compensation expense represents the difference between the exercise price of each option and the fair value of the common stock on the date of grant). Had compensation cost been determined based on the fair value at the date of grant consistent with the method

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



9. COMMON STOCK (CONTINUED)

prescribed by SFAS No. 123, the Company's net loss and net loss attributable to common stockholders per share for the years ended December 31, 1997, 1998 and 1999 would have been as follows:


                                                                     NET LOSS
                                                                   ATTRIBUTABLE
                                                                     TO COMMON
                                                                   STOCKHOLDERS
                                                                   PER SHARE --
                                                    NET LOSS     BASIC AND DILUTED
                                                  ------------   -----------------
As reported:
  1997..........................................  $ (4,789,375)       $(13.48)
  1998..........................................    (8,145,428)        (16.13)
  1999..........................................   (16,727,887)        (29.96)

Pro forma:
  1997..........................................  $ (4,791,540)       $(13.49)
  1998..........................................    (8,156,292)        (16.15)
  1999..........................................   (16,751,560)        (30.00)


    Because options vest over several years, additional option grants are expected to be made in the future and the determination of fair value of option grants made after the Company's initial public offering will include a volatility factor, the pro forma effects of applying the fair value method are not representative of future pro forma results.


    For the purposes of pro forma disclosure, the fair value of each employee option grant is estimated on the date of grant using the minimum valued method with the following assumptions for grants in 1997, 1998 and 1999: no dividend yield; risk-free interest rates of 6% for 1997 and 1999 grants and 5% for 1998 grants; and an expected life of five years for all options granted. The weighted average fair value of options granted to employees during 1997, 1998 and 1999, was $0.05, $0.12 and $5.48, respectively. For financial reporting purposes, all options granted in 1999 were deemed to be granted at less than fair value.



    The Company has granted options to non-employees which vest in future periods. The Company applies EITF No. 96-18 to account for these non-employee grants. Under EITF 96-18, the expense that will ultimately be recognized for these options will be the fair value at the vesting dates of the underlying options. As these options vest over periods up to five years, the Company will be required to remeasure the fair value of these options at each reporting period prior to vesting and then finally at the vesting date of the option. The Company recorded compensation expense of $1,596,355 in 1999 relating to these options.



    During the three months ended March 31, 2000, the Company increased the number of options available for grant to 4,758,000 and granted stock options to employees to purchase 959,710 shares of common stock at a weighted average exercise price of $1.19 per share. The Company recorded deferred compensation relating to these options totaling $17,828,555, representing the aggregate difference between the estimated fair market value of Variagenics common stock on the date of grant and the

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



9. COMMON STOCK (CONTINUED)


exercise price of each option. This deferred compensation is being amortized on a straight line basis over the four year vesting period. Compensation expense for the three months ended March 31, 2000 for these options was $862,259. The Company also granted options to purchase 130,845 shares of common stock to non-employees at a weighted average exercise price of $1.10 and recorded compensation expense of $386,813 for the three months ended March 31, 2000. At March 31, 2000, the Company also recorded compensation expense of $414,002 and $520,276 for options previously granted to employees and non-employees, respectively. At March 31, 2000 the Company has $22,877,649 of deferred compensation relating to employee grants.


    Option activity for the years ended December 31, 1997, 1998 and 1999 was as follows:


                                                   1997                    1998                    1999
                                          ----------------------   ---------------------   ---------------------
                                                       WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                        AVERAGE                 AVERAGE                 AVERAGE
                                            NUMBER     EXERCISE     NUMBER     EXERCISE     NUMBER     EXERCISE
                                          OF SHARES      PRICE     OF SHARES     PRICE     OF SHARES     PRICE
                                          ----------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year........      15,107     $0.03      109,518      $0.31       601,821     $0.50
  Granted...............................     128,763      0.23      523,380       0.54     1,157,290      0.54
  Exercised.............................     (14,617)     0.01      (15,987)      0.25       (11,557)     0.38
  Canceled..............................     (19,735)     0.03      (15,090)      0.54      (174,864)     0.46
                                          ----------     -----     --------      -----     ---------     -----
Outstanding at end of year..............     109,518     $0.31      601,821      $0.50     1,572,690     $0.53
Options exercisable at year end.........      31,574     $0.09       78,902      $0.46       379,968     $0.49
                                          ==========     =====     ========      =====     =========     =====


    The following table summarizes information about stock options outstanding at December 31, 1999:


                                         WEIGHTED-
                                          AVERAGE
                                         REMAINING
                          SHARES      CONTRACTUAL LIFE     SHARES
EXERCISE PRICES         OUTSTANDING      (IN YEARS)      EXERCISABLE
---------------         -----------   ----------------   -----------
$0.01..........             31,858           6.03           25,120
$0.54..........          1,540,832           7.92          354,848
                         ---------                         -------
                         1,572,690                         379,968
                         =========                         =======


    COMMON STOCK WARRANTS

    In connection with a leasing agreement entered into by the Company in 1994 and the issuance of notes payable to a stockholder in 1995, the Company has outstanding warrants for the purchase of 49,243 shares of the Company's common stock at an exercise price of $9.24 per share. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in 2000. The value ascribed to these warrants upon issuance was not significant.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



9. COMMON STOCK (CONTINUED)


    In connection with the issuance of the line and letter of credit in 1998, the Company issued warrants to purchase 46,419 shares of common stock at a price of $8.62 (Note 11). Additionally, in connection with a lease line, the Company is obligated to issue warrants to purchase 5,551 shares of common stock at a price of $8.62 (Note 11).



    In connection with convertible notes payable to stockholders, the Company issued warrants for the purchase of 820,242 shares of common stock at an exercise price of $2.73 per share. The value of the warrants of $1,330,000 was attributed to additional interest expense to be amortized over the stated term of the convertible notes payable. The Company amortized $1,028,533 of the value to interest expense during 1999, in the period prior to conversion. At the date of conversion the unamortized balance of $301,467 was deducted from the value of the Series E-2 redeemable preferred stock as issuance costs.


    STOCK RESTRICTION AGREEMENTS


    The Company has executed stock restriction agreements with certain of its common stockholders. Each agreement gives the Company the right to repurchase, at prices from $0.01 to $0.54 per share, a certain number of shares held by each individual if the respective stockholder ceases to be a director, employee or consultant, as appropriate, of the Company. The purchase option rights lapse at various dates through March 2003. At December 31, 1999 and March 31, 2000, an aggregate of 30,317 and 27,299 shares, respectively, of the Company's outstanding common stock were subject to these repurchase options. In connection with restricted stock issued to non-employees, the Company has recorded compensation expense of $93,051 in 1999 and $21,280 for the three months ended March 31, 2000.


    STOCK ISSUANCE


    Pursuant to the terms of his employment agreement, the Company sold 114,430 shares of its common stock to an officer at a price of $0.01 per share during 1997. Compensation expense recorded relating to this transaction totaled $61,000.



    In June 1997, the Company settled a lawsuit filed by a former officer. Under the terms of the settlement agreement, the Company was required to make severance payments totaling $26,000 during 1997. In addition, a significant stockholder of the Company repurchased 36,069 shares of the Company's common stock held by the former officer on behalf of the Company for $324,000 in cash. Compensation expense recorded relating to this settlement totaled $350,000.



    Pursuant to the terms of two employment agreements, the Company issued 103,487 shares of common stock during 1999. Compensation expense recorded relating to these agreements was $680,160. Additionally, in conjunction with a license agreement, the Company issued 8,327 shares of common stock. The Company recorded expense of $11,410 related to this issuance.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


10. INCOME TAXES

    At December 31, 1998 and 1999, the significant components of the Company's deferred tax assets and liabilties consisted of the following:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1998           1999
                                                    -----------   ------------
Deferred tax assets:
  Investment in affiliate.........................  $        --   $    846,650
  Compensation expense............................           --        679,821
  Acquired intangible assets......................      242,165        483,967
  Net operating loss carryforwards................    7,103,376     10,908,299
  Research and development credit carryforwards...      620,656        918,332
  Other...........................................       75,108         70,584
                                                    -----------   ------------
Total gross deferred tax assets...................    8,041,305     13,907,653
Valuation allowance...............................   (7,938,479)   (13,788,500)
                                                    -----------   ------------
Total deferred tax assets.........................      102,826        119,153
                                                    -----------   ------------

Deferred tax liabilities:

  Depreciation and amortization...................      (63,687)       (85,309)
  Other...........................................      (39,139)       (33,844)
                                                    -----------   ------------
                                                       (102,826)      (119,153)
                                                    -----------   ------------

Net deferred tax assets/liabilities...............  $        --   $         --
                                                    ===========   ============

    The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1999.

    At December 31, 1999, the Company has federal net operating loss carryforwards of approximately $26,000,000 available to reduce future taxable income which expire at various dates between 2007 and 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $600,000 and $500,000, respectively, available to reduce future tax liabilities which expire at various dates between 2008 and 2019.

    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss and tax credit carryforwards which could be utilized annually to offset future taxable income and taxes payable. The amount of the annual limitation is determined based upon the Company's value prior to the ownership change. Subsequent significant ownership changes could further affect the limitation in future years.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


11. COMMITMENTS AND CONTINGENCIES

    LEASE LINES OF CREDIT


    The Company has various equipment leases with repayment terms of 36 months. In connection with one lease agreement entered into in 1997, the Company is obligated to issue warrants to purchase 5,551 shares of common stock at a price of $8.62 per share based on the amount of borrowings under the lease. The value ascribed to these warrants was not significant.


    LEASE FOR FACILITY

    In June 1998, the Company entered into a ten-year noncancelable operating lease, renewable for an additional five years, related to its facility. Rent expense under this lease will be approximately $975,000 per year, plus applicable taxes and operating costs. Pursuant to the terms of the lease, the Company agreed to expend a total of at least $1.5 million over the lease term related to facility improvements, subject to reimbursements from the landlord of $273,098 which was received in 1999 and recorded as an offset to leasehold improvements.

    Commitments under the Company's leases obligations (net of noncancelable sublease income) as of December 31, 1999 are as follows:

                                                       OPERATING     CAPITAL
                                                         LEASES       LEASES
                                                       ----------   ----------
2000.................................................  $  750,350   $  638,803
2001.................................................     862,850      575,513
2002.................................................     975,350      380,791
2003.................................................     975,350           --
2004.................................................     975,350           --
Thereafter...........................................   3,332,445           --
                                                       ----------   ----------
Total minimum lease payments.........................  $7,871,695   $1,595,107
                                                       ==========
Less amount representing interest....................                  201,813
                                                                    ----------
Present value of capital lease obligations...........               $1,393,294
                                                                    ==========


    Total rent expense (net of sublease income of $225,000 in 1999) under operating leases in effect was $322,000, $1,317,334 and $1,320,970 for the years ended December 31, 1997, 1998 and 1999, respectively and $295,150 for the three months ended March 31, 2000.


    LINE OF CREDIT, LETTER OF CREDIT AND RESTRICTED CASH

    In July 1998, the Company obtained a $1.2 million line of credit, available through March 1999, from a bank. Drawdowns may be in the form of equipment loans or bridge loans and interest is variable. As of December 31, 1998, the Company had drawn down approximately $600,000 of this line of which $300,000 was under the equipment line and $300,000 was in the form of a bridge loan. This line of credit was amended in June 1999 so that all future borrowings are in the form of bridge loans

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


11. COMMITMENTS AND CONTINGENCIES (CONTINUED) and repayment of all bridge loans are extended to June 2000. The payment terms of the $300,000 equipment loan outstanding at December 31, 1998 were not modified and are payable in 33 monthly installments commencing March 1999. As of December 31, 1999 interest accrues on the outstanding equipment loan at 9%. During 1999, the balance outstanding under the bridge loans was repaid. In order to secure the facility lease, the Company also obtained a $2 million letter of credit from this same bank which is automatically renewable on an annual basis through June 2009. These obligations are being secured by $1 million of restricted cash, subject to certain reductions after the second year of the lease, and substantially all of the Company's assets excluding intellectual property.


    In connection with the original obligations entered into during 1998, the Company issued a fully vested five-year warrant to the bank to purchase 46,419 shares of its common stock at a price of $8.62 per share. The value ascribed to this warrant was not significant. In connection with the 1999 amendment, the Company issued a fully vested, five-year warrant for the purchase of 43,920 shares of Series E redeemable convertible preferred stock at an exercise price of $2.73. The value ascribed to this warrant of $88,000 is being recorded as additional interest expense over the period of the extension.


    NOTES PAYABLE

    During 1998 and 1999, the Company received cash proceeds totaling $3,284,999 and $4,665,000, respectively, pursuant to the issuance of unsecured convertible notes payable to stockholders primarily at an interest rate of 8.25%. All principal and accrued interest of $326,403 under these notes were converted to Series E and Series E-2 redeemable convertible preferred stock in 1999.

    OTHER AGREEMENTS


    The Company has entered into various license agreements and research and development funding agreements to support its research and development activities. Certain of these license agreements contain provisions for future royalties to be paid on sales of products developed under these agreements. In conjunction with entering into one license agreement in 1999, the Company issued 8,327 shares of common stock (Note 9) and fully vested options to purchase 15,464 shares of common stock for which the Company recorded expense of $18,000. Additionally, the Company has co-marketing agreements with various parties under which revenues may be earned by either party.


    Funding commitments under research and development agreements are approximately $438,644 over the next three to five years.

    The Company entered into separation agreements with certain employees and one officer. In connection with these agreements, the Company paid severance of $193,665 in 1999 and had an accrued balance of $81,291 at December 31, 1999.

12. EMPLOYEE SAVINGS PLAN

    In December 1995, the Company adopted an employee savings plan under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan covers substantially all employees of the

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)


12. EMPLOYEE SAVINGS PLAN (CONTINUED)
Company and allows them to defer a portion of their annual compensation on a pre-tax basis. Company contributions under the 401(k) Plan are made at the discretion of the Board of Directors in amounts determined by the Board. No contributions were made to the 401(k) Plan by the Company during the years ended December 31, 1997, 1998 and 1999.

13. RELATED PARTY TRANSACTIONS

    Upon the closing of the Series B redeemable convertible preferred stock sale in 1997, the Company paid $250,000 in cash to an officer as compensation for arranging the financing.

    The Company maintains annually renewable consulting agreements under which scientific advisory services are provided to the Company by several individual stockholders. Cash expenses under these contracts totaled $64,000, $198,000 and $210,000 in each of the years ended December 31, 1997, 1998 and 1999, respectively. The Company also grants options to these scientific advisors (Note 9).


14. SUBSEQUENT EVENTS



    EXERCISE OF WARRANTS



    In May 2000, warrant holders exercised warrants to purchase 610,949 shares of the Company's Series E preferred stock and 275,066 shares of common stock warrants, both at exercise prices of $2.73 per share. Net cash proceeds to the Company aggregated $2.4 million.



    EMPLOYEE STOCK PURCHASE PLAN



    On May 15, 2000, the Board of Directors approved the Variagenics, Inc. 2000 Employee Stock Purchase Plan, subject to stockholder approval. This plan allows employees of the Company to purchase common stock through payroll deductions for 85% of fair market value. The Board of Directors authorized reserving
475,800 shares of common stock for issuance under this plan.



    STOCK AND OPTIONS ISSUED



    In conjunction with entering into a license agreement with an academic institution in June 2000, the Company issued 35,685 shares of common stock. The Company will record an expense of $0.4 million in the second quarter of 2000 related to this agreement. Also in May and June 2000, the Company issued 135,603 common stock options to employees and directors at an exercise price of $3.78. As the exercise price is lower than the fair value of the underlying stock on the grant date the Company will record deferred compensation of $1.2 million in the second quarter to be amortized over the future vesting period.



    STOCK SPLIT



    On June 15, 2000, the Board of Directors of the Company authorized a 1.1895 to 1 stock split. All share and per share information have been retroactively restated to reflect the stock split.

                               VARIAGENICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                       (INFORMATION AS OF MARCH 31, 2000
                         AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1999 AND 2000 IS UNAUDITED)



14. SUBSEQUENT EVENTS (CONTINUED)


    ALLIANCE AGREEMENT



    In June 2000, the Company entered into an alliance agreement with Waters Technologies Corporation ("Waters"), a life science company, whereby Waters will manufacture, distribute and sell consumable reagent kits for use in the Company's NuCleave DNA analysis system. Under the terms of a related stock purchase agreement, an affiliate of Waters will make a direct investment of $7.5 million in the Company at the time of the Company's initial public offering ("IPO") at the offering price per share. In addition, the agreement provides for payments of up to $7.0 million and royalties to the Company on sales of the kits. At the Company's IPO, the Company will issue to Waters common stock warrants equal to 15% of the shares purchased by Waters in the direct investment. The value of the warrants at issuance will be recorded as a reduction of the revenue recognized by the Company.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.


SEC registration fee........................................  $   26,400
NASD filing fee.............................................      10,500
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees...........................      10,000
Accounting fees and expenses................................     325,000
Legal fees and expenses.....................................     375,000
Printing and mailing expenses...............................     150,000
Miscellaneous...............................................      98,100
                                                              ----------
    Total...................................................  $1,100,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.


    Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding shares of common stock issued and options and warrants granted by the Registrant in the three years preceding the filing of this Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

    A. CERTAIN STOCK OPTION GRANTS

    The Registrant from time to time has granted stock options to employees, consultants and directors in reliance upon exemption from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:


                                                                       AVERAGE
                                                                       WEIGHTED
                                                            NUMBER     EXERCISE
                                                           OF SHARES    PRICE
                                                           ---------   --------
January 1, 1997 to December 31, 1997.....................    128,763    $0.23
January 1, 1998 to December 31, 1998.....................    523,380    $0.54
January 1, 1999 to December 31, 1999.....................  1,157,290    $0.54
January 1, 2000 to March 31, 2000........................  1,090,555    $1.18


    B. ISSUANCES OF CAPITAL STOCK AND WARRANTS


    1. In March 1997, we issued 5,948 shares of our common stock to a public relations firm in exchange for services rendered.

    2. In June 1997, we sold 2,240,482 shares of Series B redeemable convertible preferred stock to 6 accredited investors at a price of $5.42 per share and raised $12,148,878 in gross proceeds from the offering.



    3. In June 1997, we issued warrants to purchase 7,080 shares of our common stock at an exercise price of $7.77 per share to a leasing company in connection with a lease financing.



    4. In July 1997, we issued 114,430 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, as compensation for services.



    5. In September 1997, we issued 92,209 shares of Series C convertible preferred stock valued at $420,345 to Avitech Diagnostics, Inc. in connection with our acquisition of certain Avitech net assets.



    6. From time to time in 1997, we issued a total of 140,787 shares of our common stock to certain of our employees and consultants in consideration for services rendered to us.



    7. In March 1998, we issued 38,064 shares of restricted stock to Anne L. Bailey, our Vice President, Diagnostic and Process Development, at a price of $0.54 per share.



    8. In March 1998, we issued 8,921 shares of our common stock to our legal counsel as compensation for services rendered.



    9. In May 1998, we issued 11,895 shares of our common stock to a licensing collaborator in exchange for services performed.



    10. In July 1998, we issued warrants to purchase 46,419 shares of our common stock at an exercise price of $8.62 per share to a lender in connection with a financing.



    11. In March 1999, we issued 8,327 shares of our common stock to a licensing collaborator in exchange for services performed.



    12. In May 1999, we issued warrants to purchase 5,551 shares of our common stock at a price of $8.62 per share to a leasing company in connection with an equipment lease transaction.



    13. In June 1999, we issued warrants for the purchase of 43,920 shares of Series E redeemable convertible preferred stock to a lender at an exercise price of $2.73 per share in connection with a bridge financing.



    14. In July 1999, we issued 380,640 shares of Series D redeemable convertible preferred stock to MDS Capital at a price of $2,73 per share in exchange for MDS Capital's shares of Series A preferred stock of Nova Molecular, Inc.



    15. In July 1999, we issued 14,274 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, as compensation for services.



    16. In July 1999, we sold an aggregate of 4,219,857 shares of Series E redeemable convertible preferred stock to 7 accredited investors and 2,734,142 shares of Series E-2 redeemable convertible preferred stock to 6 accredited investors at a price of $2.73 per share. We also issued warrants for the purchase of up to 1,265,957 shares of Series E preferred and 820,242 shares of common stock at an exercise price of $2.73 per share. The purchasers of Series E redeemable convertible preferred stock received warrants to purchase Series E redeemable convertible preferred stock and those purchasing Series E-2 redeemable convertible preferred stock received warrants to purchase our common stock. We raised approximately $19,000,000 in gross proceeds from the offering.



    17. In September 1999, we issued 89,213 shares of restricted stock to Taylor
J. Crouch, our President and Chief Executive Officer, at a purchase price of $0.01 per share and in consideration for services rendered to us.

    18. In January 2000, we issued 6,536 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, in connection with his departure from us.



    19. In March 2000, we sold an aggregate of 4,664,705 shares of Series F redeemable convertible preferred stock to 16 accredited investors at a price of $4.29 per share. We raised approximately $20,000,000 in gross proceeds from the offering.



    20. In June 2000, we issued 42,661 shares of our common stock to an academic institution in connection with entering into a license agreement.


    The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


     EXHIBIT NO.        DESCRIPTION
---------------------   ------------------------------------------------------------
         *1             Form of Underwriting Agreement

         #3.1           Certificate of Incorporation of the Company, as amended

         *3.2           Restated Certificate of Incorporation of the Company, to be
                        effective immediately prior to the closing of this offering

         #3.3           Bylaws of the Company

         *3.4           Restated Bylaws of the Company, to be effective immediately after the closing of this offering

          3.5           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation

          3.6           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation

         *4.1           Specimen certificate for shares of common stock

         *5             Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C.

         10.1           Amended 1997 Employee, Director and Consultant Stock Option
                        Plan

        #10.2           Lease Agreement between 205 Broadway Realty Trust and the
                        Company, dated May 15, 1998.

        #10.3 Amendment to Loan Documents, dated as of June 24, 1999, by and between the Company and Imperial Bank.

        #10.4 Loan Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.5 General Security Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.6 Employment Agreement, dated March 18, 1999, by and between the Company and Taylor J. Crouch.

     EXHIBIT NO.        DESCRIPTION
---------------------   ------------------------------------------------------------
        #10.7           Employment Agreement, dated January 27, 1998, by and between the Company and Anne L. Bailey.

        #10.8           Employment Agreement, dated July 1, 1998, by and between the
                        Company and Colin W. Dykes, Ph.D.

        #10.9           Employment Agreement, dated January 21, 2000, by and between the Company and Bruce Maloff, Ph.D.

        #10.10 Employment Agreement, dated March 15, 1993, by and between the Company and Vincent Stanton, Jr., M.D.

        #10.11 Employment Agreement, dated December 23, 1998, by and between the Company and Richard P. Shea.

      #**10.12          Alliance Agreement, dated August 2, 1999, by and between the
                        Company and Covance, Inc.

      #**10.13          Marketing Alliance Agreement, dated as of December 1, 1998, by and between the Company and Quintiles Transnational Corp.

      #**10.14          Co-Marketing of Services Agreement, dated as of July 27,
                        1999, by and between the Company and NMI.

         10.15          2000 Employee Stock Purchase Plan.

         10.16 Consulting Agreement, dated April 17, 2000, by and between the Company and Alan C. Houston, M.D.

       **10.17          Collaboration Agreement, dated May 24, 2000, between the
                        Company and Bruker Daltonics, Inc.

       **10.18 Strategic Alliance Agreement, dated June 21, 2000, between the Company and Waters Technologies Corporation.

         10.19          Standstill Agreement, dated June 21, 2000, between the
                        Company and Waters Investments Limited.

         10.20          Form of Warrant to Purchase Stock.

         10.21          Stock Purchase Agreement, dated June 21, 2000, between the
                        Company and Waters Investment Limited.

         23.1           Consent of PricewaterhouseCoopers LLP.

        *23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5).

         24             Power of Attorney (included at page II-6).

        #27             Financial Data Schedule.


------------------------


*   To be filed by amendment.


** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act.


#  Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 26th day of June, 2000.


                                                       VARIAGENICS, INC.

                                                       By:             /s/ TAYLOR J. CROUCH
                                                            -----------------------------------------
                                                                        Taylor J. Crouch,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Variagenics, Inc., hereby severally constitute and appoint Taylor J. Crouch and Richard P. Shea and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.


                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                /s/ TAYLOR J. CROUCH                   President, Chief Executive
     -------------------------------------------         Officer and Director            June 26, 2000
                  Taylor J. Crouch                       (principal executive officer)

                          *                            Chief Financial Officer and
     -------------------------------------------         Treasurer (principal financial  June 26, 2000
                   Richard P. Shea                       and accounting officer)

                          *
     -------------------------------------------       Director                          June 26, 2000
                David Housman, Ph.D.

                          *
     -------------------------------------------       Director                          June 26, 2000
          Philippe O. Chambon, M.D., Ph.D.

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                          *
     -------------------------------------------       Director                          June 26, 2000
                   Mark P. Carthy

                          *
     -------------------------------------------       Director                          June 26, 2000
             Jean-Francois Formela, M.D.

                          *
     -------------------------------------------       Director                          June 26, 2000
                 Martin A. Vogelbaum

                          *
     -------------------------------------------       Director                          June 26, 2000
                  David A. Shotland

     -------------------------------------------       Director                          June 26, 2000
               William A. Scott, Ph.D.

               /s/ ANTHONY WILD, PH.D.
     -------------------------------------------       Director                          June 26, 2000
                 Anthony Wild, Ph.D.



* By executing his name hereto on June 26th, 2000, Taylor J. Crouch is signing this Registration Statement on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



By:                /s/ TAYLOR J. CROUCH
          --------------------------------------
                     Taylor J. Crouch
                     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
         *1             Form of Underwriting Agreement.

          3.1           Certificate of Incorporation of the Company, as amended.

         *3.2           Restated Certificate of Incorporation of the Company, to be
                        effective immediately prior to the closing of this offering.

         #3.3           Bylaws of the Company.

         *3.4           Restated Bylaws of the Company, to be effective immediately after the closing of this offering.

          3.5           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation.

          3.6           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation.

         *4.1           Specimen certificate for shares of common stock.

         *5             Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C.

         10.1           Amended 1997 Employee, Director and Consultant Stock Option
                        Plan.

        #10.2           Lease Agreement between 205 Broadway Realty Trust and the
                        Company, dated May 15, 1998.

        #10.3 Amendment to Loan Documents, dated as of June 24, 1999, by and between the Company and Imperial Bank.

        #10.4 Loan Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.5 General Security Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.6 Employment Agreement, dated March 18, 1999, by and between the Company and Taylor J. Crouch.

        #10.7           Employment Agreement, dated January 27, 1998, by and between the Company and Anne L. Bailey.

        #10.8           Employment Agreement, dated July 1, 1998, by and between the
                        Company and Colin W. Dykes, Ph.D.

        #10.9           Employment Agreement, dated January 21, 2000, by and between the Company and Bruce Maloff, Ph.D.

        #10.10 Employment Agreement, dated March 15, 1993, by and between the Company and Vincent P. Stanton, Jr., M.D.

        #10.11 Employment Agreement, dated December 23, 1998, by and between the Company and Richard P. Shea.

      #**10.12          Alliance Agreement, dated August 2, 1999, by and between the
                        Company and Covance, Inc.

      #**10.13          Marketing Alliance Agreement, dated as of December 1, 1998, by and between the Company and Quintiles Transnational Corp.

      #**10.14          Co-Marketing of Services Agreement, dated as of July 27,
                        1999, by and between the Company and NMI.

         10.15          2000 Employee Stock Purchase Plan.

         10.16 Consulting Agreement, dated April 17, 2000, by and between the Company and Alan C. Houston, M.D.

       **10.17          Collaboration Agreement, dated May 24, 2000, between the
                        Company and Bruker Daltonics, Inc.

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
       **10.18          Strategic Alliance Agreement, dated June 21, 2000, between the Company and Waters Technologies Corporation.

         10.19          Standstill Agreement, dated June 21, 2000, between the
                        Company and Waters Investments Limited.

         10.20          Form of Warrant to Purchase Stock.

         10.21          Stock Purchase Agreement, dated June 21, 2000, between the
                        Company and Waters Investment Limited.

         23.1           Consent of PricewaterhouseCoopers LLP.

        *23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5).

         24             Power of Attorney (included at page II-6).

        #27             Financial Data Schedule.


------------------------


*   To be filed by amendment.


** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.


#  Previously filed.